Filed pursuant to Rule 424(b)(3)
Registration No. 333-278633

PROSPECTUS

Montana Technologies Corporation
21,557,612 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
56,111,235 Shares of Class A Common Stock
11,125,000 Warrants

This prospectus relates to the issuance by Montana Technologies Corporation (“we,” “us,” “our,” the “Company,” “Registrant,” and “Montana”) of an aggregate of up to 21,557,612 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of (i) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of 11,125,000 warrants (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.00 per Private Placement Warrant in connection with the initial public offering (the “IPO”) of Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“XPDB”), by the holders thereof, and (ii) up to 10,432,612 shares of Class A Common Stock that are issuable upon the exercise of 10,432,612 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO at a price of $10.00 per unit, with each unit consisting of one share of XPDB’s Class A common stock and one-half of one Public Warrant. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 56,111,235 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to Legacy Montana (as defined below) unitholders in connection with the Business Combination (as defined below) at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,807,647 shares of Class A Common Stock issued to the Investors in connection with the Business Combination upon the conversion of Montana Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 356,974 shares of Class A Common Stock issuable upon the exercise of Company Options issued to Legacy Montana option holders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) issued in connection with the Business Combination (as defined below) at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (e) up to 6,827,969 shares of Class A Common Stock issued to the Sponsor upon the conversion of 6,827,969 shares of Class B common stock, par value $0.0001 per share, of XPDB (“Founder Shares”) in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the initial public offering of XPDB (the “XPDB IPO”), by XPDI Sponsor II LLC (the “Sponsor”), (f) up to 90,000 shares of Class A Common Stock issued to former independent directors of XPDB (the “Former Independent Directors”) upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (g) up to 269,531 shares of Class A Common Stock issued to certain anchor investors in the XPDB IPO (the “Anchor Investors”) in connection with the consummation of the Business Combination, which shares were purchased from the Sponsor at a purchase price $0.004 per share concurrently with the consummation of the Business Combination, by certain of the Selling Securityholders named in this prospectus, (h) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (i) up to 588,235 shares of Class A Common Stock issued in the Pre-Closing PIPE Subscription Agreement (as defined below) at a purchase price of $8.50 per share by the Pre-Closing PIPE Investor (as defined below), and (j) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE (as defined below) at a purchase price of $10.00 per share by the June 2024 PIPE Investors (as defined below) and (ii) up to 11,125,000 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $247.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

The Selling Securityholders can sell, under this prospectus, up to (a) 56,111,235 shares of Class A Common Stock constituting approximately 72.6% of our issued and outstanding shares of Common Stock and approximately 182.8% of our issued and outstanding shares of Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants), in each case, as of June 25, 2024 and (b) 11,125,000 Warrants constituting approximately 51.6% of our issued and outstanding Warrants as of June 25, 2024. The three Selling Securityholders that beneficially own the largest number of shares that may be sold under this prospectus can sell up to (a) 42,175,039 shares of Class A Common Stock, constituting approximately 54.5% of our issued and outstanding shares of Common Stock (assuming the exercise of all of our Warrants) as of June 25, 2024 and (b) 8,900,000 Warrants constituting approximately 41.3% of our issued and outstanding Warrants as of June 25, 2024. Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities.

The Sponsor beneficially owned approximately 19.8% of the number of shares of Common Stock issued and outstanding immediately following consummation of the Business Combination (including the redemption of shares of Class A common stock of XPDB in connection with the consummation of the Business Combination and assuming exercise of all of the Warrants), which shares of Class A Common Stock are registered for resale pursuant to this prospectus. The Sponsor will be able to sell all such registered shares (subject to contractual lockups) for so long as the registration statement of which this prospectus forms a part is available for use. See “Beneficial Ownership” and “Selling Securityholders” for additional details on the Sponsor’s beneficial ownership. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $11.60 on June 25, 2024, (i) the Sponsor may experience potential profit of up to $11.596 per Founder Share (or approximately $79.2 million in the aggregate based on the Sponsor’s beneficial ownership of 6,827,969 Founder Shares) with respect to sales of Class A Common Stock based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share, (ii) the Former Independent Directors may experience potential profit of up to $11.60 per share (or approximately $1.0 million in the aggregate based on the Former Independent Directors’ beneficial ownership of 90,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Former Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to XPDB, (iii) the Anchor Investors may experience potential profit of up to $11.596 per share (or approximately $3.1 million in the aggregate based on the Anchor Investors’ beneficial ownership of 269,531 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Anchor Investors’ initial purchase price of $0.004 per Founder Share, (iv) the Investors may experience potential profit of up to $3.10 per share (or approximately $18.0 million in the aggregate based on the Investors beneficial ownership of 5,807,647 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Investors’ initial effective purchase price of $8.50 per share of Class A Common Stock, (v) the Pre-Closing PIPE Investor may experience potential profit of up to $3.10 per share (or approximately $1.8 million in the aggregate based on the Pre-Closing PIPE Investor’s beneficial ownership of 588,235 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Pre-Closing PIPE Investor’s initial purchase price of $8.50 per share of Class A Common Stock and (vi) the June 2024 PIPE Investors may experience potential profit of up to $1.60 per share (or approximately $2.0 million in the aggregate based on the June 2024 PIPE Investors’ beneficial ownership of 1,238,500 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the June 2024 PIPE Investor’s initial purchase price of $10.00 per share of Class A Common Stock. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor and the Pre-Closing PIPE Investor purchased shares of Class A Common Stock.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock.

We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “AIRJ” and “AIRJW,” respectively. On June 25, 2024, the closing price of our Class A Common Stock was $11.60 and the closing price for our Public Warrants was $1.46.

Our business and investment in our securities involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to (i) up to 56,111,235 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to Legacy Montana unitholders in connection with the Business Combination (as defined below) at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,807,647 shares of Class A Common Stock issued to the Investors in connection with the Business Combination (as defined below) upon the conversion of Montana Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 356,974 shares of Class A Common Stock issuable upon the exercise of Company Options issued to Legacy Montana option holders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B Common Stock issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (e) up to 6,827,969 shares of Class A Common Stock issued to the Sponsor upon the conversion of 6,827,969 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the XPDB IPO by the Sponsor, (f) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (g) up to 269,531 shares of Class A Common Stock issued to the Anchor Investors in connection with the consummation of the Business Combination, which shares were purchased from the Sponsor at a purchase price $0.004 per share concurrently with the consummation of the Business Combination, by certain of the Selling Securityholders named in this prospectus, (h) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, and (i) up to 588,235 shares of Class A Common Stock issued in the Pre-Closing PIPE Subscription Agreement at a purchase price of $8.50 per share by the Pre-Closing PIPE Investor (j) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors and (ii) up to 11,125,000 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Class A Common Stock issuable upon the exercise of the Warrants.

We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive up to approximately $247.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

In accordance with the terms of, and transactions contemplated by, the Agreement and Plan of Merger dated as of June 5, 2023 (as amended on February 5, 2024, the “Merger Agreement”), by and among Legacy Montana (as defined below), XPDB, and XPDB Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of XPDB (“Merger Sub”), Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving such merger and, along with the other transactions contemplated by the Merger Agreement (the “Business Combination” and, together with other transactions contemplated by the Merger Agreement, the “Transactions”), was consummated as contemplated by the Merger Agreement on March 14, 2024. In connection with the Business Combination, XPDB changed its name to “Montana Technologies Corporation.”

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business (including, but not limited to, our AirJoule technology and units). Our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable®,™ and℠ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Montana” refer to the consolidated operations of Montana Technologies Corporation and its subsidiaries. References to “XPDB” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Montana” refer to Montana Technologies, LLC prior to the consummation of the Business Combination. All references herein to the “Board” refer to the board of directors of the Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•        the ability to maintain the listing of Montana’s securities on the Nasdaq;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        the enforceability of Montana’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others;

•        the price of Montana’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Montana plans to operate, variations in performance across competitors, and changes in laws and regulations, or changes in the implementation of regulations by regulatory bodies, affecting Montana’s business;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather (including weather influenced by climate change), demographic trends and employee availability;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, including the possibility of cost overruns or unanticipated expenses in development programs, and the ability to identify and realize additional opportunities;

•        our ability to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others;

•        any defects in new products or enhancements to existing products; and

•        other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment and a competitive industry. New risks and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement we may make in this prospectus. As a result of these factors, although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from our expectations. We qualify all of our forward-looking statements by these cautionary statements. You should read this prospectus and the documents that have been filed as exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of Montana may be materially different from what is expected.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.

Overview

Montana is an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing heating, ventilation and air conditioning (“HVAC”) systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC, as well as a potential source of potable water. Montana is focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

The Business Combination and Related Transactions

On June 5, 2023, XPDB entered into the Merger Agreement with Merger Sub and Legacy Montana, pursuant to which Merger Sub would merge with and into Legacy Montana, with Legacy Montana surviving the merger as a wholly owned subsidiary of the Company. On March 14, 2024 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving the merger as a wholly owned subsidiary of XPDB (the “Closing”). In connection with the consummation of the Transactions, the Company changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

On March 8, 2024, in connection with the Business Combination, XPDB entered into a subscription agreement (the “Pre-Closing PIPE Subscription Agreement”) with a certain investor (the “Pre-Closing PIPE Investor”), pursuant to which, among other things, the Pre-Closing PIPE Investor agreed to subscribe for and purchase from XPDB, and XPDB agreed to issue and sell to the Pre-Closing PIPE Investor, an aggregate of 588,235 newly issued shares of Class A Common Stock (the “Committed Shares”) on the terms and subject to the conditions set forth therein. On March 14, 2024, in connection with the Business Combination, the Company consummated the issuance and sale of the Committed Shares to the Pre-Closing PIPE Investor. At the one-year anniversary of the Closing of the Business Combination, the Pre-Closing PIPE Investor is eligible to receive up to 840,336 additional newly issued shares of Class A Common Stock at no additional cost, subject to certain conditions set forth in the Pre-Closing PIPE Subscription Agreement.

On March 14, 2024, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Montana, Sponsor, and certain other holders of Montana capital stock entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Montana agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of Closing or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 30 days after the execution of the Registration Rights Agreement. At any time and from time to time when an effective shelf registration is on file with the SEC, certain stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25.0 million. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

On March 14, 2024, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Montana, the Sponsor and certain other holders of Montana capital stock entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which the parties will be subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the Merger Consideration (as defined below) beginning at the Closing and ending on the date that is six months after the completion of the Business Combination, and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination. Following the execution of the Lock-Up Agreements in connection with the Closing, a total of approximately 32,382,023 shares of the issued and outstanding Class A Common Stock were subject to the restrictions of the Lock-Up Agreements.

Recent Developments

Private Placement

On June 5, 2024, Montana entered into subscription Agreements (the “June 2024 PIPE Subscription Agreements”) with certain investors (the “June 2024 PIPE Investors”), pursuant to which, among other things, the June 2024 PIPE Investors agreed to subscribe for and purchase from Montana, and Montana agreed to issue and sell to the June 2024 PIPE Investors, an aggregate of 1,238,500 newly issued shares of Class A Common Stock for $10.00 per share (the “June 2024 PIPE”). The June 2024 PIPE Subscription Agreements entitle the June 2024 PIPE Investors to registration rights with respect to the shares of Class A Common Stock they received.

Cashless Exercise of Warrants

Pursuant to the terms of the Public Warrants, if a registration statement covering the sale of the shares of common stock underlying the warrants was not effective by June 10, 2024, holders of the Warrants were permitted to surrender all or a portion of their Warrants. On June 10, 2024 and June 11, 2024, we received cashless exercise notices from Warrant holders with respect to an aggregate of 3,942,388 Warrants. The average closing price for the previous ten trading days was $14.019 and $13.613 as of June 10, 2024 and June 11, 2024, respectively, which resulted in an aggregate of 705,758 shares of Class A Common Stock being issued to settle such Warrant exercises. As of June 25, 2024, we have 10,443,612 Public Warrants outstanding that may be exercised at $11.50 per warrant. If our stock price exceeds $11.50 per share prior to this registration statement being declared effective, we may receive additional notices from our Public Warrant holders to surrender all or a portion of their Warrants for exercise on a cashless basis.

Summary Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 6. Such risks include, but are not limited to, the following:

•        We are a pre-revenue and development-stage company that has a limited operating history and has not yet commenced any operations, which could make it difficult to make any predictions about our future success or viability.

•        We may be unable to successfully develop and commercialize our AirJoule technology.

•        Our commercialization strategy relies heavily on our relationships with BASF, CATL, Carrier, GE Vernova and other third parties and partners who may not be easily replaced if our relationships terminate.

•        Demand for our products may not grow or may grow at a slower rate than we anticipate.

•        We are subject to risks associated with changing technology, product innovation, manufacturing techniques and operational flexibility, which may put us at a competitive disadvantage.

•        We may face significant competition from established companies that have longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

•        The estimates and assumptions we use to determine the size of the total addressable market (“TAM”) are based on a number of internal and third-party estimates, which may be incorrect and such inaccuracy could materially and adversely affect our business.

•        We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs related to potential litigation or expensive licenses.

•        We may be subject to cyberattacks or a failure in our information technology and data security infrastructure that could adversely affect our business and operations.

•        Increased scrutiny of environmental, social, and governance (“ESG”) matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

•        Our business may be affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, climate change, including the increased frequency or severity of natural and catastrophic events, changes in climate change policies and COVID-19 and any future widespread public health crisis may negatively impact our business and operations.

•        Our business is subject to liabilities and operating restrictions arising from environmental, health and safety (“EHS”) laws, regulations and permits across multiple jurisdictions.

•        We may incur higher costs, including costs to comply with new or more stringent EHS laws and regulations, which may decrease our profitability.

•        Our failure to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

Corporate Information

We were incorporated under the laws of the state of Delaware on March 23, 2021 under the name “Power & Digital Infrastructure Acquisition II Corp.” Upon the Closing, we changed our name to “Montana Technologies Corporation.” Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively. Our principal executive offices are located at 34361 Innovation Drive, Ronan, MT 59864, and our telephone number is (800) 942-3083. Our website address is https://mt.energy/. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the XPDB IPO. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Shares of Class A Common Stock offered by us	21,557,612 shares of Class A Common Stock issuable upon exercise of the Warrants.
Shares of Class A Common Stock offered by the Selling Securityholders	56,111,235 shares of Class A Common Stock.
Warrants offered by the Selling Securityholders	11,125,000 Warrants.
Shares of Common Stock outstanding prior to this offering	55,767,670 shares of Common Stock (as of June 25, 2024).
Shares of Class A Common Stock underlying outstanding warrants prior to this Offering	21,557,612 (as of June 25, 2024).
Exercise price per Warrant	$11.50.
Use of proceeds

We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive up to approximately $247.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

Risk factors

You should carefully read the “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Class A Common Stock	“AIRJ”
Nasdaq symbol for our Warrants	“AIRJW”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock and Public Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Public Warrants to fall.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 56,111,235 shares of Class A Common Stock, constituting approximately 72.6% of our issued and outstanding shares of Class A Common Stock and approximately 182.8% of our issued and outstanding shares of Class A Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants), in each case, as of June 25, 2024, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to Legacy Montana unitholders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,807,647 shares of Class A Common Stock issued to the Investors in connection with the Business Combination (as defined below) upon the conversion of Montana Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 356,974 shares of Class A Common Stock issuable upon the exercise of Company Options issued to Legacy Montana option holders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B Common Stock issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (e) up to 6,827,969 shares of Class A Common Stock issued to the Sponsor upon the conversion of 6,827,969 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the XPDB IPO by the Sponsor, (f) up to 90,000 shares of Class A Common Stock issued to the Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (g) up to 269,531 shares of Class A Common Stock issued to the Anchor Investors in connection with the consummation of the Business Combination, which shares were purchased from the Sponsor at a purchase price $0.004 per share concurrently with the consummation of the Business Combination, by certain of the Selling Securityholders named in this prospectus, (h) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, and (i) up to 588,235 shares of Class A Common Stock issued in the Pre-Closing PIPE Subscription Agreement at a purchase price of $8.50 per share by the Pre-Closing PIPE Investor, (j) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors and (ii) up to 11,125,000 Private Placement Warrants constituting approximately 51.6% of our issued and outstanding Warrants, which Private Placement Warrants were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Public Warrants.

The Sponsor beneficially owned approximately 19.8% of the number of shares of Common Stock issued and outstanding immediately following consummation of the Business Combination (including the redemption of shares of Class A common stock of XPDB in connection with the consummation of the Business Combination and assuming exercise in full of the Warrants), which shares of Class A Common Stock are registered for resale pursuant to this prospectus. The Sponsor will be able to sell all such registered shares (subject to contractual lockups) for so long as the registration statement of which this prospectus forms a part is available for use. See “Beneficial Ownership” and “Selling Securityholders” for additional details on the Sponsor’s beneficial ownership. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Warrants.

Certain existing stockholders, including certain of the Selling Securityholders, purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the Selling Securityholders, acquired, or may acquire, shares of our Common Stock or Warrants at prices below the current trading price of our Class A Common Stock, and may experience a positive rate of return based on the current trading price. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $11.60 on June 25, 2024, (i) the Sponsor may experience potential profit of up to $11.596 per share (or approximately $79.2 million in the aggregate based on the Sponsor’s beneficial ownership of 6,827,969 Founder Shares) with respect to sales of Class A Common Stock based on the Sponsor’s initial purchase price of approximately $0.004 per Founder Share, (ii) the Former Independent Directors may experience potential profit of up to $11.60 per share (or approximately $1.0 million in the aggregate based on the Former Independent Directors’ beneficial ownership of 90,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Former Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to XPDB, (iii) the Anchor Investors may experience potential profit of up to $11.596 per share (or approximately $3.1 million in the aggregate based on the Anchor Investors’ beneficial ownership of 269,531 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Anchor Investors’ initial purchase price of $0.004 per Founder Share, (iv) the Investors may experience potential profit of up to $3.10 per share (or approximately $18.0 million in the aggregate based on the Investors beneficial ownership of 5,807,647 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Investors’ initial effective purchase price of $8.50 per share of Class A Common Stock and (v) the Pre-Closing PIPE Investor may experience potential profit of up to $3.10 per share (or approximately $1.8 million in the aggregate based on the Pre-Closing PIPE Investor’s beneficial ownership of 588,235 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Pre-Closing PIPE Investor’s initial purchase price of $8.50 per share of Class A Common Stock and (vi) the June 2024 PIPE Investors may experience a potential profit of up to $1.60 per share (or approximately $2.0 million in the aggregate based on the June 2024 PIPE Investors’ beneficial ownership of 1,238,500 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the June 2024 PIPE Investor’s initial purchase price of $10.00 per share of Class A Common Stock. Additionally, at the one-year anniversary of the closing of the Business Combination, the Pre-Closing PIPE Investor is eligible to receive up to 840,336 additional newly issued shares of Class A Common Stock at no additional cost, subject to certain conditions set forth in the Pre-Closing PIPE Subscription Agreement. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor and the Pre-Closing PIPE Investor purchased shares of Class A Common Stock.

Our Warrants are exercisable for shares of Class A Common Stock, which exercises will increase the number of shares of Class A Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.

The outstanding Warrants to purchase an aggregate of 21,557,612 shares of Class A Common Stock became exercisable on April 13, 2024. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per whole share. Warrants may be exercised only for a whole number of shares of Class A Common Stock. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A Common Stock.

On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

Risks Related to Our Business and Our Industry

We have not yet commenced planned business line activities and have a limited operating history, which may make it difficult to evaluate the prospects for our future viability. There is no assurance that we will successfully execute our proposed strategy.

We are a pre-revenue and development-stage company. We were established as Montana Technologies LLC in 2018, have not commenced any operations and have no history of commercializing our AirJoule technology. Our limited operating history may make it difficult for you to evaluate our current business and future prospects as we continue to grow our business. Our ability to forecast future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and we will continue to encounter such risks and uncertainties as we grow our business. If our assumptions regarding these uncertainties are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Consequently, any predictions we make about our future success and our viability may not be as accurate as they could be if we had an operating history.

We will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

After we have successfully developed and commercialized our AirJoule technology, we will initially depend on revenue generated from our AirJoule units for the foreseeable future and will be significantly dependent on a single or limited number of products. Given that, for the foreseeable future, our business will depend on a single or limited number of products, to the extent that a particular product is not well-received by the market, our sales volume, prospects, business, results of operations and financial condition could be materially and adversely affected.

We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

The technology behind our AirJoule units is very complex, and, while we have successfully produced a prototype unit within our test facility, we are still in the process of producing a unit that delivers dehumidified air, cooling and volume of water at the energy efficiency that we are anticipating we can achieve. If we are unable to successfully develop our technology, our operating and financial results could materially differ from our expectations and our business could suffer.

Our commercialization strategy relies heavily on our relationships with BASF, CATL, Carrier, GE Vernova and other third parties and partners who may not be easily replaced if our relationships terminate, which could adversely impact our business and financial condition.

We anticipate that the growth of our business will depend on third-party relationships, including service providers, suppliers, sellers, distributors, consultants, referral sources and other partners. In particular, our commercialization strategy relies heavily on our relationships with BASF, CATL, Carrier Corporation (collectively with its affiliates, “Carrier”) and GE Vernova (as defined below), and may rely on strategic partnerships with other entities that we may form in the future. We have entered into a development agreement with BASF for the production of engineered super-porous materials that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function, and we are continuing to work with BASF to execute an ongoing development agreement to scale for mass production and global manufacturing and supply. Additionally, we have entered into a joint venture agreement with an affiliate of CATL to manufacture and commercialize our AirJoule technology in certain countries. We and CAMT (as defined herein) have also entered into the Binding Term Sheets with Carrier, pursuant to which, among other things, the parties agreed to negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, definitive agreements relating to the development of the Applicable Products (as defined in the Binding Term Sheets) and the viability of the commercialization of the Applicable Products. Subject to certain milestones to be set forth in the definitive agreements relating to the proposed collaboration, the Binding Term Sheets provide that Carrier will have (i) the exclusive right to commercialize the Applicable Products in North and South America (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from Montana, its designated affiliates and joint venture entities of which Montana is a member) for a period of three years from the earlier of (a) the date of the definitive agreement relating thereto and (b) the first commercialization of the Applicable Products by Carrier and (ii) a non-exclusive right to commercialize the Applicable Products in Europe, India and the Middle East (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from CAMT or its affiliates)

for a period of three years from the first commercialization of the Applicable Products by Carrier. Despite entry into the Binding Term Sheets, we and CAMT ultimately may not enter into definitive agreements with Carrier on terms consistent with the Binding Term Sheets or at all. Additionally, we have entered into the following agreements with GE Vernova: (i) the A&R Joint Venture Agreement, pursuant to which, among other things, the AirJoule JV (as defined below) has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia; (ii) master services agreements, pursuant to which, among other things, each party to the agreement agreed to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV Closing (as defined below) (unless earlier terminated by the parties thereto); and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent (as defined below) agreed to license certain intellectual property to the AirJoule JV.

Our heavy reliance on these business partners could adversely affect our business and financial condition if any of these partners chooses to terminate its relationship with us or make material changes to its businesses, products or services in a manner that is adverse to us.

Further, while we intend to pursue additional relationships with other third parties, including relationships providing exclusive commercialization rights for AirJoule technology in other parts of the world, identifying, negotiating and documenting relationships with third parties, as well as integrating third-party products and services requires significant time and resources, and we may not be successful in doing so.

Demand for our products may not grow or may grow at a slower rate than we anticipate.

To date, we have not had any sales of our products, but we have engaged with partners like BASF, CATL, Carrier and GE Vernova and plan to engage with other tier-1 strategic partners, to assist us with the commercialization of our AirJoule units. Operating results are difficult to forecast as they generally depend on our assessment of the demand for our products. Our business may be affected by reductions in demand for our products and the price of competitors’ products as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our AirJoule unit may not prove to be accurate. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in demand, which could ultimately cause our operating results to differ from expectations. If actual results differ from our estimates, analysts or investors may negatively react and our share price could be materially adversely affected.

Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules, failure of our suppliers or partners to fulfill their obligations to us or other execution issues.

Commercialization of our AirJoule units is subject to a number of significant risks, including project delays, cost overruns, changes in scope, unanticipated site conditions, design and engineering issues, incorrect cost assumptions, increases in the cost of materials and labor, health and safety hazards, third-party performance issues and changes in laws or permitting requirements. If a third party or other subcontractor that we have contracted fails to fulfill its contractual obligations to us, we could face significant delays, cost overruns and liabilities. Our continued growth will depend in part on executing a greater volume of large projects, which will require us to expand and retain our project management and execution personnel and resources. If we are unable to manage these risks, we may incur higher costs, liquidated damages and other liabilities, which may decrease our profitability and harm our reputation.

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our future customers and result in reduced demand for our products.

Examples of how COVID-19 and any future widespread public health crisis may impact our business, results of operations and the price of our securities in the future include, but are not limited to:

•        such event may interfere with our ability, or the ability of our employees, contractors, suppliers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business;

•        such event may cause disruptions from the temporary closure or suspension of activities related to the relocation of our facilities, third-party suppliers and manufacturers or restrictions on our employee’s and other service providers’ ability to travel; and

•        such event and related government responses to address any such event may cause sudden and extreme changes in the price of our securities.

New variants of COVID-19 and other future public health crises and pandemics may affect our operating and financial results in a manner that is not presently known to us or not presently considered to be a significant risk to our operations. Furthermore, our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic and other future public health crises on our business, our results of operations and financial condition may be negatively impacted.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, global economies have suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. The United States and certain other governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. The outcome of the actions taken by these governments is still ongoing and, consequently, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Manufacturing issues not identified prior to design finalization, long-lead procurement and/or fabrication could potentially be realized during production or fabrication and may impact our deployment cost and schedule, which could adversely impact our business.

It is possible that in the future we may experience delays and other complications from our partners and third-party suppliers in the development and manufacturing of the components and other implementing technology required for deploying our AirJoule units. Any disruption or delay in the development or supply of such components and technology could result in the delay or other complication in the design, manufacture, production and delivery of our technology that could prevent us from commercializing our AirJoule units according to our planned timeline and scale. If delays like this recur or if we experience issues with planned manufacturing activities, supply of components from third parties or design and safety, we could experience issues or delays in commencing or sustaining our commercial operations.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

We have identified a material weakness in our internal controls over financial reporting. Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act in the future could have a material adverse effect on our business and stock price.

As a public company, we are required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis and to make annual assessments of our internal control over financial reporting pursuant to Section 404.

When evaluating our internal control over financial reporting, we may identify material weaknesses and significant deficiencies and, as of March 31, 2024, our management concluded that our disclosure controls and procedures were not effective, due solely to the material weakness in our internal control over financial reporting, which pertains to internal controls over complex accounting issues, including the application of VIE accounting for the AirJoule JV. The material weakness did not result in any identified misstatements to the financial statements and there were no changes to previously identified financial results. Management has developed and is implementing a remediation plan to address the material weakness. However, we cannot assure you that the testing of the operational effectiveness of the new control will be complete within a specific timeframe.

There is no assurance that another material weaknesses or significant deficiencies will not occur or that we will be able to remediate such material weaknesses or significant deficiencies in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our sales and profitability may be impacted by, and we may incur liabilities as a result of, warranty claims, product defects, recalls, improper use of our products, or our failure to meet performance guarantees or customer safety standards.

We anticipate that our customers will require product warranties as to the proper operation and conformance to specifications of the products we manufacture or install. Failure of our products to operate properly or to meet specifications of our customers or our failure to meet our performance guarantees may increase costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer, or could otherwise result in liability to our customers. There are significant uncertainties and judgments involved in estimating warranty and performance guarantee obligations, including changing product designs, differences in customer installation processes and failure to identify or disclaim certain variables. To the extent that we incur substantial warranty or performance guarantee claims in any period, our reputation, earnings and ability to obtain future business could be materially adversely affected.

Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

We are increasingly facing more stringent ESG standards, policies and expectations, and expect to continue to do so with growing operations. Companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. We generally experience a strong ESG emphasis among our customers, partners and competitors. Some of these stakeholders maintain standards, policies and expectations regarding environmental matters (e.g., climate change and sustainability), social matters (e.g., diversity and human rights) and corporate governance matters (e.g., taking into account employee relations when making business and investment decisions, ethical matters and the composition of the board of directors and various committees). There is no guarantee that we will be able to comply with applicable ESG standards, policies and expectations, or that we will, from the perspective of other stakeholders and the public, appear to be complying with such ESG standards, policies and expectations. If we do not adapt to or comply with investor or other stakeholder standards, policies, or expectations on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

While we may at times engage in or prepare voluntary ESG initiatives and disclosures to respond to stakeholder expectations or to improve our ESG profile, such initiatives and disclosures may be costly and may not have the desired effect. Expectations regarding our management of ESG matters continues to evolve rapidly, in many instances due to factors that are beyond our control. For example, we may ultimately be unable to complete certain initiatives or targets, either on the timelines initially announced or at all, due to technological, cost, or other constraints, which may be within or outside of our control. Moreover, our ESG actions or statements may be based on expectations, assumptions, or third-party information that we currently believe to be reasonable, but which may subsequently be determined to be erroneous or be subject to misinterpretation. If we fail to, or are perceived to fail to, implement certain ESG initiatives or achieve certain ESG objectives, we may be subject to various adverse impacts, including reputational damage and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary. Certain market participants, including major institutional investors and capital providers, use third-party benchmarks and scores to assess companies’ ESG profiles in making investment or voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment towards us or our industry and to the diversion of investment to other industries, which could negatively impact our share price as well as our access to and cost of capital.

Moreover, because of the industry we are in, any of our operational or strategic efforts may be viewed as relating to our ESG initiatives and, even if those initiatives are undertaken voluntarily, they may still be viewed as relating to our operational and strategic efforts. This means that if we fail, or are perceived to fail, to implement certain ESG initiatives or achieve certain ESG objectives it could have a disproportionately negative impact on our business.

Actual or perceived failure to comply with ESG standards may detrimentally affect our business in a variety of ways. Among others, we could face challenges with procuring investments and financing, whether for general business purposes or for specific projects, and we could have difficulty attracting or retaining employees. Accordingly, failure to establish a sufficiently strong ESG profile relative to our peers could limit our ability to generate and successfully utilize business opportunities. We also note that divergent views regarding ESG principles are emerging in the U.S., and in particular, in U.S. state-level regulation and enforcement efforts. In the future, various U.S. regulators, state actors and other stakeholders may have views on ESG matters, the renewable energy industry, the energy transition or our business that are less favorable to our business or operations, or such stakeholders may seek to impose additional regulation and restrictions on us or our business. Any such events could have material adverse effects on our business, financial condition, results of operations, cash flow and prospects.

We also expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may be subject to ESG or sustainability-related regulation in multiple jurisdictions, including the U.S., and complying with these regulations in multiple jurisdictions may increase the complexity and cost of our compliance efforts. Moreover, increased regulation and increased stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Our ability to realize projects may be impaired should we fail to adhere to the common ESG standards in our industry. Moreover, such failure could result in reputational damage for us among both potential customers and investors. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects. For further information regarding ESG-related risk, see “There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country. In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues. Increased scrutiny and changing expectations from investors regarding environmental, social and governance (“ESG”) considerations may result in the decrease of the trading price of our securities.”

Physical and transition risks arising from climate change, including risks posed by the increased frequency or severity of natural and catastrophic events and regulations or policies related to climate change, may negatively impact our business and operations.

A natural disaster, or severe weather conditions, including in connection with climate change, or an accident that damages or otherwise adversely affects any of our current or future operations, assets, or third-party infrastructure could materially and adversely affect our business, financial condition and results of operations. Severe floods, droughts, lightning strikes, earthquakes, extreme wind conditions, severe storms, heatwaves, wildfires, monsoons and other unfavorable weather conditions or natural disasters (including those related to climate change) could damage our property and assets, or those of third parties on which we rely, or require us to shut down our current or future production facilities and/or related equipment and facilities, impeding our ability to operate and maintain our current or future production facilities and decreasing our revenues from operations. Climate change may also contribute to various chronic changes in the physical environment, such as sea-level rise or changes in ambient temperature or precipitation patterns, which may also adversely impact our or our suppliers’ operations or the operations of those who would install our products. While we may take various actions to mitigate our business risks associated with climate change and other natural and catastrophic events, this may require us to incur substantial costs and may not be successful, due to, among other things, the uncertainty associated with the longer-term projections associated with managing climate risk. For example, to the extent natural and catastrophic events or severe weather conditions become more frequent and intense, it may adversely impact the availability or cost of materials and increase the cost of insurance and other operating costs and therefore result in an increase in the costs of our products. Potential adverse impacts from climate change may also create health and safety issues for employees operating at our facilities and may lead to an inability to maintain standard operating hours.

Additionally, we expect to be subject to transition risks associated with societal efforts to mitigate or otherwise respond to climate change, including but not limited to increased laws and regulations, evolving stakeholder expectations, and changes in market demand. For example, at the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit individually determined reduction goals known as “Nationally Determined Contributions” every five years after 2020. President Biden recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ greenhouse emissions by 50-52% below 2005 levels by 2030. Various state and local governments have also publicly committed to furthering the goals of the Paris Agreement. In addition, the 26th Conference of the Parties concluded with the finalization of the Glasgow Climate Pact, which stated long-term global goals (including those in the Paris Agreement) to limit the increase in global average temperature and emphasized the need for reductions in greenhouse gas emissions. The full impact of these actions, and any legislation promulgated to fulfill national commitments thereunder, is uncertain at this time, and it is unclear what additional regulatory, policy, or other initiatives may be adopted or implemented in the future. New or amended international agreements, legislation, regulations or executive action addressing climate change could increase our current and future production, compliance, and other operating costs and the costs of our customers, which could decrease demand for our products. Should our customers and the markets we serve impose emissions or other environmental standards through regulation, policies, consumer preferences or otherwise, we may not be able to timely meet such standards, which could have an adverse effect upon our reputation, competitive position, and our business more broadly. There is also regulatory and budgetary uncertainty associated with certain government incentives, which, if discontinued, could adversely impact the demand for energy-efficient buildings and could increase our costs of compliance. Changing market dynamics, global and domestic policy developments, and the increasing frequency and impact of meteorological phenomena have the potential to disrupt our business, the business of our suppliers and/or customers, or otherwise adversely impact our business, financial condition, or results of operations. Any failure to adapt to changing market conditions influenced by climate change, to compete successfully with existing or new competitors (which may arise in part to meet demand driven by climate change), and to adopt new or enhanced offerings could limit our growth and have a material adverse effect on our business and prospects. Relatedly, see “We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage.”

Our business and current and future production facilities are subject to liabilities and operating restrictions arising from EHS laws, regulations, and permits. We will be subject to EHS laws and regulations in multiple jurisdictions, which impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.

Our business and our and our partners’ current and future production facilities are and will be subject to various foreign, federal, state and local EHS laws, regulations, guidelines, policies, directives, permits, and other requirements governing or relating to, among other things:

•        the protection of wildlife, including migratory birds, bats, and threatened and endangered species, such as desert tortoises, or protected species such as eagles, and other protected plants or animals whose presence or movements often cannot be anticipated or controlled;

•        water use, and discharges of pollutants into nearby wetlands or navigable waters;

•        hazardous or toxic substances or wastes and other regulated substances, materials, or chemicals, including those existing on a site prior to our use or occupancy of the site or releases thereof into the environment;

•        land use, zoning, building, and transportation laws and requirements, which may mandate conformance with sound levels, radar and communications interference, hazards to aviation or navigation, or other potential nuisances;

•        the presence or discovery of archaeological, historical, religious, or cultural artifacts or resources at or near our facilities;

•        the protection of workers’ health and safety; and

•        the proper decommissioning and reclamation of a site at the end of its useful life.

Pursuant to these laws, we may be required to obtain various permits from certain regulatory agencies for our operations. If our facilities and operations do not comply with such laws, regulations, requirements or permits, each of which may vary across the jurisdictions in which we operate, we may be required to pay significant administrative or civil penalties or fines, curtail or cease operation of the affected facilities, make costly modifications to such facilities, or seek new or amended permits for our operations. Violations of environmental and other laws, regulations, and permit requirements, including certain violations of laws protecting wetlands, migratory birds, and threatened or endangered species, may also result in criminal sanctions or injunctions. The global EHS regulatory environment continues to change, and these laws and regulations, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, or interpretation or enforcement of existing laws and regulations could change, making the regulatory environment more stringent. Such changes could result in higher operating expenses, the obsolescence of our products or an interruption or suspension of our operations and have an adverse effect on our business, financial condition and results of operations.

Our current and future operations also carry inherent EHS risks, including the potential for related civil litigation, regulatory compliance, remediation orders, fines, and other penalties. For instance, equipment or machinery at our current facility or any future facilities could malfunction or experience other unplanned events that cause spills or environmental contamination, which in turn could result in personal injury, fines, or property damage. EHS laws and regulations have generally become more stringent over time, and we expect this trend to continue. We may need to incur significant capital and operating costs to keep our current facility and any future facilities in compliance with such EHS laws and regulations. If it is not economical to make those expenditures, or if we violate any applicable EHS laws and regulation, it may be necessary to retire or suspend operations of our facilities or restrict or modify our operations to obtain or maintain compliance, either of which could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Additionally, we may be held liable for related investigatory and clean-up costs for any property where there has been a release or potential release of a hazardous substance, regardless of whether we knew of or caused the release or potential release, even in the absence of negligence. We could also be liable for other costs, including fines, personal injury, property damage, damage to natural resources or the costs of certain health studies. In addition, some environmental laws place a lien on a contaminated site in favor of the government as security for damages and costs it may incur relating to contamination and clean-up. Contained or uncontained hazardous substances on, under, or near our facilities, regardless of whether we own or lease the property, or the inability to remove or otherwise remediate such substances may restrict or eliminate our ability to operate our projects.

Furthermore, foreign, federal, state, and local governments are increasingly regulating and restricting the use of certain chemicals, substances, and materials. Some of these policy initiatives could impact our business. For example, laws, regulations, or other policy initiatives might restrict substances found within component parts to our products, in which event we would be required to comply with such requirements, which could in turn require changes to our products and increase our production and operating costs.

Many foreign, federal, state, and local environmental laws, regulations, and permitting requirements will apply to development of our future facilities and could negatively impact our ability to develop and operate our future facilities. Violations of environmental and other laws, regulations, and permit requirements; the discovery of threatened or endangered species or their habitat, hazardous materials, or archaeological, historical, or cultural artifacts at our future facility sites; or adverse effects on public or private lands could also result in negative publicity for us, which could, in turn, limit our ability to develop our facilities and acquire interests in additional facilities in the future.

Our past and potential future transactions with foreign-based commercial partners and investors may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS actions, including potentially imposing restrictions or conditions on these transactions, or forcing us to terminate these transactions, could adversely impact our business and operations.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the president of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors: the nature and structure of the transaction; whether the target entity or assets constitute a U.S. business; the level of beneficial ownership and voting interests acquired by foreign persons; and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction, including such a transaction carried out through a joint venture. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business,” that is, a U.S. business that: (1) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies;” (2) owns, operates, manufactures, supplies or services certain “covered investment critical infrastructure;” or (3) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

We have in the past entered into, and may in the future enter into, commercial arrangements with foreign persons including, for example, our development agreement with BASF and our joint venture with an affiliate of CATL. In addition, foreign investors have invested in us in the past and may invest in us in the future, and we may continue to pursue partnerships and operations outside of the United States.

CFIUS has broad discretion to interpret its regulations, and CFIUS policies and practices are evolving rapidly. As a result, we cannot predict whether CFIUS may seek to review our past or potential future transactions involving a foreign person, even if such transactions did not or will not require a mandatory CFIUS filing at the time of the transaction. Any review by CFIUS of one or more of our past or potential future transactions involving a foreign person may have outsized impacts on, among other things, the certainty, timing, feasibility and cost of the transaction in question, and there can be no assurance that we and the foreign person will be able to maintain (if the transaction has already been completed), or proceed with (if the transaction is pending), the transaction on acceptable terms or at all.

We expect to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results.

We are in the process of developing our technology and do not yet have any customers. We expect to depend upon a small number of customers for a substantial portion of our future revenue. Accordingly, a decline in revenue from, or the loss of, any significant customer could have a material adverse effect on our financial condition and operating results. We cannot assure that prospective customers will ultimately utilize our products and services or enter into contracts with us for such products and services on acceptable terms or at all.

There can also be no assurance that our efforts to secure new customers, including through acquisitions, will succeed in reducing our customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than we anticipate. Failure to secure business from new customers in any of our end markets would adversely impact our operating results.

We may depend on sole-source and limited-source suppliers for key components and products. If we are unable to source these components and products on a timely basis or at acceptable prices, we will not be able to deliver our products to our customers and production time and production costs could increase, which may adversely affect our business.

Our manufacturing processes rely on many materials. We purchase, and will continue to purchase, a significant portion of our materials, components and finished goods used in our production facilities from a few suppliers, some of which are single-source suppliers. As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. We do not generally have long-term contracts with our suppliers and substantially all of our purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry.

Additionally, the supply of these materials may be negatively impacted by increased trade tensions between the U.S. and its trading partners, particularly China. In the event that we cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if we are not able to pass on higher materials costs to our customers, our business, financial condition and results of operations could be adversely impacted.

We may face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply systems and components to other businesses. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items we need in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially adversely affect our business, financial condition and results of operations.

We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage.

The industries in which we operate are subject to rapid technological change, evolving industry standards and practices and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our AirJoule unit or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features and functionality for our AirJoule unit that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely, it could adversely impact our ability to compete and place us at a competitive disadvantage.

We expect to incur research and development costs and devote resources to identifying and commercializing new products, which could reduce our profitability and may never result in revenue to us.

We will require significant capital to develop and grow our business and we expect to incur significant expenses, including those relating to developing and commercializing our AirJoule units, research and development, production, sales, maintenance and service and building the AirJoule brand. Our current estimates of the costs associated with development and commercialization could prove inaccurate, and that could impact the cost of our technology and of our business overall. If we are unable to efficiently design, develop, commercialize, license, market and deploy our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows.

We are a new company with a history of losses. Legacy Montana incurred net losses of approximately $11.4 million and $2.8 million for the years ended December 31, 2023, and 2022, respectively. Although we were established as Montana Technologies LLC in 2018, we did not develop our first prototype of the AirJoule unit until June of 2021 and have not yet begun commercialization. We expect to continue to incur operating and net losses each quarter until we have begun a large-scale delivery of AirJoule units and have realized increased market adoption of energy-efficient air conditioning and water-stress technologies. Even if we can successfully develop our AirJoule unit and attract customers, there can be no assurance that we will be able to generate net income.

We expect that we will continue to incur losses in future periods as we:

•        design, develop, market, commercialize and begin to sell AirJoule units;

•        continue to utilize and develop potential new relationships with third-party partners for supply and manufacturing;

•        build up inventories of parts and components for AirJoule units;

•        expand our design, development, installation and servicing capabilities;

•        further develop our proprietary technology;

•        develop our distribution network;

•        increase our general and administrative functions to support our growing operations and to operate as a public company; and

•        expand our facility to enhance our efficiency and capabilities for assembly of AirJoule units.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods could be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in additional revenues, which could further increase our losses.

We may require additional funds to achieve future business objectives. We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Any inability to access the capital or financial markets may limit our ability to fund future operations and execute our business plan.

From time to time, we may seek additional financing to provide the capital required to expand production of our business operations, development initiatives and/or working capital. We cannot predict with certainty the timing or amount of any such capital requirements.

We may in the future require access to capital markets and debt financing as a source of liquidity for investments and expenditures. If we do not raise sufficient capital to fund our ongoing development activities, we may be unable to carry out future business plans. We may not be able to obtain additional financing on acceptable terms, or at all. Even if we obtain financing for near term operations, we may require additional capital beyond the near term. If we are unable to raise capital when needed, or if our ability to access required capital were to become significantly constrained, we could incur material borrowing cost and our business, financial condition and results of operations would be materially adversely affected.

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable operations.

The actual operating costs of manufacturing, commercializing and distributing AirJoule on a commercial scale will depend upon a variety of factors, such as changes in the availability of and price of materials and changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, our capital and operating costs may be significantly higher than those initially estimated by management. As a result of higher capital and operating costs, our financing ability may be impacted, and this may be further affected by lower commodity prices in the international markets that could impact production or economic returns which may differ significantly from management’s expectations and there can be no assurance that any of our development activities will result in profitable operations.

Our long-term success depends, in part, on our ability to negotiate and enter into sales agreements with, and deliver our products to, customers on commercially viable terms. There can be no assurance that we will be successful in securing such agreements.

Our success depends, in part, on our ability to acquire and retain new customers and to do so in a cost-effective manner. In order to obtain and expand our customer base, we must appeal to, acquire and enter into sales agreements with third-party customers on commercially viable terms, either directly or through third-party distributors. We expect to make significant investments related to customer acquisition in the future. If we fail to deliver and market a robust product that appeals to customers, or if customers do not perceive AirJoule units to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customer interest, and total revenue may decrease and margins and profitability may decline. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Exchange rate fluctuations may materially affect our results of operations and financial condition.

We anticipate that our partner and customer contracts will primarily be denominated in U.S. dollars, and therefore substantially all of our revenue will not be subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of AirJoule units to our customers outside of the United States, which could adversely affect our operating results. In addition, a portion of our operating expenses are expected to be incurred and a portion of our assets are expected to be held outside the United States. These operating expenses and assets would be denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our success depends to a significant extent on our ability to attract and retain talent, specifically in senior management and skilled technical, engineering, project management and other key roles. Macroeconomic conditions, specifically labor shortages, increased competition for employees and wage inflation could have a material impact on our ability to attract and retain talent, our turnover rate and the cost of operating our business. If we are unable to attract and retain sufficient talent, minimize employee turnover or manage wage inflation, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may face significant competition from established companies with longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

The markets for energy-efficient air conditioning and generation of potable water are evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. This could negatively impact our ability to compete in these markets. We will face competition from other water generation and comfort cooling companies that offer standalone air conditioning and water production solutions and services. In addition, we may face competition from niche companies and new market entrants that offer point products that attempt to address the specific problems that our AirJoule unit attempts to solve.

Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate and/or large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with our AirJoule units. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share or a smaller addressable share of the market, all of which could harm our ability to compete and may materially affect our results of operations and financial condition.

Any failure by our management to properly manage our growth could have a material adverse effect on our business, operating results and financial condition.

We may experience rapid growth and organizational change, which may place significant demands on our management and our operational and financial resources. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation and teamwork, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our culture, it could negatively affect our reputation and ability to retain and attract customers and employees. We also intend to expand our international operations in the future. Our expansion may place a significant strain on our managerial, administrative, financial and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

Damage to our reputation or brand image could adversely affect our business.

Our reputation will be one of our key assets. Our ability to attract and retain customers will be highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these or other matters, including from actual or alleged conduct by us or our employees, could damage our reputation. Any resulting erosion of trust and confidence among customers, business partners, regulators and other parties important to the success of our business could make it difficult for us to attract customers and business partners, which could have a material adverse effect on our business, financial condition and results of operations.

The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. We cannot be certain that any future insurance coverage we obtain will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, financial condition and results of operations.

The threat of global economic, capital markets and credit disruptions pose risks to our business.

Our performance will depend on the financial health and strength of our customers, which in turn will be dependent on the economic conditions of the markets in which we and our customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of the COVID-19 pandemic and increased monetary inflation may cause end-users to further delay or reduce technology purchases.

We may also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.

Inflation may increase our operating costs.

Inflation rates, particularly in the United States, have increased recently to levels not seen in years. Increased inflation may result in decreased demand for our products and services, increased operating costs (including our labor costs), reduced liquidity and limitations on our ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks.

Our business may be adversely affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes or epidemics.

The occurrence of one or more natural disasters, including and not limited to tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, pandemics and endemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. The continuing conflict arising from the invasion of Ukraine by

Russia, the Israel-Hamas conflict and strategic competition and tensions between China, the United States, Taiwan or other countries have also contributed to uncertainty in the geopolitical and regulatory landscape. Such conflicts and tensions could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic tariffs, sanctions and import-export restrictions from the United States and the international community in a manner that adversely affect us, including to the extent that any such actions cause material business interruptions or restrict our ability in these regions to conduct business with certain suppliers or vendors. Additionally, such conflict or sanctions may significantly devalue various global currencies and have a negative impact on economies in geographies in which we do business.

Similarly, other events such as terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. Any future disaster recovery and business continuity plans we may put in place may prove inadequate in the event of a serious disaster or similar event, and, more generally, any of these events could cause consumer member confidence and spending to decrease, which could adversely impact our operations.

If the estimates and assumptions we use to determine the size of our TAM are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Our estimates for our TAM are based on a number of internal and third-party estimates, including the number of potential customers who have expressed interest in licensing our technology, assumed prices and production costs for our products, our ability to leverage our current logistical and operational processes and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual TAM for our products, as well as the expected growth rate for the TAM for our products, may prove to be incorrect, which could materially and adversely affect our business.

Risks Related to Legal, Compliance and Regulations

There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country. In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues. Increased scrutiny and changing expectations from investors regarding ESG considerations may result in the decrease of the trading price of our securities.

We are currently party to a joint venture with an affiliate of CATL, a Chinese battery manufacturer and technology company, and a development agreement with BASF, an international chemical producer headquartered in Germany. We may continue to pursue partnerships and operations outside of the United States, particularly with suppliers and partners that are located or operate in Africa and China. Accordingly, we are subject to risks associated with operating in foreign countries, including:

•        fluctuations in currency exchange rates;

•        limitations on the remittance of dividends and other payments by foreign subsidiaries and joint ventures;

•        additional costs of compliance with local regulations;

•        historically, in certain countries, higher rates of inflation than in the United States;

•        changes in the economic conditions or consumer preferences or demand for our products in these markets;

•        restrictive actions by multinational governing bodies, foreign governments or subdivisions thereof;

•        changes in U.S. and foreign laws regarding trade and investment, including with respect to taxation, import and export tariffs, energy use, land use rights, intellectual property, network security and other matters;

•        less robust protection of our intellectual property under foreign laws;

•        geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues; and

•        difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

There is an increasing focus from certain investors, employees, partners and other stakeholders concerning ESG matters. While we have internal efforts directed at ESG matters and preparations for increased required future ESG disclosures to an extent we believe to be appropriate at this time, we could be perceived to be not acting responsibly in connection with ESG matters, which could negatively impact us and our reputation. Moreover, the SEC has recently proposed, and may continue to propose, certain mandated ESG reporting requirements, such as the SEC’s proposed rules designed to enhance and standardize climate-related disclosures, which, if finally approved, would significantly increase our compliance and reporting costs and may also result in disclosures that certain investors or other stakeholders deem to negatively impact our reputation or that harm our stock price. For further information regarding ESG-related risk, see “Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.”

Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us.

Regulatory risks associated with our business include:

•        our ability to obtain and maintain applicable permits, approvals, licenses or certifications from regulatory agencies, if required;

•        regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements may cause a delay in our ability to fulfill our orders or may cause manufacturing plans to not be completed at all, many of which may be out of our control, including changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule production, any of which could have an adverse impact on our business and financial condition;

•        regulatory, availability and other challenges may delay our progress in establishing the number of AirJoule units we are able to produce, and such challenges could have an adverse effect on our ability to grow our business; and

•        challenges as a result of regulatory processes or in our ability to secure the necessary permissions to deliver our products could adversely affect our business.

Any of these risk factors could have a material adverse effect on our business.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering, antitrust, foreign investment and similar laws and regulations could negatively impact our reputation and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition.

Our business could be adversely affected by trade wars, trade tariffs or other trade barriers.

Trade barriers, embargoes, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for our AirJoule units or significantly increase freight charges, raw material costs and other expenses associated with our business, which could materially and adversely affect our business, financial condition, prospects and results of operations.

Risks Related to Intellectual Property and Technology

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The registration of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that our patent applications will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and is and will be developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patent applications to rejection. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications are maintained in secrecy for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than what the United States provides. In addition, the claims under any patents that issued to us may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar or limit us from licensing, exploiting or enforcing any patents issued to us. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, financial condition, prospects and results of operations.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

We seek to protect proprietary technologies primarily through patents and trade secrets. Patent protection may not be available or appropriate for some of the products or technology we are developing. While we own several patents and pending patent applications in the United States and in foreign jurisdictions, these applications do not ensure the protection of our intellectual property for a number of reasons, including that there may be prior art of which we are not aware or there may be other patents existing in the patent landscape that affect our freedom to operate. If we must spend significant time and money prosecuting, protecting or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. Additionally, pending applications may not be issued or may be issued with claims significantly narrower than we currently seek. Similarly, patents for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine and, even after issuance, their protective scope may be limited. Also, litigation may be necessary to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

In addition, our success depends in large part on our proprietary information, including certain processes, formulations and other know-how developed over years of research and development. We rely heavily on trade secrets, especially in cases where we believe patents or other forms of registered intellectual property protection may not be appropriate or obtainable. However, trade secrets are difficult to protect. We employ various methods to protect such intellectual property, such as entering into confidentiality agreements with certain third parties and our employees, and controlling access to, and distribution of, our proprietary information. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets, know-how and other proprietary information will not otherwise become known. Enforcing a claim that a party disclosed proprietary information in an unauthorized manner or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Furthermore, even if we successfully maintain the confidentiality of our trade secrets and other proprietary information, competitors may independently develop products or technologies that are substantially equivalent or superior to our own.

If we are unable to maintain the proprietary nature of our technologies, intellectual property, trade secrets and other proprietary information, our competitive position, business, financial condition, and results of operations could be harmed.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs. Third-party claims that we are infringing on intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Companies, organizations, or individuals, including our competitors, and suppliers may hold or obtain patents, trademarks or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents, trademarks or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling or using our products that incorporate the challenged intellectual property;

•        pay substantial royalty or license fees or other damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

•        obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms, or at all;

•        redesign or reengineer our technology, products or services, which may be costly, time-consuming or impossible; or

•        establish and maintain alternative branding for our technology, products or services.

Any of the foregoing could adversely affect our business, prospects, operating results and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention.

Cyber-attacks or a failure in our information technology and data security infrastructure could adversely affect our business and operations.

We may rely in the future on information technology systems in connection with various aspects of the operation of our business. Our business may depend on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of intellectual property, disruption of billing, collections or normal field service activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm our reputation or have a material adverse effect on our business, financial condition, results of operation and prospects. We intend to adopt measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although we intend to periodically assess these risks, implement controls and perform business continuity and disaster recovery planning, we cannot be sure that interruptions with material adverse effects will not occur.

A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

Patent, trademark, trade secret and other intellectual property laws are geographical in scope and vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Further, even if we engaged local counsel in key foreign jurisdictions, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our products, services and offerings.

We rely, and expect to continue to rely on, certain services and intellectual property that we license from third parties for use in our operations. We cannot be certain that our licensors are not infringing upon the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the third-party technology used in our business in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products, or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition and results of operation.

Risks Related to Being a Public Company

The market price of shares of our Class A Common Stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our Class A Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors including, but not limited to:

•        the uncertainty resulting from the invasion of Ukraine by Russia and the resulting sanctions, the Israel-Hamas conflict and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our products and/or services;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations, or changes in the implementation of regulations by regulatory bodies, which adversely affect our industry or us;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our Common Stock. As a result, you may have to sell some or all of your Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Common Stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A Common Stock or if our reporting results do not meet their expectations, the market price of our Class A Common Stock could decline.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our Common Stock.

We have funded our operations since inception primarily through the continued financial support from our shareholders and other related parties. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the terms of such debt, including the accrual of interest at fixed or variable interest rates, could restrict our operations, including our ability to pay dividends on our Common Stock. Moreover, as a result of widespread inflation in the global economy, certain governmental authorities responsible for administering monetary policy have recently increased, and may continue to increase, applicable central bank interest rates, which could increase the costs required to obtain debt financing in the future or refinance any such future indebtedness Furthermore, if we incur debt, the debt holders could have rights senior to holders of Common Stock to make claims on our assets. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our Common Stock.

Additionally, pursuant to the A&R Joint Venture Agreement, the Company has agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between Montana and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. In order to finance these opportunities and associated costs, it is possible that we will need to raise additional financing if the proceeds realized by us from the Business Combination and cash received from Subscription Agreements are insufficient to support our business needs. While we believe that the proceeds realized by us through the Business Combination and cash received from Subscription Agreements will be sufficient to meet our currently contemplated business needs, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our product development business, results of operations and financial condition would be materially and adversely affected.

Our issuance of additional shares of Common Stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our Common Stock reserved for issuance pursuant to Legacy Montana options and under the Montana Technologies Corporation 2024 Incentive Plan Award Plan (the “Incentive Plan”) and the Montana Technologies Corporation 2024 Employee Stock Purchase Plan (the “ESPP”). The Incentive Plan and ESPP each will provide for automatic increases in the shares reserved for grant or issuance under the applicable plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form S-8 will generally be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our Common Stock or securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. We may also execute or have executed agreements which allow certain third parties the right to purchase additional shares of our Common Stock or securities convertible into Common Stock. The issuance by us of additional shares of our Common Stock or securities convertible into our Common Stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their percentage ownership. See the section entitled “Description of Securities of Montana.”

Future sales, or the perception of future sales, of our Common Stock by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock to decline.

The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Closing, Sponsor, XPDB’s independent directors and certain Montana equityholders entered into Lock-Up Agreements with the Company, pursuant to which they are subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the Merger Consideration (as defined below) beginning at Closing and ending on the date that is six months after the completion of the Business Combination and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144 under the Securities Act (“Rule 144”).

In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Common Stock to decline.

As shares vest pursuant to the Sponsor Support Agreement (as defined below), Earnout Shares (as defined below) are earned, restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

In addition, the shares of our Common Stock issuable pursuant to the Legacy Montana options and the shares of our Common Stock reserved for future issuance under the Incentive Plan and the ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The Incentive Plan initially reserves a total of 5,371,069 shares of our Common Stock for future issuance. The ESPP initially reserves a total of 1,074,213 shares of our Common Stock for future issuance. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock or securities issuable pursuant to the Legacy Montana options, the Incentive Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the Nasdaq. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and result in significant costs and expenses. For example, we have instituted a comprehensive compliance function, must comply with rules promulgated by the Nasdaq, must prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and have established new internal policies, such as those relating to insider trading. We will also have to retain and rely on outside counsel and accountants in these activities.

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our Class A Common Stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. Additionally, management has elected to present two years of audited financial statements and selected financial data.

We cannot predict whether investors will find our Class A Common Stock less attractive if we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock. The market price of our Class A Common Stock may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2026, (2) the first fiscal year after our annual gross revenues exceed $1.235 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our Class A Common Stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on Montana’s financial condition, results of operations and the price of Montana’s securities, which could cause you to lose some or all of your investment.

Factors outside of our control may, at any time, arise. As a result of these factors, we may be forced to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in Montana reporting losses. Even though these charges may be non-cash items and therefore not have an immediate impact on Montana’s liquidity, the fact that Montana reports charges of this nature could contribute to negative market perceptions about Montana or its securities. In addition, charges of this nature may cause Montana to be unable to obtain future financing on favorable terms or at all.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A Common Stock.

Our Second Amended and Restated Certificate of Incorporation (the “Charter”), the Amended and Restated Bylaws (the “Bylaws”) and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. Among other things, the Charter and/or the Bylaws include the following provisions:

•        a staggered board, which means that our Board is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding Common Stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the Board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Common Stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding Common Stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Charter, the Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $247.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We intend to use the proceeds from the exercise of Warrants, if any, for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of Warrants.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MARKET INFORMATION

Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively. Prior to the consummation of the Business Combination, Class A common stock, the units, and public warrants of XPDB were listed on Nasdaq under the symbols “XPDB,” “XPDBU” and “XPDBW,” respectively. As of June 25, 2024, there were 66 holders of record of our Common Stock and 5 holders of record of our Warrants. The actual number of stockholders of our Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of XPDB and Legacy Montana, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). XPDB has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes that the Business Combination occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, assume that the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s (as defined below) financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of XPDB was derived from the audited financial statements of XPDB as of and for the year ended December 31, 2023, which are incorporated by reference. The historical financial information of Legacy Montana was derived from the audited financial statements of Legacy Montana as of and for the year ended December 31, 2023, which are incorporated by reference. This information should be read together with XPDB’s and Legacy Montana’s audited financial statements, and related notes, the sections titled “XPDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legacy Montana Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference.

Description of the Business Combination

On June 5, 2023, XPDB and Merger Sub entered into the Merger Agreement with Legacy Montana, which was subsequently amended on February 5, 2024.

On March 14, 2024, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving the Business Combination as a wholly owned subsidiary of XPDB (such surviving company, the “Post-Combination Company”).

As part of the Business Combination, Legacy Montana equityholders received consideration (“Merger Consideration”). After giving effect to the conversion of all outstanding Legacy Montana preferred units into Legacy Montana Class B common units, which occurred prior to the effective time of the Business Combination, the Merger Consideration were paid (i) in the case of holders of Legacy Montana Class B common units and Legacy Montana Class C common units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Legacy Montana Class A common units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to a number of votes per share such that the Legacy Montana equityholders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company and (iii) in the case of holders of Legacy Montana options, each outstanding Legacy Montana option, whether vested or unvested, were converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Legacy Montana option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Legacy Montana common units underlying such option immediately prior to the Closing and (y) the number of shares of Class A Common Stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Legacy Montana common unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement.

The holders of Legacy Montana equity securities (“Eligible Equityholders”) have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) (“Earnout Shares”) only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Legacy Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate annualized EBITDA (“Annualized EBITDA”) of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares is capped at $200 million (“Maximum Earnout Milestone Amount”) and the ability to receive Earnout Shares expires on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving has sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Legacy Montana equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Legacy Montana equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Legacy Montana options outstanding as of immediately prior to the effective time of the Business Combination may be issued to the holder of such Legacy Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

If the conditions for payment of the Earnout Shares are satisfied and assuming all originally designated holders of Legacy Montana options are then still providing services to the Post-Combination Company on the date such condition is met, approximately 2.8% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana options (subject to the holder’s continued service with the Post-Combination Company or its subsidiaries through the applicable payment date) and 97.2% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana common units, in accordance with their respective pro rata share immediately following the Closing.

Immediately prior to the Closing, 100% of the total outstanding Legacy Montana Class A common units, 72% of the total outstanding Legacy Montana Class B common units and 71% of the total outstanding Legacy Montana Class C common units (or an aggregate of approximately 75% of the total outstanding Legacy Montana Class A common units, Legacy Montana Class B common units and Legacy Montana Class C common units in the aggregate) were beneficially owned by unitholders that continued as directors, officers, employees or independent contractors of the Post-Combination Company. The retention of certain holders of Legacy Montana options who continues as directors, officers, employees or independent contractors of the Post-Combination Company (whose responsibilities include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Legacy Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Business Combination in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The Earnout Shares to the holders of Legacy Montana options are subject to ASC 718 and were accounted for as post-combination compensation cost.

Upon the Closing of the Business Combination, and following the conversion of the XPDB Class B common stock to Class A Common Stock, the Sponsor beneficially owns 6,827,969 shares of Class A Common Stock, of which (i) 5,447,233 shares automatically vested (and shall not be subject to forfeiture) at the Closing and (ii) 1,380,736 shares (“Subject Vesting Shares”) shall be vested and no longer be subject to forfeiture as follows:

1)      During the vesting period, a portion of the Subject Vesting Shares shall vest, from time to time, simultaneously with any earnout stock payment, with the number of vesting shares calculated as (A) the aggregate number of Subject Vesting Shares outstanding immediately after the Closing multiplied by (B) the fraction of (x) the applicable earnout milestone amount divided by (y) the maximum earnout milestone amount; and

2)      (A) 690,368 shall vest at such time that the volume weighted average price of Class A Common Stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the vesting period; or (B) if, prior to the $12.00 vesting time, any Subject Vesting Shares have vested simultaneously with any earnout stock payment, then (x) if the number of Subject Vesting Shares that have vested exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested is less than 690,368 (the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

3)      Any remaining Subject Vesting Shares shall vest in full at the same time that the volume weighted average price of Class A Common Stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period.

The Subject Vesting Shares do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

On March 8, 2024, XPDB and Rice Investment Group (“Rice”) entered into the Subscription Agreement (as defined below) pursuant to which XPDB agreed to sell 588,235 shares of Class A Common Stock to Rice for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The Subscription Agreement provides that, subject to certain conditions set forth therein, XPDB may be required to issue to Rice up to an additional 840,336 shares of Class A Common Stock (“True Up Shares”) if the trading price of the Class A Common Stock falls below the per share purchase price within one year of the Closing of the Business Combination. The True Up Shares are considered a variable-share obligation under ASC 480-10-25-14, and as a result were accounted for as a liability.

Accounting Treatment

The Business Combination was accounted for as a reverse recapitalization in accordance with Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, although XPDB acquired all of the outstanding equity interests of Legacy Montana in the Business Combination, XPDB was treated as the “acquired” company and Legacy Montana was treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Legacy Montana.

Legacy Montana was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        The Legacy Montana equityholders have the greatest voting interest in the Post-Combination Company;

•        The Post-Combination Company Board has six members, and Legacy Montana nominates the majority of the members of the Post-Combination Company Board at Closing;

•        Legacy Montana comprises the ongoing operations of the Post-Combination Company;

•        Legacy Montana’s existing senior management is the senior management of the Post-Combination Company; and

•        The intended strategy and operations of the Post-Combination Company continues Legacy Montana’s current strategy and operations.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, are based on the audited historical financial statements of XPDB and Legacy Montana. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2023
(in thousands, except share and per share data)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets:
Current assets:
Cash	$376	$59	$2,455	(C)	$38,755
			(4,000)	(D)
			(8,500)	(E)
			8,725	(N)
			34,640	(O)
			5,000	(P)

Prepaid expenses and other assets	127	—	—		127
Total current assets	503	59	38,320		38,882
Operating lease right-of-use asset	50	—	—		50
Property and equipment, net	4	—	—		4
Investments held in Trust Account	—	114,642	510	(A)	—
			(112,697)	(B)
			(2,455)	(C)
Total Assets	$557	$114,701	$(76,322)		$38,936

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,519	$696	$2,579	(E)	$5,794
Accrued expenses	3,644	5,738	(6,220)	(E)	3,162
Other accrued expenses	244	—	—		244
Operating lease liability	22	—	—		22
Advance from related party	—	900	—		900
Excise Tax payable	—	1,881	1,127	(M)	3,008
Income tax payable	—	172	—		172
Franchise tax payable	—	124	—		124
Total current liabilities	6,429	9,511	(2,514)		13,426
Earnout Shares liability	—	—	60,105	(K)	60,105
Subject Vesting Shares liability	—	—	11,792	(L)	11,792
True Up Shares liability	—	—	555	(Q)	555
Operating lease liability, non-current	27	—	—		27
Deferred underwriting commissions	—	6,038	(6,038)	(D)	—
Total Liabilities	6,456	15,549	63,900		85,905

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
DECEMBER 31, 2023
(in thousands, except share and per share data)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
XPDB Class A common stock subject to possible redemption, 10,608,178 shares at redemption value	—	114,129	510	(A)	—
			(112,697)	(B)
			(1,942)	(H)
Stockholders’ Equity (Deficit)
XPDB preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
XPDB Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—	4	(F)	5
			—	(H)
			1	(J)
			—	(P)
XPDB Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding	—	1	—	(F)	—
			(1)	(J)
Legacy Montana members contribution	2,109	—	(2,109)	(F)	—
Legacy Montana preferred units	9,158	—	(9,158)	(F)	—

Subscription receivable	—	—	(6,000)	(O)	(6,000)
Additional paid-in capital	—	—	(556)	(E)	—
			11,263	(F)
			(17,759)	(G)
			1,942	(H)
			516	(I)
			(60,105)	(K)
			(11,792)	(L)
			(1,127)	(M)
			8,725	(N)
			40,640	(O)
			5,000	(P)
			(555)	(Q)
			23,808	(R)
Accumulated deficit	(17,166)	(14,978)	2,038	(D)	(40,974)
			(4,303)	(E)
			17,759	(G)
			(516)	(I)
			(23,808)	(R)
Total stockholders’ equity (deficit)	(5,899)	(14,977)	(26,093)		(46,969)
Total Liabilities and Stockholders’ Equity (Deficit)	$557	$114,701	$(76,322)		$38,936

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
General and administrative expenses	$7,541	$5,890	$4,303	(CC)	$18,250
			516	(DD)
General and administrative expenses – related party	—	240	(240)	(BB)	—
Franchise tax expenses	—	200	—		200
Depreciation and amortization	4	—	—		4
Research and development	3,306	—	—		3,306
Sales and marketing	540	—	—		540
Total operating expenses	11,391	6,330	4,579		22,300

Loss from operations	(11,391)	(6,330)	(4,579)		(22,300)

Other income:
Interest from investments held in Trust Account	—	9,126	(9,126)	(AA)	—
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	205	2,038	(EE)	2,243
Interest income	12	—	—		12
Total other income	12	9,331	(7,088)		2,255
Net (loss) income before income taxes	(11,379)	3,001	(11,667)		(20,045)
Income tax expense	—	(1,759)	1,759	(FF)	—
Net (loss) income	$(11,379)	$1,242	$(9,908)		$(20,045)
Basic and diluted net loss per common unit	$(7.23)
Basic and diluted net loss per preferred unit	$(7.25)
Basic and diluted net income per share, Class A common stock		$0.05
Basic and diluted net income per share, Class B common stock		$0.05
Weighted average number of common shares outstanding, basic and diluted					53,823,386
Net loss per common share, basic and diluted					$(0.37)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Legacy Montana was determined to be the accounting acquirer, primarily due to the fact that Legacy Montana equityholders continue to control the Post-Combination Company. Under this method of accounting, although XPDB acquired all of the outstanding equity interests of Legacy Montana in the Business Combination, XPDB was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Legacy Montana.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes that the Business Combination and related transactions occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

•        XPDB’s audited balance sheet as of December 31, 2023 and the related notes for the year ended December 31, 2023, incorporated by reference; and

•        Legacy Montana’s audited consolidated balance sheet as of December 31, 2023 and the related notes for the year ended December 31, 2023, included as an exhibit to the Form 8-K.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

•        XPDB’s audited statement of operations for the year ended December 31, 2023, and the related notes, incorporated by reference; and

•        Legacy Montana’s audited consolidated statement of operations for the year ended December 31, 2023, and the related notes, included as an exhibit to the Form 8-K.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that XPDB believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDB believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of XPDB and Legacy Montana.

2. Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company has not identified differences between the accounting policies of the two entities which have a material impact on the financial statements of the Post-Combination Company. Based on its analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. XPDB has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Legacy Montana and XPDB have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(A)    Reflects interest income earned in the trust account through the Closing.

(B)    Reflects the redemption of 10,381,983 shares of XPDB Class A common stock at a redemption price of $10.85 per share upon the Business Combination, resulting in a redemption payment of $112.7 million from the trust account to XPDB public stockholders.

(C)    Reflects the transfer of investments held in the trust account to cash.

(D)    Reflects the settlement of the capital markets advisory fee to Barclays Capital Inc (“Barclays”).

(E)    Represents transaction costs incurred by XPDB and Legacy Montana of approximately $9.0 million and $3.0 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the XPDB transaction costs, $4.7 million has been accrued as of the pro forma balance sheet date. The remaining amount of $4.3 million is reflected as an adjustment to accumulated losses. The XPDB estimated transaction costs exclude the deferred underwriting commissions included in (D) above.

For the Legacy Montana transaction costs, $2.5 million has been accrued as of the pro forma balance sheet date. The remaining amount of $0.6 million is included as an adjustment to additional paid-in capital.

(F)    Represents the issuance of 41,061,840 shares of Class A common stock and 4,759,642 shares of Class B common stock to the existing Legacy Montana equityholders (excluding 1,335,080 shares underlying the Legacy Montana options).

(G)    Reflects the elimination of XPDB’s historical accumulated deficit after recording the settlement of the capital markets advisory fee as described in (D) above, the transaction costs as described in (E) above and the stock-based compensation as described in (I) below.

(H)    Reflects the reclassification of 226,195 shares of XPDB Class A common stock subject to possible redemption to permanent equity.

(I)     Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to certain of XPDB’s directors in 2021.

(J)     Reflects the conversion of XPDB Class B common stock into XPDB Class A common stock at the Business Combination.

(K)    Reflects the obligation to issue Earnout Shares to Legacy Montana equityholders (excluding the shares to be issued to holders of Legacy Montana options) upon the achievement of certain earnout milestones. A maximum of 20,000,000 Earnout Shares will be issued to the Eligible Equityholders upon the achievement of the applicable milestones. The earnout provision of the Agreement requires holders of Legacy Montana options to remain in continued employment or provide services to the Post-Combination Company in order to be eligible for their Earnout Shares and in order for their Earnout Shares to vest, therefore management determined that the Earnout Shares going to holders of Legacy Montana options are subject to accounting under ASC 718 and would be accounted for as post-combination compensation expense. Furthermore, there are three individuals who hold Legacy Montana Class A common units and Legacy Montana Class B common units who currently serve as officers of or service providers to Legacy Montana and are expected to serve as executive officers of or service providers to the Post-Combination Company, and who are also holders of Legacy Montana options. As the Merger Agreement includes an explicit service condition requiring holders of Legacy Montana options to remain in continued employment with or provide services to the Post-Combination Company in order to be eligible to receive the Earnout Shares relating to such options, we believe this also creates an in-substance service period with respect to the Earnout Shares that they are eligible to receive with respect to their Legacy Montana Class A common units and Legacy Montana Class B common units. For these three individuals we will treat all of their Earnout Shares (that is, the Earnout Shares received for being holders of Legacy Montana options, Legacy Montana Class A units and Legacy Montana Class B units) as a post-combination compensation expense given their involvement is considered critical to the success of Legacy Montana’s business plan and the achievement of the EBITDA required to trigger the payout the Earnout Shares.

We then evaluated the remaining holders of Legacy Montana Class A common units and Legacy Montana Class B common units (who are not holders of Legacy Montana options) to determine whether such Earnout Shares are compensatory. The purpose of providing an earnout to all existing Legacy Montana unitholders is to reward these individuals for their prior investment in the successful development of a prototype AirJoule unit. In concluding that the Earnout Shares for these remaining unitholders (who are not holders of Legacy Montana options) should be treated as contingent consideration, we analyzed the factors in ASC 805-10-55-25.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

The pro-forma estimated fair value of the Earnout Shares was determined with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. Expected EBITDA assumes that each production line will achieve equivalent production generating $50 million of Annualized EBITDA. The commission dates used reflected XPDB’s management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. Assumptions such as risk-free rate, stock price, volatility, and discount rate were based on market data. See the following summary of inputs:

Monte Carlo simulation starting stock price	$10.00
Simulation term (years)	5.0
Simulation term risk-free rate	4.2%
Selected discount rate	25.0%
Selected asset volatility	35.0%
Selected equity volatility	35.0%

The fair value of the Earnout Shares will be determined by updating the valuation, utilizing the mechanics and methodology described above. At each valuation date, company management will assess the EBITDA forecast and commission dates and provide any updates to the assumptions based on known or knowable information as of the valuation date. Market dependent assumptions such as volatility, discount rate, risk-free rate, and stock price will be updated at each valuation date and adjusted as applicable. Additionally, the term will be adjusted for the passage of time at each valuation date and any payments achieved and paid in prior periods, if applicable.

The estimated fair value of the Earnout Shares ($76 million) represents approximately 4,541,218 Earnout Shares.

While we will need to assess the facts and circumstances related to the Earnout Shares at each future valuation date, the two largest drivers of the fair value of the Earnout Shares are the forecasted EBITDA metrics and the future stock price at each future date. Adjusting EBITDA up and down 20% would yield a range of possible outcomes from approximately $101 million (or approximately 6,691,512 Earnout Shares) to approximately $50 million (or approximately 2,561,158 Earnout Shares), respectively. Additionally, adjusting the future stock price up and down 20% would yield a range of possible outcomes from approximately $92 million (or approximately 4,541,218 Earnout Shares) to approximately $62 million, respectively (or approximately 4,541,218 Earnout Shares). Given the number of Earnout Shares is determined by the EBITDA forecast, the expected number of units remains unchanged in the stock price sensitivity.

	% of Earnout Pool	Accounting Treatment	Estimated Earn-out Value
			(in thousands)
Holders of Legacy Montana options and those with an in-substance service period	21.3%	post-combination compensation expense	$16,229
Other holders of Legacy Montana Class A and Legacy Montana Class B common units	78.7%	contingent consideration	60,105
Total Earnout value			$76,334

(L)    Reflects the fair value of the Subject Vesting Shares issued to holders of XPDB Class B common stock.

(M)   Reflects the recognition of additional excise tax payable upon the consummation of the Business Combination.

(N)    Reflects the proceeds from issuance of a number of Legacy Montana Class B common units that converted into 1,026,471 shares of XPDB Class A common stock upon the Business Combination.

(O)    Reflects the proceeds from issuance of a number of Legacy Montana Class B common units that converted into 4,781,176 shares of XPDB Class A common stock upon the Business Combination.

(P)    Reflects the proceeds from issuance of 588,235 shares of XPDB Class A common stock upon the Business Combination.

(Q)    Reflects the fair value of the True Up Shares in connection with the issuance of 588,235 shares of XPDB Class A common stock upon the Business Combination.

(R)    Reflects the reclassification among equity to avoid negative additional paid-in capital.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the trust account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in (E) above in the aggregate amount of $4.3 million for the direct, incremental costs of the Business Combination expected to be incurred by XPDB, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

(DD) Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to XPDB’s directors in 2021.

(EE)  Reflects gain from the settlement of the capital markets advisory fee to Barclays.

(FF)  Reflects the reversal of income tax expense after giving effect to the Business Combination as if it had occurred on January 1, 2023.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions by XPDB’s Public Stockholders for the year ended December 31, 2023:

(in thousands, except share and per share data)	Year Ended December 31, 2023
Net loss	$(20,045)
Weighted average shares outstanding of common stock(1)	53,823,386
Net loss per common share, basic and diluted	$(0.37)

____________

(1)      For the purposes of calculating diluted earnings per share, all outstanding XPDB public warrants, private placement warrants, and Legacy Montana options should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Company should be read together with our audited financial statements, unaudited condensed financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the year December 31, 2023 and for the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

Montana is an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient, sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC and a potential source of potable water. We are focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

Growth Strategy and Outlook

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We estimate that our TAM globally is approximately $455 billion, comprised of a TAM in the HVAC sector of approximately $355 billion and a TAM in the atmospheric water harvesting sector of approximately $100 billion. We obtained the HVAC estimate from an independent report prepared by thebrainyinsights.com and the atmospheric harvesting estimate from conversations with water.org.

We aim to offer our products and services in global markets where demand for comfort cooling and water stress are highest. In light of our proprietary technology, we believe that we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations within the HVAC and atmospheric water harvesting sectors. Additionally, with several partnerships in place and a rapidly growing pipeline of new opportunities, we believe that we possess the potential for global scalability at attractive margins. We anticipate that our existing partnerships with PNNL, BASF, CATL, Carrier and GE Vernova (each as defined below) will help accelerate manufacturing of materials and components as well as provide product validation and commercialization. See “Business — Our Competitive Strengths — Our Partners.”

We believe that we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $25 million per production line to coat aluminum contactors has the potential to generate approximately $50 million in Annualized EBITDA per line for the Company. We expect to commence our first production of market-ready AirJoule units in 2024. For additional details regarding the basis upon which the Company’s estimates with respect to capital expenditures and EBITDA generation are made, including the material assumptions underlying such estimates, please see the section entitled “Business — Growth Strategy and Outlook.”

Recent Developments

Business Combination

On March 14, 2024 the previously announced Business Combination was consummated. As previously disclosed, XPDB entered into the Merger Agreement with Merger Sub and Montana. Pursuant to the Merger Agreement, Merger Sub was merged with and into Montana, with Montana surviving the merger as a wholly-owned subsidiary of XPDB. In connection with the Closing, the Company changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

As a result of the Business Combination, and after giving effect to the conversion of all outstanding Montana preferred units into Montana Class B common units, which had occurred prior to the effective time of the Business Combination, (i) each issued and outstanding Montana Class B common unit and Montana Class C common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class A Common Stock, (ii) each issued and outstanding Montana Class A common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class B Common Stock and (iii) each option to purchase Montana common units (each, a “Montana option”) converted into the right to receive an option to purchase Class A Common Stock (a “Company Option”) having substantially similar terms to the corresponding Montana option, including with respect to vesting and termination-related provisions, except that such Company Option represented the right to receive a number of shares of Class A Common Stock equal to the number of Montana common units subject to the corresponding Montana option immediately prior to the effective time of the merger multiplied by approximately 23.8.

On February 5, 2024, XPDB, Merger Sub and Montana entered into that certain First Amendment to Agreement and Plan of Merger (the “Amendment”), amending the Merger Agreement to, among other things, (i) amend the definition of Aggregate Transaction Proceeds to include, among other things, without duplication, (a) cash available to Montana, its subsidiaries and its controlled joint ventures, (b) the aggregate amount of all irrevocable and unconditional binding commitments by one or more persons (other than Montana or its subsidiaries) to provide funding or make capital contributions to any of Montana’s controlled joint ventures or for financing of facilities or equipment of Montana, its subsidiaries or its controlled joint ventures, (c) the aggregate cash actually received by Montana or XPDB following the date of the Merger Agreement and concurrently with or prior to the consummation of the Business Combination in connection with the issuance and sale by Montana or XPDB of equity interests of Montana or XPDB, (d) amounts available for borrowing under any indebtedness of Montana and (e) the aggregate amount on deposit in the Trust Account (after, for the avoidance of doubt, giving effect to any redemptions of shares of Class A Common Stock by XPDB stockholders but before release of any other funds, including in satisfaction of transaction expenses relating to the Business Combination) and (ii) reduce the Aggregate Transaction Proceeds condition from $85 million to $50 million. The Amendment was entered into as a result of Montana’s determination that the new Aggregate Transaction Proceeds amount is anticipated to be sufficient to fund its business plan for 12 months post-closing after giving effect to the Amendment.

As of March 4, 2024, Montana had entered into the Subscription Agreements with the Investors, pursuant to which the Investors purchased Montana Class B common units that, upon the Closing of the Business Combination, converted into an aggregate of 5,807,647 Conversion Shares for an aggregate purchase price of approximately $49.4 million, bringing anticipated Aggregate Transaction Proceeds (as defined in the Merger Agreement) at Closing to over $50 million. The Conversion Shares were issued as part of the consideration relating to the Business Combination. The additional equity sold pursuant to the Subscription Agreements assisted the Company with satisfying all of the listing standards required in order for the Post-Combination Company to be listed as a public company on the Nasdaq.

On March 8, 2024, in connection with the Business Combination, XPDB entered into the Pre-Closing PIPE Subscription Agreement with the Pre-Closing PIPE Investor, pursuant to which, among other things, the Pre-Closing PIPE Investor agreed to subscribe for and purchase from XPDB, and XPDB agreed to issue and sell to the Pre-Closing PIPE Investor, an aggregate of 588,235 newly issued shares of Class A Common Stock on the terms and subject to the conditions set forth therein. On March 14, 2024, in connection with the Business Combination, the Company consummated the issuance and sale of the Committed Shares to the Pre-Closing PIPE Investor.

In connection with the consummation of the Business Combination, XPDB’s public stockholders elected to redeem 10,381,983 shares of Class A Common Stock for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of $112,697,085.95 (the “Business Combination Redemption”). After the satisfaction of the Business Combination Redemption, 226,195 shares of Class A Common Stock and 7,187,500 shares of Class B Common Stock were issued and outstanding and the balance in the trust account established in connection with XPDB’s initial public offering was approximately $2,455,361.

After giving effect to the Business Combination, the redemption of Class A Common Stock in connection with the Special Meeting and the consummation of the issuance and sale of the Committed Shares, there were 53,823,412 shares of Common Stock issued and outstanding, consisting of 49,063,770 shares of Class A Common Stock and 4,759,642 shares of Class B Common Stock issued and outstanding. Of those shares, 45,939,129 were issued to holders of Montana equity securities in respect of such Montana equity securities, representing approximately 85.5% of the Company’s voting power at the Closing.

The Company’s Class A Common Stock and Public Warrants commenced trading on the Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively, on March 15, 2024.

The recapitalization was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, although XPDB acquired the outstanding equity interests in Legacy Montana at the Closing, XPDB is treated as the “acquired company” and Legacy Montana was treated as the accounting acquirer for financial statement purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization.

Furthermore, the historical financial statements of Legacy Montana became the historical financial statements of the Company upon the consummation of the Merger. As a result, the condensed consolidated financial statements reflect (i) the historical operating results of Legacy Montana prior to the Merger; (ii) the combined results of XPDB and Legacy Montana following the closing of the Merger; (iii) the assets and liabilities of Legacy Montana at their historical cost and (iv) Legacy Montana’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the Merger.

Variable Interest Entity

On January 25, 2024, Montana entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC, a Delaware limited liability company (“GE Vernova”), and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which Montana and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of Montana and GE Vernova hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize Montana’s AirJoule® water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

Upon the closing of the transaction on March 4, 2024 (the “JV Closing”), each party to the Framework Agreement entered into (i) an amended and restated limited liability company agreement of the AirJoule JV (the “A&R Joint Venture Agreement”), pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agreed to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent agreed to license certain intellectual property to the AirJoule JV.

Pursuant to the A&R Joint Venture Agreement, Montana contributed $10 million to the AirJoule JV at the JV Closing (the “Closing Contribution”). The Company has also agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between Montana and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions (the “GE Match Date”), the Company shall be solely responsible for funding the AirJoule JV, and the Company shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

The business and affairs of the A&R Joint Venture Agreement shall be managed by a Board of Managers, consisting of two managers (including the chairman) appointed by the Company and two managers appointed by GE Vernova. Following the second anniversary of the JV Closing, if the Board of Managers reach an impasse that cannot be resolved through the process set forth in the A&R Joint Venture Agreement, the A&R Joint Venture Agreement generally provides that the Company may require GE Vernova to sell GE Vernova’s 50% interest to the Company or GE Vernova may require the Company to purchase GE Vernova’s 50% interest, but only, in each case, if the GE Match Date has not yet occurred. The price for GE Vernova’s interest will depend on the fair market value of the interest, as set forth in the A&R Joint Venture Agreement, with a minimum value of approximately $5 million. The A&R Joint Venture Agreement also provides similar call and put rights with respect to GE Vernova’s interest if the GE Match Date does not occur by the sixth anniversary of the JV Closing or if the Company is acquired by a competitor of GE Vernova.

In the event that a change in applicable laws or regulations has a material adverse effect on GE Vernova’s interest in the AirJoule JV, or GE Vernova determines that the Company fails to meet certain financial performance benchmarks, GE Vernova may require the Company to purchase GE Vernova’s interest for a total purchase price of $1.00.

AirJoule, LLC is a variable interest entity which the Company consolidates. Accordingly, the assets and liabilities contributed by the Company, as the primary beneficiary, were initially recorded at their previous carrying amounts in a manner consistent with the accounting under ASC 805-50-30 for transactions between legal entities under common control. The assets and liabilities contributed by GE Vernova met the definition of a business under ASC 805-10-55-3A. Consequently, the assets, including the assembled workforce and processes contributed by GE Vernova, which was determined to be a business and is not under common control was measured by the Company in accordance with ASC 805-20 and ASC 805-30. Accordingly, the assets, liabilities, and non-controlling interests of the VIE were measured at fair value as of the date the Company was determined to be the primary beneficiary (the “acquisition date”), which includes the recognition of goodwill and other intangible assets, if any.

Subsequently, the assets, liabilities, and non-controlling interests of the VIE will be consolidated in the Company’s financial statements and profits and losses of the VIE will be allocated to the non-controlling interest held by GE Vernova. Intercompany transactions will be eliminated upon consolidation.

Appointment of Additional Executive Officers

On May 7, 2024, the Company announced the expansion of its management team, including the appointment of a new Chief Financial Officer (“CFO”) and the transition of the previous CFO to the role of Chief Administrative Officer (“CAO”).

Key Financial Definitions/Components of Results

Revenue

Montana anticipates that it will earn revenue from the sale of various key components that will be used in the assembly of AirJoule systems. As of March 31, 2024, no revenue has been earned.

Operating Expenses

We classify our operating expenses into the following categories:

•        Research and development expense.    Research and development expense includes internal personnel, parts, prototypes and third-party consulting costs related to preliminary research and development of Montana’s products.

•        General and administrative expense.    General and administrative expense consists primarily of personnel-related expenses for our executives, consultants and advisors. These expenses also include non-personnel costs, such as rent, office supplies, legal, audit and accounting services and other professional fees.

•        Sales and marketing expense.    Sales and marketing expense consists primarily of business development professional fees, advertising and marketing costs.

•        Depreciation expense:    Depreciation expense consists of depreciation of Montana’s property and equipment.

Management’s discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions. Such changes to estimates could potentially result in impacts that would be material to the consolidated financial statements.

While our significant accounting policies are described in more detail in Note 3 to our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023 appearing elsewhere in this prospectus, we believe that the following accounting policies were most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Share-Based Compensation

We account for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

We estimate the fair value of stock option awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the option’s expected term, price volatility of the underlying stock, risk-free interest rate, and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the award.

We estimate the fair value of Earnout Shares awards underlying stock options, which is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation, using the Monte-Carlo simulation model. The Monte-Carlo simulation model was selected as the valuation methodology for the Earnout Shares due to the path-dependent nature of triggering events. Under ASC 718, the award is measured at fair value at the grant date and expense is recognized over the time-based vesting period (the triggering event is a market condition and does not impact expense recognition). The Monte-Carlo model requires the use of highly subjective and complex assumptions, estimates and judgements, including the current stock price, volatility of the underlying stock, expected term the risk-free interest rate, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of Common Stock. An increase of 100-basis points in interest rates would not have a material impact on the Company’s stock-based compensation.

Earnout Shares Liability

In connection with the Reverse Recapitalization and pursuant to the Business Combination Agreement, eligible former Legacy Montana Equityholders are entitled to receive the Earnout Shares upon the Company achieving certain Earnout Milestones (as described in the Merger Agreement). The settlement of the Earnout Shares to the holders of Legacy Montana common units contain variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

We estimated fair value of the Earnout Shares with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. Expected EBITDA assumes that each production line will achieve equivalent production generating $50 million of Annualized EBITDA. The commission dates used reflected management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. The contingent Earnout Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

Derivative Financial Instruments and Other Financial Instruments Carried at Fair Value

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including the True Up Shares issued in connection with the Subscription Agreement and the Subject Vesting Shares issued in connection with the Business Combination, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The True Up Shares issued under the Subscription Agreement do not qualify as equity under ASC 815-40; therefore, the Class A common stock (the “True Up Shares”) is required to be classified as a liability and measured at fair value with subsequent changes in fair value recorded in earnings. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the derivative liability is discussed in Note 11 to the Unaudited Condensed Consolidated financial statements for the three months ended March 31, 2024 and 2023.

The Subject Vesting Shares liability was an assumed liability of XPDB in the Merger as described in Note 4 to the Unaudited Condensed Consolidated financial statements for the three months ended March 31, 2024 and 2023. The Subject Vesting Shares vest and are no longer subject to forfeiture as described in Note 4. They do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The estimated fair value of the Subject Vesting Share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the Earnout Milestone Amount. The Subject Vesting Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts. See Note 11 — Fair Value Measurements in our unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and 2023 appearing elsewhere in this prospectus.

Business Combinations

We evaluate whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, we apply judgement to determine whether the acquired net assets meet the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

We account for business combinations using the acquisition method of accounting whereby the identifiable assets and liabilities of the acquired business, including contingent consideration, as well as any non-controlling interest in the acquired business, are recorded at their estimated fair values as of the date that we obtain control of the acquired business. We measure goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets and liabilities combined, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use a variation of the income approach, whereby a forecast of future cash flows attributable to the asset is discounted to present value using a risk-adjusted discount rate. Some of the more significant estimates and assumptions inherent in the income approach include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s expected useful life. When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, we report provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, which may be material, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Non-controlling Interests

The Company recognizes non-controlling interests related to its consolidated VIEs in the condensed consolidated balance sheets as a component of equity, separate from the Company’s stockholders’ equity. The Company records adjustments to non-controlling interests for the allocable portion of income or loss to which the non-controlling interest holders are entitled. Distributions to holders of non-controlling interests are adjusted to the respective non-controlling interest holders’ balance.

The amount of net loss attributable to non-controlling interests is included in consolidated net loss on the face of the condensed consolidated statements of operations.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The impairment assessment includes an evaluation of various reporting units, which is an operating segment or one reporting level below the operating segment. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at October 1. No impairment loss was recognized as of March 31, 2024.

In-Process Research & Development

In accordance with ASC Topic 350, Intangibles — Goodwill and Other (“ASC Topic 350”), goodwill and acquired IPR&D are determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment annually, in our fourth quarter, and between annual tests if we become aware of an event or a change in circumstances that would indicate the carrying value may be impaired.

In-Process Research and Development (“IPR&D”) acquired in a business combination is capitalized as indefinite-lived assets on our consolidated balance sheets at the recognition date fair value. IPR&D relates to amounts that arose in connection with the consolidation of AirJoule, LLC. Once the project is completed, the carrying value of the IPR&D is reclassified to other intangible assets, net and is amortized over the estimated useful life of the asset. Post-acquisition research and development expenses related to the IPR&D projects are expensed as incurred. The projected discounted cash flow models used to estimate the fair values of our IPR&D assets, acquired in connection with AirJoule, LLC, reflect significant assumptions regarding the estimates a market participant would make in order to evaluate the development asset, including: (i) probability of successfully completing and obtaining regulatory approval; (ii) market size, market growth projections, and market share; (iii) estimates regarding the timing of and the expected costs to commercialization; (iv) estimates of future cash flows from potential product sales; and (v) a discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related impairments, if any.

The annual, or interim (if events or changes in circumstances indicate that it is more likely than not that the asset is impaired), IPR&D impairment test is performed by comparing the fair value of the asset to the asset’s carrying amount. When testing indefinite-lived intangibles for impairment, we may assess qualitative factors for its indefinite-lived intangibles to determine whether it is more likely than not that the asset is impaired. Alternatively, we may bypass this qualitative assessment for our indefinite-lived intangible asset and perform the quantitative impairment test that compares the fair value of the indefinite-lived intangible asset with the asset’s carrying amount. If IPR&D becomes impaired or is abandoned, the carrying value of the IPR&D is written down to the revised fair value with the related impairment charge recognized in the period in which the impairment occurs. If the carrying value of the asset becomes impaired as the result of unfavorable data from any ongoing or future processes, changes in assumptions that negatively impact projected cash flows, or because of any other information regarding the prospects of successfully developing or commercializing our programs, we could incur significant charges in the period in which the impairment occurs. No impairment loss was recognized as of March 31, 2024.

Warrants

We determine the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40 (“ASC 815”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the condensed consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating losses (gains) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the condensed consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Montana is described in Note 3, Significant Accounting Policies, in the Notes to Financial Statements contained elsewhere in this prospectus.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Three months ended March 31, 2024 compared to the three months ended March 31, 2023

The following table sets forth the Company’s condensed consolidated statements of operations data for the three months ended March 31, 2024 and 2023.

	For the Three Months ended March 31,		Dollar Change
	2024	2023
Expenses
General and administrative	$827,576	$218,175	$609,401
Research and development	896,613	604,944	291,669
Sales and marketing	37,725	10,423	27,303
Depreciation expense	1,145	1,085	60
Loss from operations	(1,763,059)	(834,627)	928,432

Other income (expenses):
Interest Income	38,236	—	38,236
Change in fair value of Earnout Shares liabilities	(7,672,000)	—	(7,672,000)
Change in fair value of True Up Shares liability	269,000		269,000
Change in fair value of Subject Vesting Shares	(2,425,000)	—	(2,425,000)
Other income (loss), net	(9,789,764)	—	(9,789,764)

Income (loss) before benefit from (provision for) income taxes	(11,552,823)	(834,627)	(10,718,196)
Net income (loss)	$(11,552,823)	$(834,627)	$(10,718,196)

Net Loss attributable to Non-Controlling Interest	(26,382)	—	(26,382)
Net loss Attributable to Shareholders of the Company	$(11,526,441)	$(834,627)	$(10,691,814)

General and Administrative

General and administrative expenses for the three months ended March 31, 2024 was $827,576 as compared to $218,175 for the three months ended March 31, 2023. The $609,401 increase in general and administrative reflects increases in professional services such as legal and audit and accounting. Montana expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Research and Development

Research and Development expenses for the three months ended March 31, 2024 was $896,613 as compared to $604,944 for the three months ended March 31 2023. The $291,669 increase in research and development reflects increases in personnel and prototype related costs as the Company continues to develop its products and technology. The Company expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

Sales and Marketing

Sales and marketing for the three months ended March 31, 2024 was $37,725 as compared to $10,423 for the three months ended March 31, 2023. Montana expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Depreciation Expense

Depreciation expense for the three months ended March 31, 2024 and 2023 were $1,145 and $1,085, respectively.

Interest Income

Interest income of $38,236 for the three months ended March 31, 2024 is a result of an increase in cash balance after the close of the Business Combination.

Fair value of Earnout Shares liability

Upon consummation of the Business Combination, the Company assumed approximately $53.7 million in earnout shares liability. The change in fair value of $7.7 million during the three months ended March 31, 2024 is recognized as other expenses for the period.

Fair value of Subject Vesting Shares liability

Upon consummation of the Business Combination, the Company assumed approximately $11.8 million in earnout shares liability. The change in fair value of $2.4 million during the three months ended March 31, 2024 is recognized as other expenses for the period.

Fair value of True Up Shares liability

Upon consummation of the Business Combination, the Company assumed approximately $555,000 in earnout shares liability. The change in fair value of $269,000 during the three months ended March 31, 2024 is recognized as other income for the period.

Year ended December 31, 2023 compared to the year ended December 31, 2022

The following table sets forth Montana’s audited statements of operations data for the year ended December 31, 2023 and 2022, respectively.

	Years ended December 31,		Dollar Change
	2023	2022
Expenses
Research and development	$3,305,612	$1,741,380	$1,564,232
General and administrative	7,540,702	960,122	6,580,580
Sales and marketing	540,002	87,086	452,916
Depreciation expense	4,341	4,341	0
Total costs and expenses	11,390,657	2,792,929	8,597,728

Other income/(expense), net:
Interest income	11,541	—	11,541
Total other income, net	11,541	—	11,541
Loss before income taxes	(11,379,116)	(2,792,929)	(8,597,728)
Income tax expense	—	—	—
Net loss	$(11,379,116)	$(2,792,929)	$(8,597,728)

Research and Development

Research and development expenses for the year ended December 31, 2023 was $3,305,612 as compared to $1,741,380 for the year ended December 31, 2022. The $1,564,232 increase in research and development for the, 2023 compared to 2022 reflects increases in personnel and prototype related costs as Montana continues to develop its products and technology. Montana expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

General and Administrative

General and administrative for the year ended December 31, 2023 was $7,540,702 as compared to $960,122 for the year ended December 31, 2022. The $6,580,580 increase in general and administrative for 2023 compared to 2022 reflects increases in professional services such as legal, audit and accounting, partly in connection with the Business Combination as well as an increase in stock-based compensation relating to stock option issuances. Montana expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Sales and Marketing

Sales and marketing for the year ended December 31, 2023 was $540,002 as compared to $87,086 for the year ended December 31, 2022. The $452,916 increase in sales and marketing for 2023 compared to the, 2022 reflects increases in marketing and business development costs. Montana expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Depreciation Expense

Depreciation expense for the year ended December 31, 2023 and 2022 was $4,341.

Liquidity and Capital Resources

Montana’s primary sources of liquidity have been cash from contributions from founders or other investors. Montana had an accumulated deficit of $17.2 million and $5.8 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023, Montana had $0.4 million in cash and working capital deficit of $5.93 million. As of December 31, 2022, Montana had $5.2 million in cash and working capital of $5.1 million.

On June 9, 2023, XPDB held a special meeting in lieu of an annual meeting of stockholders (the “Special Meeting”) during which XPDB’s public stockholders approved a number of proposals including the proposal to amend XPDB’s certificate of incorporation to allow it to extend the date by which XPDB must consummate an initial business combination with one or more businesses from June 14, 2023 to December 14, 2023 and allowing XPDB, without another stockholder vote, by resolution of the XPDB board of directors, to elect to further extend such date in one-month increments up to three additional times, until March 14, 2024, unless the closing of an initial business combination occurred prior thereto, or such earlier date as determined by the XPDB board of directors to be in the best interests of XPDB (the “Extension”). In connection with the Extension, XPDB’s public stockholders elected to redeem 18,141,822 shares of Class A Common Stock for cash at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132 (the “Redemption”). After the satisfaction of the Redemption, 10,608,178 shares of Class A Common Stock and 7,187,500 shares of Class B Common Stock remained outstanding after giving effect to such redemptions.

In connection with the consummation of the Business Combination, XPDB’s public stockholders elected to redeem 10,381,983 shares of Class A Common Stock for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of $112,697,085.95 (the “Business Combination Redemption”). After the satisfaction of the Business Combination Redemption, 226,195 shares of Class A Common Stock and 7,187,500 shares of Class B Common Stock were issued and outstanding and the balance in the trust account established in connection with XPDB’s initial public offering was approximately $2,455,361, which we received upon closing of the Business Combination. In connection with the consummation of the Business Combination, we paid aggregate transaction expenses relating to the Business Combination of approximately $14.7 million. In addition, certain service providers agreed to defer payment of additional transaction expenses owed relating to the Business Combination in an amount equal to $3.0 million.

On March 4, 2024 (the “JV Closing”), in connection with the closing of the Framework Agreement the Company entered into with GE Vernova, and GE Vernova Parent, Montana contributed $10 million to the AirJoule JV (the “Closing Contribution”) pursuant to the A&R Joint Venture Agreement. The Company has also agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions (the “GE Match Date”), the Company shall be solely responsible for funding the AirJoule JV, and the Company shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

On October 27, 2021, the Company entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). The Company and CATL US both own 50% of CAMT’s issued and outstanding shares. Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), the Company and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2024, with the remaining $4 million contributed when requested by CAMT based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of the Company and CATL US) will be subject to the prior mutual agreement of the Company and CATL US. As of March 31, 2024, we have not funded this joint venture or contributed any assets to the joint venture.

As of March 4, 2024, Montana had entered into the Subscription Agreements with the Investors, pursuant to which the Investors purchased Montana Class B common units that, upon the Closing of the Business Combination, converted into an aggregate of 5,807,647 Conversion Shares for an aggregate purchase price of approximately $49.4 million, bringing anticipated Aggregate Transaction Proceeds (as defined in the Merger Agreement) at Closing to approximately $50,000,000. As of March 31, 2024, approximately $6.0 million of the proceeds was not received yet and was recorded as a subscription receivable. On May 9, 2024 and May 10, 2024, the Company received $6.0 million owing under the Subscription Agreements. The Conversion Shares were issued as part of the consideration relating to the Business Combination.

In addition, on March 8, 2024, in connection with the Business Combination, XPDB entered into the Pre-Closing PIPE Subscription Agreement with the Pre-Closing PIPE Investor, pursuant to which, among other things, the Pre-Closing

PIPE Investor agreed to subscribe for and purchase from XPDB, and XPDB agreed to issue and sell to the Pre-Closing PIPE Investor, an aggregate of 588,235 newly issued shares of Class A Common Stock on the terms and subject to the conditions set forth therein. On March 14, 2024, in connection with the Business Combination, the Company consummated the issuance and sale of the Committed Shares to the Pre-Closing PIPE Investor. At the one-year anniversary of the Closing of the Business Combination, the Pre-Closing PIPE Investor is eligible to receive up to 840,336 additional newly issued shares of Class A Common Stock at no additional cost, subject to certain conditions set forth in the Pre-Closing PIPE Subscription Agreement.

Additionally, on June 5, 2024, Montana entered into the June 2024 PIPE Subscription Agreements with certain investors, pursuant to which, among other things, the June 2024 PIPE Investors agreed to subscribe for and purchase from Montana, and Montana agreed to issue and sell to the June 2024 PIPE Investors, an aggregate of 1,238,500 newly issued shares of Class A Common Stock on the terms and subject to the conditions set forth therein.

As of March 31, 2024, Montana had an accumulated deficit of $43.7 million and $26.2 million of working capital, including $37.4 million in cash.

Montana assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures and other general corporate services. Montana’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. Montana’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

With the consummation of the Business Combination and Subscription Agreements and the Pre-Closing PIPE Subscription Agreement (each as described above), we received proceeds of approximately $45 million in March 2024, after giving effect to XPDB’s stockholder redemptions and payment of transaction expenses, which will be utilized to fund our product development, operations and growth plans. Additionally, we also received proceeds of approximately $12.4 million in June 2024 as a result of the consummation of the June 2024 PIPE. We believe that as a result of the Business Combination, our existing cash and cash equivalents, as well as proceeds received from the Business Combination, cash received from Subscription Agreements and the proceeds received from the June 2024 PIPE, will be sufficient to fund operations through at least the end of 2025. The company may opportunistically seek to raise additional capital from equity capital markets to further support its business plan. The Company’s ability to access the equity capital markets in the future, and the proceeds the Company is able to achieve through any such equity offering, may be impacted by the Selling Securityholders as sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock. For more information on the potential impact of sales by the Selling Securityholders on our stock price and our ability to effectively access the capital markets, please see “Risk Factors — Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Public Warrants to fall”.

Our future capital requirements will depend on many factors, including, the timing and extent of spending by us to support the launch of our product and research and development efforts, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally. Pursuant to the A&R Joint Venture Agreement, the Company contributed $10 million to the AirJoule JV at the JV Closing (the “Closing Contribution”). The Company has also agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. In order to finance these opportunities and associated costs, it is possible that we will need to raise additional financing if the proceeds realized by us from the Business Combination and cash received from the Subscription Agreements are insufficient to support our business needs. While we believe that the proceeds realized by us through the Business Combination and cash received from Subscription Agreements will be sufficient to meet our currently contemplated business needs, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our product development business, results of operations and financial condition would be materially and adversely affected.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $247.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On June 25, 2024, the closing price for our Class A Common Stock was $11.60. If the price of our Class A Common Stock decreases below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

On June 10, 2024 and June 11, 2024, a total of 3,942,388 Warrants were surrendered by the Selling Securityholders on a cashless basis at an exercise price of $11.50 per share. See “Summary — Recent Developments — Cashless Exercise of Warrants” for additional detail regarding the cashless exercise.

The Selling Securityholders can sell, under this prospectus, up to (a) 56,111,235 shares of Class A Common Stock constituting approximately 72.6% of our issued and outstanding shares of Common Stock and approximately 182.8% of our issued and outstanding shares of Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants), in each case, as of June 25, 2024 and (b) 11,125,000 Warrants constituting approximately 51.6% of our issued and outstanding Warrants as of June 25, 2024. The three Selling Securityholders that beneficially own the largest number of shares that may be sold under this prospectus can sell up to (a) 42,175,039 shares of Class A Common Stock, constituting approximately 54.5% of our issued and outstanding shares of Common Stock (assuming the exercise of all of our Warrants) as of June 25, 2024 and (b) 8,900,000 Warrants constituting approximately 41.2% of our issued and outstanding Warrants as of June 25, 2024. Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities.

The Sponsor beneficially owned approximately 19.8% of the number of shares of Common Stock issued and outstanding immediately following consummation of the Business Combination (including the redemption of shares of Class A common stock of XPDB in connection with the consummation of the Business Combination and assuming exercise of all of the Warrants), which shares of Class A Common Stock are registered for resale pursuant to this prospectus. The Sponsor will be able to sell all such registered shares (subject to contractual lockups) for so long as the registration statement of which this prospectus forms a part is available for use. See “Beneficial Ownership” and “Selling Securityholders” for additional details on the Sponsor’s beneficial ownership. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Warrants.

Other Contractual Obligations and Commitments

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of which $62,500 and $37,500 was expensed for the three months ended March 31, 2024 and 2023, respectively. At March 31, 2024 and December 31, 2023, $62,500 and $150,000, respectively, was accrued by the Company in the accompanying condensed consolidated balance sheet.

Future minimum royalties are as follows as of March 31,2024:

Remainder of 2024	187,500
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

The purpose of Legacy Montana’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals and assistance in purchasing or leasing land and equipment.

Pursuant to the A&R Joint Venture Agreement, CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Legacy Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Legacy Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Legacy Montana or all directors.

Cash flows

Cash flows for the three months ended March 31, 2024 and 2023

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the three months ended March 31, 2024 and 2023:

	For the three months ended March 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(5,439,983)	$(803,634)
Net cash used in investing activities	(1,450)	—
Net cash provided by financing activities	$42,494,907	$255,861

Cash flows from operating activities

Net cash used in operating activities was $5,439,983 during the three months ended March 31, 2024 compared to net cash used in operating activities of $803,634 during the three months ended March 31, 2023. The period-to-period change was a result of Montana’s net loss for the period and a decrease in accounts payable and accrued expenses and other liabilities due to payments made partially offset by the change in fair value of earnout shares liability, change in fair value of True Up Shares and the change in fair value of Subject Vesting Shares.

Cash flows Used in Investing Activities

Net cash used in investing activities was $1,450 during the three months ended March 31, 2024 as a result of the purchase of fixed assets.

Cash flows from financing activities

For the three months ended March 31, 2024, net cash provided by financing activities was $42,494,907 compared to net cash flow from financing activities of $255,861 during the three months ended March 31, 2023. The period-to-period change was primarily due to higher proceeds from the issuance of Legacy Montana common stock related to private placements prior to the Merger, and the exercise of stock options and warrants, partially offset by transaction costs incurred by Legacy Montana.

Cash flows for the years ended December 31, 2023 and 2022

The following table summarizes Montana’s cash flows from operating, investing and financing activities for the years ended December 31, 2023 and 2022:

	For the years ended December 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(5,100,989)	$(2,849,331)
Net cash provided by financing activities	$265,299	$4,972,737

Cash flows from operating activities

Net cash used in operating activities was $5,100,989 during the year ended December 31, 2023 compared to net cash used in operating activities of $2,849,331 during the year ended December 31, 2022. The period-to-period change was a result of the Company’s net loss for the period offset by an increase in accounts payable and accrued expenses and other liabilities.

Cash flows from financing activities

For the year ended December 31, 2023, net cash provided by financing activities was $265,299 compared to net cash flow from financing activities of $4,972,737 during the year the year ended December 31, 2022. The period-to-period change was a result of higher proceeds from the issuance of preferred units and contributions from members in 2022, which was offset by issuance costs.

Off balance sheet arrangements

The Company did not have any off-balance sheet arrangements as of March 31, 2024.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of XPDB’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

BUSINESS

Unless the context otherwise requires, all references in this section to “Montana,” the “Company,” “we,” “us,” “our” and other similar terms refer to the business of Montana Technologies LLC prior to the consummation of the Business Combination and Montana Technologies Corporation after the consummation of the Business Combination.

Company Overview

We are an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC, as well as a potential source of potable water. We are focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

Company Background

We were established as Montana Technologies LLC in 2018 and are headquartered in Ronan, Montana. In the third quarter of 2020, we executed a strategic project partnership agreement with Pacific Northwest National Laboratory (“PNNL”) to develop enhancements to its self-regenerating dehumidifier technology and, in the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to the technology. See “— Our Competitive Strengths — Our Partners — PNNL.” In the third quarter of 2021, we entered into a joint venture with an affiliate of CATL for purposes of manufacturing and commercializing our AirJoule units, which utilize the regenerating dehumidifier technology conceived at PNNL, in certain countries. We also have an established global supplier relationship with BASF, an international chemical company, to manufacture to our specifications under trade secret, proprietary materials that are critical for the AirJoule technology. In the first quarter of 2023, we completed the fourth prototype of our AirJoule unit, which can deliver up to 200 liters per day of water, with an energy consumption as low as 130 watt hours per liter (“WH/L”). We anticipate that we will complete a pre-production prototype of our AirJoule unit in the second quarter of 2024 that will deliver up to 360 liters of water per day at between 60-90 WH/L, depending on humidity. Our AirJoule unit also enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75% and reducing/eliminating the need for refrigerants, as compared to currently existing HVAC systems. We expect to commence the construction of our first production line in 2024, for the purpose of manufacturing end-market-ready AirJoule units.

Industry Background

HVAC

According to The Brainy Insights, the global HVAC system market was valued at approximately $214 billion in 2022 and is expected to reach a value of approximately $358 billion by 2032 at a compound annual growth rate of 5.27% from 2023 to 2032.1 The Rocky Mountain Institute estimates that cooling demand in developing economies will increase 5x by 2050, with global stock of air conditioners in buildings growing by approximately 4 billion units by 2050, which amounts to more than 4 new air conditioners sold every second for the next 30 years. Further, according to the U.S. Energy Information Administration, the single largest demand for power in the United States is HVAC for buildings, accounting for approximately 32.1% of total residential energy use. In 2020, cooling the interior of residential and commercial buildings accounted for about 10% of the United States’ total energy usage. Our products and technologies aim to make HVAC systems more efficient by reducing energy use and lowering costs by up to 75%.

There are various types of HVAC systems, but the basic mechanisms are similar across all types. A mechanical system is used to draw in air, which is then processed and adjusted to the desired temperature. When the temperature is lowered with current conventional cooling equipment, water vapor in the air condenses into water. During this

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1        https://www.thebrainyinsights.com/report/hvac-system-market-12572 process, condensation heat is generated, thus the cooling mechanism must be powerful enough so that the cooling effect produced exceeds the rise in temperature resulting from condensation heat, in order to lower the net temperature of the environment in which this system is being used. Therefore, a significant amount of energy is required to manage condensation heat and lower the indoor temperature, particularly in increasingly hot and humid environments.

HVAC systems are used in various industrial facilities for their ventilation, filtration and cooling functions. Major end-user industries include wastewater, drinking water distribution, gas solution and petroleum solution facilities, to name a few. Our platform attempts to solve legacy thermal constraints encountered by conventional designs by utilizing metal-organic frameworks (“MOF”) coated onto heat exchangers that are installed into two twin chambers that alternate the function of water vapor harvesting and water capture. This enables users of our products to dehumidify air, provide water for evaporative cooling, and or harvest atmospheric water in both humid and arid climates.

The impact of air conditioning on our planet cannot be understated. Buildings are responsible for 40% of global energy consumption, and with a projected 2/3 of the world’s households having air conditioning by 2050, according to the International Energy Agency, we believe that the world needs a better, lower-energy and lower-cost solution to meet these needs. We believe we are primed to transform the HVAC industry through our new technology, which represents a significant potential for improvement upon the energy efficiency of current conventional HVAC applications, as well as a potential source of potable water. Our AirJoule unit enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75%, as compared to currently existing HVAC or atmospheric water-generating system. Our AirJoule system is expected to be up to 4 times more efficient (Coefficient of Performance (“COP”)) than existing conventional vapor compression dehumidification systems and up to 10 times more efficient than desiccant dehumidifiers. The energy cost savings derived by using an AirJoule dehumidifier are expected to have a payback period of as low as 1.5 years.

Atmospheric Water Harvesting

According to the World Resources Institute, 25% of the global population lives in countries facing extremely high water stress, with as many as four billion people already exposed to water stress conditions for at least one month per year. As a result of the rising degradation and disappearance of natural ecosystems that provide clean water and alleviate floods and other risks, the World Resources Institute estimates that demand for water will increase by up to 30% by 2050. The map below reflects the projected ratio of water withdrawals to water supply by country in 2040.

Atmospheric water harvesting, the process of generating potable water from the humidity in the air, has emerged as a promising solution to address the issue of water scarcity. Atmospheric water harvesting is a new and rapidly developing application, and we believe that our foundational patented technology, proven with prototype units, uniquely position us to capture a meaningful amount of the growth in this evolving sector.

Our AirJoule unit also addresses recent United States government legislation and regulation, including the following:

Our Solutions and Technology

What AirJoule Does

Our goal is to help solve two of the world’s most problematic issues with our AirJoule technology: increasing demand for comfort cooling and rising water stress. The AirJoule unit uses new technology that enables the atmosphere to become an accessible source of renewable thermal energy and a potential source of potable water at costs as low as half a cent per liter. The AirJoule unit efficiently harvests water vapor from the air, and is designed to consume as much as 75% less electricity than other currently-existing HVAC or water-generating systems while providing a potential source of potable water and air conditioning at a fraction of the current cost of traditional HVAC systems. We estimate that our AirJoule technology will reduce dehumidification costs for buildings by nearly 50%. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of April, 2024 that will deliver up to 360 liters of water per day at 60-90 WH/L while simultaneously dehumidifying the air around the unit.

INPUT: HUMID AIR
Water Adsorption in open chamber
7
1
2
3
4
5
6
OUTPUT:
2. DEHUMIDIFIED
AIR
Water Desorption in closed chamber
OUTPUT:
1. WATER
OUTPUT:
3. COOLING

How It Works

AirJoule solves the issues of energetics, transformation of the latent heat of energy held in water vapor in the atmosphere to (1) potentially potable water, (2) dehumidified air, and (3) cooling, as shown above. Our proprietary pressure swing system integrates adsorption and desorption functions, so the heat of adsorption can be used to assist desorption under vacuum, eliminating the need for additional energy. In one chamber, outside air is passed over the paper-thin film of MOF, pulling water vapor into the material’s nano-sized pores. The heat that is generated from adsorbing water vapor is then transferred to the other chamber to help release water previously captured in the pores. A light vacuum pressure helps regenerate the MOF. Once the high-capacity MOF is regenerated, the twin chambers reverse their functions and the cycle repeats, avoiding the need to add heat or cooling to the process. By balancing the heat transfer between chambers, the system works to minimize energy consumption and allows the AirJoule system to continuously operate at ambient temperature, adding no extra load on an air conditioning unit. The result we have observed is a dramatic reduction in energy and cost, the production of water and the reduction of CO2 emissions as compared to conventional HVAC systems.

AirJoule operates as follows:

(1)    Humid air is drawn into the open chamber;

(2)    Proprietary MOF-coated contactors adsorb the water vapor in the open chamber;

(3)    The heat of adsorption is transferred to a closed chamber to assist with desorption;

(4)    Proprietary air pump draws vacuum on the closed chamber;

(5)    Proprietary vacuum compressor pulls water vapor from the contactors in the closed chamber and slightly pressurizes it;

(6)    Proprietary condenser produces pure water; and

(7)    The alternating cycle between chambers occurs every 5 minutes.

Our current prototype of the AirJoule unit delivers up to 200 liters of water per day and as low as 130 WH/L. We anticipate that our pre-production prototype will be able to deliver up to 360 liters of water per day at 60-90 WH/L.

Benefits of AirJoule

•        Harnessing Clean energy:    The AirJoule unit enables the atmosphere to be an accessible source of renewable thermal energy in a range of applications.

•        Reduced Cost:    The AirJoule unit is estimated to cost less than half of the upfront cost of conventional dehumidification systems while using significantly less electricity.

•        Water:    We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 that will deliver up to 360 liters of water per day; as low as 60-90 WH/L at costs as low as a half cent per liter.

•        Reduced Electricity Use:    The AirJoule system is designed to utilize up to 75% less electricity than current HVAC and water-generating systems.

•        COP:    The AirJoule unit significantly reduces, and in some cases can eliminate, the need for refrigerants to provide comfort cooling, and we anticipate that it can achieve a coefficient of performance (“COP”) as high as 15 versus the COP of 3 to 3.5 for traditional vapor compression direct expansion air conditioning systems.

•        Climates:    The AirJoule unit works in all climates, including humid and arid climates.

•        Retrofitting:    Because of its compact size, the AirJoule unit easily integrates with current, conventional HVAC air handler units and ducting, making the AirJoule unit ideal for retrofitting existing HVAC installations and not just for new construction.

•        Size:    The AirJoule unit is compact, at roughly one-third the size of, and approximately 40% lighter than, a conventional HVAC system.

•        Other Potential Applications:    We have also filed a patent application for a water heating system that incorporates the AirJoule that we anticipate will achieve a COP as high as 7.1 versus the COP of 1 to 3.2 for traditional water heaters with electric resistive elements and heat pumps, respectively.

Key Components

Our AirJoule technology utilizes a proprietary desiccant, called a MOF. MOFs are a class of crystalline materials with ultrahigh porosity and enormous internal surface area.

We have engineered a proprietary MOF (“MTMOF1”) that is coated onto aluminum contactors, one of four key components of our AirJoule unit. In an AirJoule system, the MOF-coated aluminum contactors are placed into twin chambers that are open to incoming humid air in one cycle and closed in an alternate cycle, thus, the system can recover water vapor in the air by a method that utilizes its own thermal energy under a vacuum to condense water vapor to liquid water. For this reason, the AirJoule unit is able to dehumidify air using as little as 1/10th to 1/22nd of the energy of desiccant-based dehumidifying systems. Our proprietary system captures the heat of adsorption and then uses this heat generated by adsorption without the need for additional heat input, yielding an efficient and robust water-harvesting system.

Our key component plan contemplates using our proprietary technology with mature manufacturing processes, alongside our global supplier relationship with BASF, to deliver MOF-coated contactors, vacuum and condenser systems to original equipment manufacturers (“OEMs”) for integration into existing HVAC systems, which we anticipate will substantially reduce the energy consumption and cost of such systems.

Growth Strategy and Outlook

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We estimate that our TAM globally is approximately $455 billion, comprised of a TAM in the HVAC sector of approximately $355 billion2 and a TAM in the atmospheric water harvesting sector of approximately $100 billion.3 We obtained the HVAC estimate from an independent report prepared by thebrainyinsights.com and the atmospheric harvesting estimate from conversations with water.org.

We aim to offer our products and services in global markets, particularly where demand for comfort cooling and water stress are highest. In light of our proprietary technology, we believe we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations within the HVAC and atmospheric water harvesting sectors. Additionally, with several partnerships in place and a rapidly growing pipeline of new opportunities, we believe that we possess the potential for global manufacturing scalability at attractive margins. We anticipate that our existing partnerships with PNNL, BASF, CATL, Carrier and GE Vernova will help accelerate manufacturing of materials and components as well as provide product validation and commercialization. See “— Our Competitive Strengths — Our Partners.”

We believe that we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $25 million per production line to coat aluminum contactors has the potential to generate approximately $100 million in Annualized EBITDA per line for the Company. This estimate is based on an illustrative production line that is capable of producing approximately one million saleable contactors per year, based on estimates provided by global suppliers, and contemplates binding contractual commitments from customers for standard AirJoule units, which contain six coated contactors per unit. Actual production lines may be built to different specifications based on production contracts, and therefore production line capacity may vary in terms of the quantity and size of contactors produced and potential Annualized EBITDA generation. Our assessment that the manufacture and commencement of a production line will cost less than $25 million is based on estimates of equipment used in coating processes used by companies like BASF, assuming throughput of approximately one million contactors per year for a standard contactor measuring approximately two feet by two feet. We estimate that production costs will be approximately $187 per contactor, based on (a) the cost per pound of bulk aluminum foil used in each contactor (multiplied by two times to account for process cost and supplier margin) plus (b) an MOF cost of $50 per kilogram multiplied by the volume of one kilogram of MOF and (c) estimated coating process cost of $17 per contactor. We have assumed an average sales price of $287 per contactor, reflecting a gross margin of 35% per contactor incorporated into

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2        https://www.thebrainyinsights.com/report/hvac-system-market-12572

3        https://www.nature.com/articles/s41586-021-03900-w.

AirJoule units, resulting in a profit of $100 per contactor. Our estimate of the potential Annualized EBITDA generation of a single production line built with a capital expenditure investment of less than $25 million is calculated based on estimated production of one million contactors per line multiplied by the estimated profit of $100 per contactor. We expect to commence our first production of market-ready AirJoule units in 2024. We intend to self-fund future production lines.

Our Competitive Strengths

Our Product

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We believe we are primed to transform the HVAC and atmospheric water harvesting industries through our new technology, which represents a significant potential for improvement upon the energy efficiency of current conventional HVAC applications, as well as a potential source of potable water, enabling the humidity and water vapor in the atmosphere to become an accessible, renewable, around-the-clock source of thermal energy and water that can be used on the vast majority of the earth’s surface. Our AirJoule unit enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75% and reduce/eliminate the need for refrigerants, as compared to currently existing HVAC systems.

Our Business Model

We believe we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $50 million per production line to coat aluminum contactors will generate approximately $100 million in Annualized EBITDA per line for the Company. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of April, 2024 and expect to commence our first production of market-ready AirJoule units in 2025. We intend to self-fund future production lines through capital-efficient production and scaling of our manufacturing through our partnerships. For additional details regarding the basis upon which the Company’s estimates with respect to capital expenditures and EBITDA generation are made, including the material assumptions underlying such estimates, please see the section entitled “— Growth Strategy and Outlook.”

Our Partners

We intend to elevate and grow our international partnerships to rapidly and sustainably deploy AirJoule systems worldwide as a key solution to address global warming and water scarcity. We have engaged and collaborated with experienced strategic partners such as PNNL, BASF (an international chemical producer), CATL (an international lithium-ion electric vehicle battery manufacturer), Carrier and GE Vernova. All of our strategic partners are committed to the continued development, commercialization, and distribution of AirJoule units. We anticipate that these and other pipeline partnerships will enable us to rapidly scale to mass production, using a capital-efficient business model.

PNNL.    We have partnered with several companies and labs to bring AirJoule to the global stage, including PNNL. PNNL scientists originally conceived of and patented the self-regenerating dehumidifier. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to its self-regenerating dehumidifier technology and executed a strategic project partnership agreement with PNNL to further develop enhancements to the technology, including a pore engineering effort to produce an advanced recipe for a proprietary MOF. We have added our own significant advancements to the technology and hold independent intellectual property relating to, among other things, heating, cooling and low-cost harvesting of potentially potable water from the air. See “— Intellectual Property.”

BASF Joint Development Agreement.    According to Chemical & Engineering News’ 2023 list of the top 50 global companies, BASF was the world’s largest chemical producer in 2022 based on sales. We are party to a joint development agreement, dated as of September 27, 2022, with BASF for the production of engineered super-porous MOF materials to our specifications that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function (the “Joint Development Agreement”). Pursuant to the terms of the Joint Development Agreement, BASF will deliver sample MOF materials to us and we will pay BASF a fee, the amount of which will be mutually agreed with BASF prior to delivery of such sample. BASF is entitled to commission certain projects under the Joint Development Agreement to third-party toll manufacturers or its affiliates, provided that such third parties are bound by confidentiality obligations that are at least as stringent as those set forth in the Joint Development Agreement. Each party’s background intellectual property will remain the sole property of such party. Pursuant to the Joint Development Agreement, each party granted to the other a non-exclusive, royalty-free license to use such party’s background intellectual property to the extent necessary to fulfill its duties under the Joint Development Agreement. Any assignable intellectual property generated under the Joint Development Agreement solely by the employees of a particular party will be the exclusive property of said party. Any assignable intellectual property jointly generated under the Joint Development Agreement by employees of both parties (“Joint Inventions”) will be jointly and equally owned by us and BASF. BASF is entitled to manage any Joint Inventions, including with respect to the preparation, filing, prosecution and maintenance of patents with respect thereto, and the costs thereof will be shared equally by us and BASF. Each party to the Joint Development Agreement is entitled to exploit Joint Inventions on their own or with third parties without any compensation to the other party unless otherwise agreed with respect to such Joint Invention. However, no party is entitled to grant any access rights, including licenses, to third parties and no party is entitled to sell or pledge to third parties, or otherwise dispose of its share of, any Joint Invention or patent, in each case, without the prior written consent of the other party. For as long as BASF is able and willing to supply MOF materials developed under the Joint Development Agreement with a competitive performance profile at a competitive price, we are required, during the term of the Joint Development Agreement and for at least ten years thereafter, to procure all of our MOF materials exclusively from BASF on terms and conditions to be set forth in separately negotiated supply agreements. In the event that a separate commercial agreement between us and BASF cannot be reached, and we expect to use Joint Inventions in accordance with the Joint Development Agreement, we will be required to pay BASF a license fee based on MOF quantities manufactured and/or procured annually. The Joint Development Agreement will terminate on September 27, 2025. Either party may terminate the Joint Development Agreement prior to September 27, 2025 if the other party substantially breaches or fails to comply with any provisions of the Joint Development Agreement and does not cure such breach or failure to comply within 30 days of receipt of notice of such default from the non-defaulting party. Additionally, BASF is entitled to terminate the Joint Development Agreement for convenience upon three months’ prior written notice to us. BASF has successfully produced our proprietary MOF for our prototypes and is now scaling for mass production. We anticipate that we will expand our ongoing development agreement with BASF to include global manufacturing and supply.

CATL US Joint Venture.    According to a recent report published by SNE Research, CATL was the world’s largest lithium-ion battery manufacturer in 2022 based on market share (calculated based on sales and shipments). On October 27, 2021, we entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). We and CATL US both own 50% of CAMT’s issued and outstanding shares.

Pursuant to the A&R Joint Venture Agreement, we and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2024, with the remaining $4 million contributed when requested by CAMT over the next three years based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of the Company and CATL US) will be subject to the prior mutual agreement of Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Montana or all directors.

The purpose of our joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment. Subject to certain exceptions described in the following sentence, we have granted to CAMT an exclusive, royalty-free license to use certain existing and future-developed intellectual property rights that we own or license to commercialize our AirJoule technology in Asia and Europe, and we have agreed to provide CAMT with certain services at no charge to enable it to utilize such intellectual property rights.

Notwithstanding the foregoing, we are not obligated to provide to CAMT or its subsidiaries any intellectual property rights or services if doing so would violate any applicable law or result in a breach of any contract to which we are a party, or if doing so would enable CAMT or its subsidiaries to access or obtain the proprietary formula(s) for our existing or future-developed metal-organic frameworks or any related proprietary method of manufacture or application that we develop.

Except as we otherwise may agree with CATL US, any intellectual property rights relating to the AirJoule technology that (i) we co-develop with CATL US, (ii) either we or CATL US co-develop with CAMT, or (iii) CAMT develops, in each case, will be exclusively owned by CAMT, with a perpetual, non-exclusive, worldwide license to Montana. Such license will be royalty free for the purpose of improving the AirJoule technology and will bear a royalty (in an amount to be negotiated in good faith between CAMT and Montana) for other uses.

Pursuant to the A&R Joint Venture Agreement, it is CAMT’s policy to declare and pay dividends as and when CAMT has net profits. Subject to certain conditions, we and CATL US have agreed to cause CAMT’s board of directors to declare and pay dividends in accordance with the laws of Hong Kong. So long as both we and CATL US have contributed 50% of CAMT’s share capital, CAMT generally will distribute net profits on a 50/50 basis, but each distribution will be adjusted such that CATL US receives 60% (and Montana receives 40%) of all net profits generated by CAMT and its subsidiaries from sales in China (excluding Hong Kong, Macau, and Taiwan). Neither we nor CATL US may transfer our interests in CAMT without the prior consent of the other.

The A&R Joint Venture Agreement has an indefinite term and, absent the occurrence of certain events set forth therein (e.g., an uncured material breach), no party may unilaterally terminate the A&R Joint Venture Agreement. If the A&R Joint Venture Agreement is terminated for any reason, all intellectual property licenses that we have granted to CAMT and its subsidiaries will terminate and revert to Montana and all intellectual property licenses that CATL US has granted to CAMT and its subsidiaries, if any, will terminate and revert to CATL US. Further, in the event of termination, we will own all intellectual property rights owned by CAMT prior to termination, with CATL US receiving a perpetual, royalty-free, non-exclusive license to use such intellectual property rights in Asia and Europe.

In addition to the terms described above, the A&R Joint Venture Agreement contains customary representations and warranties, as well as provisions relating to, among other things, director and officer insurance, information rights of shareholders, indemnification, and related-party transactions.

CATL Investment Agreement.    Contemporary Amperex Technology USA Inc., an affiliate of CATL (“CATL USA” and, together with CATL and CATL US, the “CATL Parties”), is one of our stockholders. On September 29, 2023, we entered into an Investment Agreement (the “Investment Agreement”) with XPDB and the CATL Parties, pursuant to which the CATL Parties agreed, among other things, that they will not, seek election to, or to place a representative on, our board of managers or the Company Board, or access, obtain, or seek to access or obtain our or the Company’s trade secrets, know-how, or other confidential, proprietary, or competitively sensitive information (excluding any such information that we are obligated to provide to CATL US, CAMT, or CAMT’s subsidiaries pursuant to the A&R Joint Venture Agreement described above), including by reverse engineering, or seeking to reverse engineer, any of our products.

The Investment Agreement contains customary representations and warranties and may be terminated only with the written consent of the parties thereto.

Carrier.    On January 7, 2024, Montana entered into the Common Unit Subscription Agreement with the Carrier Subscriber, pursuant to which the Carrier Subscriber agreed to purchase from Montana, and Montana agreed to issue and sell to the Carrier Subscriber, a number of Subscribed Units as will convert into 1,176,471 Private Placement Conversion Shares upon the Closing for an aggregate purchase price of approximately $10.0 million. On March 4, 2024, Montana and Carrier consummated the transactions contemplated by the Common Unit Subscription Agreement.

On January 7, 2024, concurrently with the execution of the Common Unit Subscription Agreement, each of Montana and CAMT entered into a binding term sheet for a commercialization and collaboration agreement (together, the “Binding Term Sheets”) with the Carrier Subscriber, pursuant to which, among other things, the parties agreed to negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, definitive agreements relating to the development of a system that incorporates AirJoule technology into HVAC equipment (the “Applicable Products”) and the viability of the commercialization of the Applicable Products. Subject to certain milestones to be set forth in the definitive agreements relating to the proposed collaboration, the Binding Term Sheets provide that Carrier will have (i) the exclusive right to commercialize the Applicable Products in North and South America (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from Montana, its designated affiliates and joint venture entities of which Montana is a member) for a period of three years from the earlier of (a) the date of the definitive agreement relating thereto and (b) the first commercialization of the Applicable Products by Carrier and (ii) a non-exclusive right to commercialize the Applicable Products in Europe, India and the Middle East (subject, in each case, to exclusively sourcing primary components of the AirJoule technology from CAMT or its affiliates) for a period of three years from the first commercialization of the Applicable Products by Carrier. Despite entry into the Binding Term Sheets, we and CAMT ultimately may not enter into definitive agreements with Carrier on terms consistent with the Binding Term Sheets or at all.

Also on January 7, 2024, concurrently with the execution of the Common Unit Subscription Agreement, Montana and XPDB entered into the Carrier Letter Agreement with the Carrier Subscriber pursuant to which, among other things, the parties agreed that following the closing of the subscription, and from and after the Closing, for so long as Carrier beneficially owns, prior to the Closing, 50.0% of the number of Montana Class B common units owned by Carrier as of immediately after the closing of the subscription or, after the Closing, 50.0% of the number of shares of Class A Common Stock owned by Carrier as of immediately after the Closing, Carrier will have the right to designate, on a continuing basis, one nominee for election to the Montana board of managers, prior to the Closing, and the Company Board, after the Closing, as applicable. Such designee will be subject to the approval of Montana or the Company, as applicable, provided that the approval cannot be unreasonably withheld, conditioned or delayed. The Carrier Letter Agreement will terminate upon the earliest to occur of: (i) such time as Carrier ceases to beneficially own (a) 50.0% of the number of Montana Class B common units owned by Carrier as of immediately after the closing of the subscription or (b) 50.0% of the number of shares of Class A Common Stock owned by Carrier as of immediately after the Closing; (ii) the termination of the Common Unit Subscription Agreement in accordance with its terms; or (iii) the mutual written agreement of the parties to the Carrier Letter Agreement.

GE Vernova.    On January 25, 2024, we entered into the Framework Agreement with GE Vernova, and, solely for the purposes specified therein, GE Vernova Parent, pursuant to which Montana and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form the AirJoule JV in which each of Montana and GE Vernova hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize Montana’s AirJoule water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

Upon the JV Closing, each party to the Framework Agreement entered into (i) the A&R Joint Venture Agreement, pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agreed to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent agreed to license certain intellectual property to the AirJoule JV. In addition, pursuant to the A&R Joint Venture Agreement, Montana contributed $10 million to the AirJoule JV at the JV Closing and is expected to contribute additional capital to the AirJoule JV based on a business plan and annual operating budgets to be agreed between Montana and GE Vernova.

Pursuant to the A&R Joint Venture Agreement, the Company has agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between Montana and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions (the “GE Match Date”), the Company shall be solely responsible for funding the AirJoule JV, and the Company shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

Our Patents

We hold and license foundational patent applications relating to atmospheric latent energy and water harvesting that uniquely position us to capture and drive a meaningful amount of the growth in the rapidly developing atmospheric water harvesting sector. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to its self-regenerating dehumidifier technology and executed a strategic project partnership agreement with PNNL to further develop enhancements to the technology. We also have two master patent PCT applications and have filed patent applications in 44 countries relating to the AirJoule unit. Our patent applications cover various technologies and components, including latent energy and water harvesting systems, evaporative cooling and water recapture systems, evaporative heat pump systems, water heating systems, low relative humidity drying systems, pre- and mid-cool integration coils, advanced vacuum pump systems, isothermal condenser design, gate and seal systems and methods, HVAC systems with AirJoule integration and microchannel harvesters and contactors. See “— Intellectual Property.”

Our Management

Our management team has a combined 140+ years of experience across commercialization, finance, operations and research and is supported by some of the nation’s leading scientists in the area of atmospheric water harvesting. We believe they are well-positioned to lead us in the journey ahead.

Sales and Marketing

Many companies have become increasingly conscious of their environmental footprint as a result of expectations placed upon them by their customers, investors and other stakeholders. The Governance & Accountability Institute found that in 2022, 96% of S&P 500 companies and 81% of Russell 1000 companies published reports to their investors describing their ESG commitments. Companies are developing strategies to adapt their business models in response to customer and investor demands that these businesses transition to leveraging sustainable, clean energy and invest in solutions to global warming and water scarcity. We believe the AirJoule system will actively help our anticipated customers manage their sustainability profiles and derive real commercial and operational benefits from doing so. As an early participant in the rapidly growing ecosystem of atmospheric water harvesting, we believe we are well-positioned to capture and drive a meaningful amount of growth in the sector. As atmospheric water harvesting technology continues to advance, we expect a corresponding growth in demand for the products resulting from the deployment of our AirJoule technology. We believe the AirJoule system harvests water from the air more effectively than any other technology that is available on the market today and that the AirJoule system can potentially secure access to and make abundant potable water for common use almost anywhere on the planet, particularly in water-scarce regions. We have also positioned Montana to be a tier-1 supplier to these HVAC manufacturers, instead of competing for their end-market customers. We believe our partnerships will enable Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis.

We aim to offer our products and services in global markets where demand for comfort cooling and water stress are highest. We also intend to deliver proprietary MOF-coated contactors, proprietary condensers, proprietary air pumps and proprietary vacuum compressors to OEMs for integration into existing HVAC systems, which we anticipate will substantially reduce the energy consumption and cost of such systems.

Manufacturing

In the first quarter of 2023, we completed the fourth prototype of our AirJoule unit, which delivers up to 200 liters per day and as low as 130 WH/L of water. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of April, 2024 that will deliver up to 360 liters of water per day and as low as 60-90 WH/L, depending on humidity. We expect Montana will also be a tier-1 supplier to HVAC manufacturers, with our partnerships enabling Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis. We expect to commence our first production of market-ready AirJoule units in 2025, and anticipate that our international partnerships, including our joint venture, CAMT, will enable us to transition to mass production quickly and efficiently. We also believe these partnerships will help in the validation and commercialization of our products.

Research and Development

Our management team knows the ability to grow and maintain a leading position in our industries depends on our continuing investment in research and development activities. The goals of our research and development efforts include continuing to optimize our AirJoule systems and corresponding technology and protecting and developing our intellectual property rights in our product and technology. Our management team is supported by some of the nation’s leading scientists in the atmospheric water harvesting sector.

Intellectual Property

We have two master patent PCT applications and we have filed patent applications in 44 countries relating to our AirJoule units. The following table sets forth certain information related to each of the patent applications related to our AirJoule technology.

Title	Effective/Actual Filing Date	Patent/Publication/ Serial Number	Assignee
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	2023/056400 Pct/US22/77316	Montana Technologies LLC
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	Taiwan 111137211	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	Pct/US22/81134	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	Taiwan 111147076	Montana Technologies LLC

We rely on non-disclosure agreements with employees, independent contractors, customers, and other third parties to protect our intellectual property and proprietary rights. Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see “Risk Factors — Risks Related to Intellectual Property and Technology — Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.”

Competition

HVAC

The production and sale of HVAC equipment is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. We believe that our largest competitors in the HVAC market will include Carrier Corporation (a division of United Technologies Corporation), Trane Inc. (a wholly-owned subsidiary of Ingersoll-Rand Company Limited), Lennox International, Inc., Mitsubishi Electric Corporation and Rheem Manufacturing Company, among others. We have positioned Montana to be a tier-1 supplier to these HVAC manufacturers, instead of competing for their end-market customers. We believe our partnerships will enable Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products, such as our AirJoule unit. In addition, new product introductions are an important factor in the market categories in which our products will compete. Some of our competitors are large and have significantly greater financial, marketing and technical resources than we do. Although we believe we will be able to compete successfully in our markets, there can be no assurance that we will be able to do so in the future.

Atmospheric Water Harvesting

Atmospheric water harvesting, the process of generating water from the humidity in the air, is a new and rapidly developing application that has emerged as a promising solution to address the issue of water scarcity. Given the emerging nature of the atmospheric water harvesting industry, there are a number of companies developing partial solutions that may be similar to parts of the AirJoule system. However, we believe that the majority of the other companies developing similar solutions do not capture the full range of functions of the AirJoule system. We believe that our foundational patents and proprietary AirJoule unit uniquely position us to capture and drive a meaningful amount of the growth in this evolving sector. We expect competition to intensify in the future as the market for atmospheric water harvesting matures.

Seasonality

We believe that weather patterns may impact the demand for our AirJoule units. For example, hot weather may cause existing HVAC units to fail, driving customers to accelerate replacement of existing units. Similarly, unseasonably mild weather may diminish customer demand for both commercial and residential HVAC replacement and repairs. Weather may also impact installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Employees

As of June 25, 2024, we had twenty-two employees and contractors, twenty of whom are located in the United States, one of whom is located in the United Kingdom, and one of whom is located in the United Arab Emirates. None of our employees or contractors are represented by a labor union. We have not experienced any work stoppages and believe we maintain good employee and contractor relations.

Facilities

We currently lease our principal operating facility in Polson, Montana. This leased facility consists of 4,000 square feet of office space under a lease. This facility accommodates our pilot product development and engineering teams, operations, marketing, finance and administrative functions. We believe that our office and pilot prototyping space is adequate for our needs for the immediate future and, should we need additional space in connection with our expansion plans, we believe we will be able to obtain additional space on commercially reasonable terms.

Government Regulation

Our business activities are subject to various laws, rules, and regulations of the United States. Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations, or competitive position, and we do not currently anticipate material capital expenditures to comply with applicable EHS laws and regulations. Nevertheless, compliance with existing or future governmental regulations, including, but not limited to, those pertaining to international operations, export controls, business acquisitions, consumer and data protection, environmental protection, employee health and safety, and taxes, could have a material impact on our business in subsequent periods. Please see “Risk Factors” for a discussion of these potential impacts.

Legal Proceedings

We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of June 25, 2024, concerning the persons who serve as our executive officers and directors.

Name	Age	Position
Matthew Jore	62	Chief Executive Officer and Director
Stephen Pang	42	Chief Financial Officer
Jeff Gutke	52	Chief Administrative Officer
Max Baucus	82	Director
Paul Dabbar	56	Director
Patrick C. Eilers	57	Director and Executive Chair
Stuart Porter	57	Director
Dr. Marwa Zaatari	38	Director
Ajay Agrawal	61	Director
Kyle Derham	37	Director

Matthew Jore has served as a member of the Board and the Chief Executive Officer of Montana since the consummation of the Business Combination. Mr. Jore founded Legacy Montana in October 2012 (f/k/a E-Cell Energy, LLC), and served as Chairman and Chief Executive Officer of Legacy Montana since its founding. Prior to founding Legacy Montana, Mr. Jore founded Core Innovation and Jore Corporation, a power tool and accessories manufacturer that generated in excess of $50 million in annual revenue, which Mr. Jore previously led through a successful initial public offering. Mr. Jore has over thirty years of experience successfully founding and leading innovative product-based companies. Mr. Jore holds a B.A. in Political Science and Economics, Business from University of Montana. We believe that Mr. Jore is qualified to serve on the Board due to his deep knowledge of Montana and his general industry experience.

Stephen Pang has served as the Chief Financial Officer of each of Montana and Legacy Montana since May 7, 2024. Mr. Pang previously served as Managing Director and Portfolio Manager at TortoiseEcofin Investments (“TortoiseEcofin”) and was responsible for TortoiseEcofin’s public and private direct investments across its energy transition and infrastructure strategies. At TortoiseEcofin, he served as Chief Financial Officer for Tortoise Acquisition Corp., which merged with Hyliion Inc. (NYSE: HYLN) in October 2020. After the business combination, he continued to serve as a director and was a member of it’s audit Committee until February 2024. Mr. Pang also served as Chief Financial Officer and a Director of Tortoise Acquisition Corp. II until the completion of its business combination in August 2021 with Volta Industries, Inc. (“Volta”). Volta was subsequently acquired by Shell USA in March 2023. Prior to joining Montana, he also served as President and Chief Financial Officer of TortoiseEcofin Acquisition Corp. III (NYSE: TRTL), which announced a business combination with One Energy Enterprises Inc. in August 2023. Before joining Tortoise Capital Advisors in 2014, Mr. Pang was a director in Credit Suisse’s Equity Capital Markets Group. Prior to joining Credit Suisse in 2012, he spent eight years in Citigroup Global Market’s Investment Banking Division, where he focused on equity underwriting and corporate finance in the energy sector. Mr. Pang earned a Bachelor of Science in Business Administration from the University of Richmond and is a CFA charterholder.

Jeff Gutke has served as the Chief Administrative Officer of Montana since May 7, 2024 and previously served as the Chief Financial Officer of Montana from the consummation of the Business Combination to May 7, 2024. Mr. Gutke has also served as the Chief Financial Officer of Legacy Montana from April 2021 to May 7, 2024. In January 2021, Mr. Gutke founded Doxey Capital LLC, a private investment and advisory services firm. Prior to founding Doxey Capital LLC, Mr. Gutke served as the Managing Director of Talara Capital Management and was a member of the firm’s investment committee from February 2017 to January 2021. Prior to joining Talara Capital Management, Mr. Gutke served as a director of Denham Capital Management and a manager at each of J.M. Huber Corporation and Aquila Energy Capital Corporation. Mr. Gutke has over twenty-five years of financial, operational and technical experience in the private equity, structured finance and investment banking industries with a specific focus on energy. Mr. Gutke holds a B.S. in Mechanical Engineering from Brigham Young University and an M.B.A. from Tulane University.

Max Baucus has served as a member of the Board since the consummation of the Business Combination. In 2014, then-U.S. President Barack Obama nominated Mr. Baucus to be Ambassador of the United States of America to the People’s Republic of China, a position he held until 2017. Ambassador Baucus formerly served as the senior United States Senator from Montana from 1978 to 2014 and was Montana’s longest serving U.S. Senator. While in the Senate, Ambassador Baucus was Chairman and Ranking Member of the Senate Committee on Finance (the “Finance Committee”). As chairman of the Finance Committee, he was the chief architect of the Affordable Health Care Act (ACA), which was signed into law by President Obama on March 23, 2009. In addition, as chairman of the Finance Committee, Ambassador Baucus led the passage and enactment of the Free Trade Agreements with 11 countries. While serving on the Senate Agriculture Committee, he led the securement of reauthorization for numerous farm bills. As a member of the Committee on Environment and Public Works, he guided many highway bills and other infrastructure legislation to passage as well as leading the passage of The Clean Air Act of 1990. Before his election to the U.S. Senate, Ambassador Baucus represented Montana in the U.S. House of Representatives from 1975 to 1978. Ambassador Baucus earned a Bachelor’s and Juris Doctor degree from Stanford University. Ambassador Baucus currently has a consulting business, Baucus Group LLC, and, since 2017, has been advising technology and biotech companies, as well as engaging in numerous public speaking engagements. Ambassador Baucus and his wife have also founded a public policy institute at the University of Montana School of Law, The Baucus Institute. We believe Mr. Baucus is well qualified to serve as one of our directors due to his extensive experience in domestic and international trade and legislative processes.

Paul Dabbar has served as a member of the Board since the consummation of the Business Combination. Until the Closing, Mr. Dabbar had served as a member of the board of directors of XPDB since December 2021. Mr. Dabbar is currently the President and Chief Executive Officer of Bohr Quantum Technology Corp, a quantum communications company, and has served as Chief Executive Officer since 2021. Mr. Dabbar has served on the board of directors of Dominion Energy, Inc. (NYSE: D) since November 2023 and served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Prior to Bohr Quantum, Mr. Dabbar served as Under Secretary for Science at the U.S. Department of Energy from 2017 to 2021, managing the operations of, and investing capital at the seventeen U.S. National Laboratories, conducting research and development in energy, technology and the sciences. Mr. Dabbar was previously a Managing Director in investment banking at J.P. Morgan Chase & Co., in energy and mergers & acquisitions from 1996 to 2017. Mr. Dabbar was also previously a nuclear submarine officer in the U.S. Navy. Mr. Dabbar earned a Bachelor of Science from the U.S. Naval Academy and an MBA from Columbia University. We believe Mr. Dabbar is well qualified to serve as one of our directors due to his extensive leadership experience in the communications and energy industry.

Patrick C. Eilers has served as a member of the Board since the consummation of the Business Combination. Until the Closing, Mr. Eilers had served as the Chief Executive Officer and a member of the board of directors of XPDB since its formation in March 2021. Mr. Eilers is the founder and has served since 2019 as the Managing Partner of TEP, a private equity firm focused on the energy & power transition, in particular its impact on the electrical grid, with an expertise in (i) renewable energy, (ii) energy storage, technology, equipment & services, and (iii) transitional energy infrastructure. Mr. Eilers has over 20 years of investment experience focused on the energy & power transition. Mr. Eilers served as Chief Executive Officer and Director of Power & Digital Infrastructure Acquisition Corp. from December 2020 until the completion of its merger with Core Scientific in January 2022. Prior to founding TEP, Mr. Eilers was a Managing Director on the BlackRock Infrastructure Platform, where he also served as an Investment Committee member for BlackRock’s Global Renewable Power Fund, Global Energy & Power Infrastructure Fund, and chaired the Energy & Power Private Equity Fund. Prior to joining BlackRock in 2016, he also worked at Madison Dearborn Partners overseeing the firm’s energy, power, and chemicals practices for 10 years. Mr. Eilers earned a Bachelor of Science in Biology and Mechanical Engineering from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Mr. Dabbar is well qualified to serve as one of our directors due to his extensive executive, director and leadership experience in private equity and investment banking, including extensive knowledge relating to the power generation, power infrastructure, transmission, and battery storage industries.

Stuart Porter has served as a member of the Board since the consummation of the Business Combination. Mr. Porter has over 29 years of senior investment experience, including as a Founder and Managing Partner of Denham Capital, where he currently serves as the Chief Executive Officer and Chief Investment Officer. Mr. Porter also serves on Denham Capital’s Investment Committee and Valuation Committee. Prior to founding Denham Capital in 2004, Mr. Porter was a founding partner of Sowood Capital Management LP and, prior thereto, was employed as a Vice

President and Portfolio Manager at Harvard Management Company, Inc., where he focused on public and private transactions in the energy and commodities sectors. Mr. Porter previously worked for Bacon Investments and at J. Aron, a division of Goldman Sachs. While at J. Aron, he worked on the Goldman Sachs Commodity Index desk. Prior to joining J. Aron, Mr. Porter was a self-employed trader at the Chicago Board of Trade and was employed by Cargill Incorporated in Minnetonka, Minnesota in the Financial Markets Division. Mr. Porter received a Bachelor of Arts from the University of Michigan and a Master of Business Administration degree from the University of Chicago Booth School of Business. We believe that Mr. Porter is qualified to serve as a member of the Board due to his extensive senior investment experience and leadership skills.

Dr. Marwa Zaatari has served as a member of the Board since the consummation of the Business Combination. In November 2020, Dr. Zaatari co-founded D ZINE Partners and has served as the Chief Science Officer of D ZINE Partners since its founding. Prior to co-founding D ZINE Partners, Dr. Zaatari served as the Vice President of Building Solutions of enVerid Systems, Inc. from January 2015 through May 2020. Prior to joining enVerid Systems, Inc., Dr. Zaatari served as a consultant of Trinity Consultants and as the Chair of Indoor Air Quality Procedure of the U.S. Green Building Counsel (“USGBC”). Since May 2020, Dr. Zaatari has served as a member of the Board of Advisors of enVerid Systems, Inc. Dr. Zaatari also serves as a member of the Board of Directors of USGBC, as a member of the Technical Advisory Committee of the USGBC Center for Green Schools and as a member of various committees of the American Society of Heating, Refrigerating and Air-Conditioning Engineers (“ASHRAE”), including vice chair for ASHRAE Standards 62.1 and the Environmental Health Committee and a voting member for ASHRAE Standard 241. Dr. Zaatari received a Ph.D. in Architectural and Environmental Engineering from the University of Texas at Austin and a master’s degree in engineering management from The American University of Beirut, Lebanon, with a specialization in energy management. We believe that Dr. Zaatari is qualified to serve as a member of the Board due to her extensive experience in HVAC design innovation and her deep knowledge of industry standards.

Ajay Agrawal has served as a member of the Board since the consummation of the Business Combination. Mr. Agrawal is the Senior Vice President of Global Services, Business Development, and Chief Strategy Officer for Carrier. He joined Carrier in October 2019, prior to its spin-off from United Technologies Corporation (“UTC”). He is widely recognized as a results-oriented leader with deep strategic and ESG expertise, strong global experience, ability to drive profitable growth, and guide complex business transformations. He has led the formulation and execution of Carrier’s enterprise and portfolio strategies as an independent public company. This includes transformational moves to focus the company on intelligent climate solutions, resulting in the sale of Chubb, acquisition of Viessmann Climate Solutions, and ongoing exit of Fire & Security and Commercial Refrigeration portfolio. He has implemented lifecycle strategies to accelerate Carrier’s aftermarket business from low single-digit to double-digit growth in each of last three years. Prior to joining Carrier, Mr. Agrawal spent 14 years, from 2005 to 2019, at UTC across multiple divisions and corporate headquarters. Most recently, he served as President, Aftermarket at Collins Aerospace and UTC Aerospace Systems. He also led the integration of Rockwell Collins, a large commercial aftermarket business at Pratt & Whitney. He also led UTC Financial Planning & Analysis. Prior to joining UTC, he spent seven years with Bain & Company, a global strategy consulting firm, where he led broad-based client engagements with mid to large-size companies (both publicly and privately equity held) across the industrial, healthcare, financial services and retail sectors. Mr. Agrawal has an MBA from Carnegie Mellon University’s Tepper School of Business, where he earned their highest honor (Elliott Dunlop Smith Award). He also has a Ph.D. in Engineering from the University of Missouri. We believe that Mr. Agrawal is qualified to serve as a member of the Board due to his deep extensive industry and public company experience.

Kyle Derham has served as a member of the Board since April 25, 2024. Mr. Derham is a partner at Rice Investment Group, where he has served since January 2018. Mr. Derham served as the Chief Executive Officer and a member of the board of directors of Rice Acquisition Corp. II (NYSE: RONI), a special purpose acquisition company (“RONI”), from February 2022 until RONI completed its initial business combination with Net Power, LLC in June 2023. Upon closing of the business combination, RONI changed its name to “NET Power Inc.” Mr. Derham has continued to serve as a member of the board of directors of Net Power, Inc. (NYSE: NPWR) since June 2023. Mr. Derham served as the Chief Financial Officer and a member of the board of directors of Rice Acquisition Corp. I (NYSE: RICE), a special purpose acquisition company (“RICE”), from October 2020 until September 2021 when RICE completed its initial business combination with Archaea Energy II LLC and Aria Energy LLC. Upon closing of the business combination, RICE changed its name to “Archaea Energy Inc.” Mr. Derham served as a member of the board of directors of Archaea Energy Inc. (NYSE: LFG) from September 2021 through December 2022, when Archaea Energy Inc. was acquired by BP Products North America Inc. From July 2019 through December 2021, Mr. Derham served as interim Chief Financial Officer of EQT Corporation (“EQT”) and subsequently served as a strategic advisor to EQT. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank. Mr. Derham earned a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Derham is qualified to serve as a member of the Board due to his extensive public company and executive management experience.

Corporate Governance

Composition of the Board

The business and affairs of the Company are organized under the direction of its Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Montana’s management. The Board meets on a regular basis and additionally as required. In accordance with the terms of the Bylaws, which became effective upon the consummation of the Business Combination, the Board may establish the authorized number of directors from time to time by resolution. The Board consists of eight members. In accordance with the Charter, which became effective upon the consummation of the Business Combination, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The members of the Board will be divided among the three classes as follows:

•        the Class I directors will be Matthew Jore and Stuart Porter and their terms will expire at the annual meeting of stockholders to be held in 2025.

•        the Class II directors will be Max Baucus, Paul Dabbar and Kyle Derham and their terms will expire at the annual meeting of stockholders to be held in 2026; and

•        the Class III directors will be Patrick C. Eilers, Dr. Marwa Zaatari and Ajay Agrawal and their terms will expire at the annual meeting of stockholders to be held in 2027.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of Montana’s management or a change in control. See “Description of Capital Stock of Montana — Anti-Takeover Provisions — Classified Board.”

Independence of the Board of Directors

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

As a result of the Class A Common Stock being listed on the Nasdaq following the consummation of the Business Combination, the Company will be required to comply with the applicable rules of such exchange in determining whether members of the Company Board are independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and determined that each of Max Baucus, Paul Dabbar, Patrick C. Eilers, Dr. Marwa Zaatari, Ajay Agrawal and Kyle Derham are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee consists of Paul Dabbar, Ajay Agrawal and Kyle Derham, with Paul Dabbar serving as chairperson. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our Board has affirmatively determined that Paul Dabbar, Ajay Agrawal and Kyle Derham each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of the Nasdaq listing standards. In addition, our Board has determined that Paul Dabbar qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board adopted a written charter for the audit committee, which is available on our corporate website at https://mt.energy/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to Montana’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee Montana’s independent registered public accounting firm. Specific responsibilities of our audit committee include:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Montana’s compensation committee consists of Max Baucus and Dr. Marwa Zaatari, with Dr. Marwa Zaatari serving as chairperson. Our Board has affirmatively determined that Max Baucus and Dr. Marwa Zaatari each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board adopted a written charter for the compensation committee, which is available on our corporate website at https://mt.energy/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

The primary purpose of the compensation committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board, in conjunction with a majority of the independent members of the Board) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our Board regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Montana’s nominating and corporate governance committee consists of Max Baucus and Paul Dabbar with Max Baucus serving as chairperson. Our Board has affirmatively determined that Max Baucus and Paul Dabbar each meet the definition of “independent director” under Nasdaq rules. Our Board adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at https://mt.energy/. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Specific responsibilities of the nominating and corporate governance committee include:

•        identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board;

•        overseeing an annual evaluation of the effectiveness of our Board and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

Risk Oversight

One of the key functions of the Board is informed oversight of Montana’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and Montana’s audit committee has the responsibility to consider and discuss Montana’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Montana’s compensation committee also assesses and monitors whether Montana’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.

Code of Business Conduct and Ethics

Montana has adopted a written code of business conduct and ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available at Montana’s website, https://mt.energy/. In addition, Montana intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code of ethics. The reference to the Montana website address does not constitute incorporation by reference of the information contained at or available through Montana’s website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “Montana” refers to Montana Technologies Corporation and its consolidated subsidiaries.

This section discusses the material components of the executive compensation program for Montana’s executive officers who are named in the “2023 Summary Compensation Table” below.

In 2023, Montana’s “named executive officers” and their positions were as follows:

•        Matthew Jore, Chief Executive Officer;

•        Jeff Gutke, Chief Financial Officer; and

•        Peter McGrail, Chief Technical Officer.

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of Montana’s named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Matthew Jore	2023	240,000	—	—	—	—	—	—	240,000
Chief Executive Officer	2022	240,000	—	—	—	—	—	—	240,000

Jeff Gutke	2023	240,000	—	—	—	—	—	—	240,000
Chief Financial Officer	2022	240,000	—	—	—	—	—	—	240,000

Peter McGrail Chief Technical Officer	2023	150,000	—	—	—	—	—	—	150,000

____________

(1)      Represents consulting fees paid to each of Montana’s named executive officers for the applicable fiscal year. For additional detail, please see “Narrative to Summary Compensation Table — 2023 Consulting Fees” and “Executive Compensation Arrangements” below.

Narrative Disclosure to Summary Compensation Table

2023 Consulting Fees

During 2023, Messrs. Jore, Gutke and McGrail provided services to Montana as independent contractors through MRJ, LLC (an entity partially owned by Mr. Jore), Doxey Capital LLC (an entity owned by Mr. Gutke), and Leapfrog Technical Services, LLC (an entity owned by Mr. McGrail) respectively, and received consulting fees rather than base salaries in connection with such services. The consulting fees payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2023, Mr. Jore received a consulting fee of $20,000 per month, Mr. Gutke received a consulting fee of $20,000 per month, and Mr. McGrail received a consulting fee of $12,500 per month. The Summary Compensation Table above shows the actual consulting fees paid to each named executive officer in fiscal year 2023.

Equity Compensation

As of December 31, 2023, each of Montana’s named executive officers held Legacy Montana options. In 2020, options to purchase 65,000 and 25,000 Legacy Montana Class C common units, respectively, were granted to Messrs. Jore and McGrail, and in 2021, an option to purchase 12,000 Legacy Montana Class C common units was granted to Mr. Gutke. The Legacy Montana options granted to the named executive officers generally were fully vested upon grant and had per-unit exercise prices of $0.625 (for Mr. Jore) and $2.86 (for Messrs. Gutke and McGrail). No options or other equity awards were granted to Montana’s named executive officers in 2023 or 2022.

In connection with the Business Combination, Montana adopted the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including the named executive officers) and consultants of Montana and certain of its affiliates and the ESPP in order to provide Montana’s and its participating subsidiaries’ employees with the opportunity to purchase shares of Class A Common Stock through accumulated payroll deductions. We believe the Incentive Plan and ESPP will be key factors in Montana and its affiliates recruiting and retaining services of employees and other service providers, which is essential to Montana’s long-term success. The Incentive Plan and ESPP became effective upon the Closing.

Retirement Plan

Montana intends to implement a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan will permit such eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) retirement savings plan and will provide a vehicle for tax-deferred retirement savings that adds to the overall desirability of its executive compensation package and further incentivizes its employees, including Montana’s named executive officers, in accordance with our compensation policies. The details of the 401(k) retirement savings plan have not yet been determined.

Employee Benefits and Perquisites

Montana intends to implement health and welfare plans (including medical, dental and vision plans) for all of its full-time employees, including its named executive officers. The details regarding the health and welfare plans have not yet been determined.

Montana provides Mr. Jore with a company-paid mobile phone. Other than the company-paid mobile phone for Mr. Jore, Montana does not (and did not in 2023) provide any perquisites to its named executive officers.

No Tax Gross-Ups

Montana does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Montana.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the number of Legacy Montana common units subject to, and exercise price per unit of, each Legacy Montana option held by each of Montana’s named executive officer as of December 31, 2023.

		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Matthew Jore	9/23/2020	65,000	—	—	$0.625	9/22/2030
Jeff Gutke	4/9/2021	12,000	—	—	$2.86	4/8/2031
Peter McGrail	12/8/2020	25,000	—	—	$2.86	12/7/2030

____________

(1)      All options were fully vested and exercisable as of the grant date.

Executive Compensation Arrangements

Consulting Arrangements

Montana is (and was during 2023) party to consulting agreements pursuant to which each of the named executive officers provided services to Montana, the material terms of which are summarized below.

Jore Consulting Agreement

Pursuant to the consulting agreement between Montana and MRJ, LLC, an entity partially owned by Mr. Jore, dated January 1, 2019 (the “Jore Consulting Agreement”), Mr. Jore (through MRJ, LLC) provided consulting services to Montana in exchange for a monthly consulting fee equal to $20,000. The Jore Consulting Agreement contained confidentiality and non-disclosure covenants and invention assignment provisions. On May 1, 2024, the Company terminated the consulting agreement with MRJ, LLC and entered into an employment agreement with Mr. Jore.

Gutke Consulting Agreement

Pursuant to the consulting agreement between Montana and Doxey Capital LLC, an entity owned by Mr. Gutke, dated April 9, 2021 (the “Gutke Consulting Agreement”), Mr. Gutke (through Doxey Capital LLC) provided consulting services to Montana in exchange for a monthly consulting fee equal to $20,000. The Gutke Consulting Agreement contained confidentiality and non-disclosure covenants and invention assignment provisions. On May 1, 2024, the Company terminated the consulting agreement with Doxey Capital LLC and entered into an employment agreement with Mr. Gutke.

McGrail Consulting Agreement

Pursuant to the consulting agreement between Montana and Leapfrog Technical Services, LLC an entity owned by Mr. McGrail, dated September 2022 (the “McGrail Consulting Agreement”), Mr. McGrail (through Leapfrog Technical Services, LLC) provides consulting services to Montana in exchange for a monthly consulting fee equal to $12,500. The McGrail Consulting Agreement has a two-year term ending September 5, 2024, unless the parties mutually agree to renew the term. The McGrail Consulting Agreement may be terminated by either Leapfrog Technical Services, LLC or Montana upon sixty days’ notice. The McGrail Consulting Agreement contains confidentiality and non-disclosure covenants and invention assignment provisions.

Pang Compensation

Mr. Pang provides his services to Montana as Chief Financial Officer in exchange for an annual base salary of $300,000 and an annual incentive award targeted at 50% of his base salary. In addition, Mr. Pang will be eligible for annual long-term incentive awards with an annual aggregate grant-date target value equal to $500,000.

Director Compensation

2023 Director Compensation Table

None of Montana’s non-employee directors received any cash, equity or other compensation for their service on Montana’s board of managers during the year ended December 31, 2023. As of December 31, 2023, one non-employee director, Mr. Baucus, held an outstanding option to purchase 3,000 Montana Class C Common Units, which was granted to Mr. Baucus in 2021. Other than Mr. Baucus, no other non-employee directors of Montana’s board of managers held any outstanding option or stock awards as of December 31, 2023.

Montana intends to approve and implement a compensation program for its directors. The details regarding the director compensation program have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeded or will exceed $120,000; and

•        any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination as contemplated by the Merger Agreement, Montana, Sponsor and certain other holders of Montana capital stock entered into the Registration Rights Agreement, pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of Closing or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants under the Registration Rights Agreement within 30 days after the execution of the Registration Rights Agreement. At any time and from time to time when an effective shelf registration is on file with the SEC, certain stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25.0 million. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that Montana will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-up Agreements

In connection with the consummation of the Business Combination as contemplated by the Merger Agreement, Montana, the Sponsor and certain other holders of Montana capital stock entered into the Lock-Up Agreements, pursuant to which the parties will be subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the Merger Consideration beginning at the Closing and ending on the date that is six months after the completion of the Business Combination and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination. Following the execution of the Lock-Up Agreements, a total of approximately 32,382,023 shares of the issued and outstanding Class A Common Stock, were subject to the restrictions of the Lock-Up Agreements as of the Closing.

Consulting Agreements

Montana was a party to a consulting agreement, dated as of January 1, 2019, with MRJ, LLC, which is owned by Mr. Jore, the Chief Executive Officer of the Company and Montana, pursuant to which Montana engaged MRJ, LLC to provide certain consulting services to Montana in connection with the development and sales of Montana’s technologies and products. Under the terms of the consulting agreement, Montana was responsible for a base fee to the consultant of $20,000 per month. On May 1, 2024, the Company terminated the consulting agreement with MRJ, LLC and entered into an employment agreement with Mr. Jore.

Montana was party to a consulting agreement, dated as of April 9, 2021, with Doxey Capital LLC, which is owned by Mr. Gutke, the Chief Administrative Officer of the Company and Chief Financial Officer of Montana, pursuant to which Montana engaged Doxey Capital LLC to provide certain consulting services to Montana in connection with the activities, responsibilities and functions associated with Mr. Gutke’s role of Chief Financial Officer of Montana. Under the terms of the consulting agreement, Montana was responsible for a consulting fee equal to $20,000 per month. On May 1, 2024, the Company terminated the consulting agreement with Doxey Capital LLC and entered into an employment agreement with Mr. Gutke.

Subscription Agreements

On January 26, 2024, March 4, 2024, March 8, 2024 and March 14, 2024, Montana entered into Subscription Agreements with TEP Montana LLC, an investment entity controlled by Patrick C. Eilers, a member of the Board, pursuant to which TEP Montana acquired Montana Class B common units that converted into an aggregate of 5,116,176 shares of Class A Common Stock upon the consummation of the Business Combination for an aggregate purchase price of approximately $43.5 million.

On January 29, 2024, Montana entered into a Subscription Agreement with Stu Porter, a member of the Board, pursuant to which Mr. Porter acquired Montana Class B common units that converted into an aggregate of 294,118 shares of Class A Common Stock upon the consummation of the Business Combination for an aggregate purchase price of $2.5 million.

Statement of Policy Regarding Transactions with Related Persons

In connection with the Closing, we adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of our Common Stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Montana without the approval of our audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each member of our Board and one of our officers.

Advisory, Consulting and Service Fees

In connection with the Business Combination, the Company agreed to (i) pay XMS Capital Partners, LLC (“XMS Capital”), a global independent financial services firm, primarily providing strategic and financial advisory services, and Transition Equity Partners, LLC (“TEP”), a private equity fund focused on renewable and transition energy infrastructure in North America, an aggregate amount equal to $3,000,000 for advisory and consulting services provided to XPDB prior to the Closing. The Sponsor, which was an affiliate of the Company prior to the consummation of the Business Combination, was formed by TEP and XMS XPDI Sponsor Holdings II LLC, which was formed by professionals of XMS Capital. Additionally, TEP is controlled by Patrick C. Eilers, a member of the Board. The Company also agreed to reimburse affiliates of the Sponsor an amount equal to $20,000 per month, or $540,000 in the aggregate, for office space, secretarial and administrative services provided during the period from the consummation of the XPDB IPO until the consummation of the Business Combination. Per agreement, these payments and reimbursements are being deferred for an indeterminate period of time.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

•        each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•        each of Montana’s named executive officers and directors; and

•        all of our executive officers and directors of Montana as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Montana Technologies Corporation, 34361 Innovation Drive, Ronan, Montana 59864.

The beneficial ownership of our Common Stock is based on 55,767,670 shares of Common Stock issued and outstanding as of June 25, 2024, consisting of 51,008,028 shares of Class A Common Stock and 4,759,642 shares of Class B Common Stock.

Each share of Class A Common Stock and Class B Common Stock entitles the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the stockholders of Class A Common Stock or Class B Common Stock, as applicable, whether voting separately as a class or otherwise. Shares of Class B Common Stock may be issued only to, and registered only in the name of, the Permitted Class B Owners. Each share of Class B Common Stock is convertible into one share of Class A common stock basis at the election of the holder thereof or upon the occurrence of certain specified events. See “Description of Securities of Montana — Common Stock.”

Unless otherwise indicated, Montana believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
XPDI Sponsor II LLC(2)	15,727,969	28.2%
James Pallotta	3,507,095	6.3%
Directors and Named Executive Officers:
Matthew Jore(3)	7,691,296	13.8%
Jeff Gutke(4)	380,772	*
Max Baucus(5)	118,992	*
Paul Dabbar	30,000	*
Patrick C. Eilers(2)(6)	19,708,279	35.3%
Stuart D. Porter(7)	19,049,892	34.2%
Dr. Marwa Zaatari	—	—
Ajay Agrawal	—	—
Kyle Derham	—	—
All directors and executive officers as a group (9 individuals)	46,979,231	84.2%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 34361 Innovation Drive, Ronan, Montana 59864.

(2)      Includes (i) 6,827,969 shares of Class A Common Stock and (ii) 8,900,000 Private Placement Warrants. The Sponsor is the record holder of the shares reported herein. The Sponsor is controlled by its managing members, who in turn are controlled by Theodore J. Brombach and John F. Spence, and Patrick C. Eilers, respectively. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Brombach, Spence and Eilers. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(3)      Includes (i) 2,931,654 shares of Class A Common Stock and (ii) 4,759,642 shares of Class B Common Stock.

(4)      Includes 285,579 shares of Class A Common Stock issuable upon the exercise of Company Options that are exercisable within 60 days of June 25, 2024.

(5)      Includes 71,395 shares of Class A Common Stock issuable upon the exercise of Company Options that are exercisable within 60 days of June 25, 2024.

(6)      Includes 3,980,310 shares of Class A Common Stock held of record by TEP Montana, LLC. TEP Montana, LLC is controlled by Patrick C. Eilers, who is the managing partner of the managing member of TEP Montana, LLC. Accordingly, all of the shares held by TEP Montana, LLC may be deemed to be beneficially held by Mr. Eilers. Mr. Eilers disclaims beneficial ownership of these securities, except to the extent, if any of his pecuniary interest therein.

(7)      Includes (i) 294,118 shares of Class A Common Stock held of record by Stuart D Porter and (ii) 18,755,774 shares of Class A Common Stock held of record by Three Curve Capital LP. Three Curve Capital LP is controlled by Stuart D. Porter. Accordingly, all of the shares held by Three Curve Capital LP may be deemed to be beneficially held by Mr. Porter. Mr. Porter disclaims beneficial ownership of these securities, except to the extent, if any of his pecuniary interest therein.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 56,111,235 shares of Class A Common Stock, which consists of (a) up to 25,047,737 shares of Class A Common Stock issued to Legacy Montana unitholders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,807,647 shares of Class A Common Stock issued to the Investors in connection with the Business Combination upon the conversion of Montana Class B common units purchased pursuant to the Subscription Agreements at an assumed value of $8.50 per share by certain of the Selling Securityholders named in this prospectus, (c) up to 356,974 shares of Class A Common Stock issuable upon the exercise of Company Options issued to Legacy Montana option holders in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B Common Stock, par value $0.0001 per share, of the Company issued in connection with the Business Combination at an assumed value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (e) up to 6,827,969 shares of Class A Common Stock issued to the Sponsor upon the conversion of 6,827,969 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were originally acquired at a price of $0.004 per share in connection with the XPDB IPO, by Sponsor, (f) up to 90,000 shares of Class A Common Stock issued to Former Independent Directors upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, which Founder Shares were initially acquired from the Sponsor for services rendered to XPDB at no cost, by certain of the Selling Securityholders named in this prospectus, (g) up to 269,531 shares of Class A Common Stock issued to certain Anchor Investors in the XPDB IPO in connection with the consummation of the Business Combination, which shares were purchased from the Sponsor at a purchase price $0.004 per share concurrently with the consummation of the Business Combination, by certain of the Selling Securityholders named in this prospectus, (h) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants that were originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus, (i) up to 588,235 shares of Class A Common Stock issued in the Pre-Closing PIPE Subscription Agreement at a purchase price of $8.50 per share by the Pre-Closing PIPE Investor, and (j) up to 1,238,500 shares of Class A Common Stock issued in the June 2024 PIPE at a purchase price of $10.00 per share by the June 2024 PIPE Investors and (ii) up to 11,125,000 Private Placement Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise noted, the address of each Selling Securityholder is c/o Montana Technologies Corporation, 34361 Innovation Drive, Ronan, Montana 59864. The beneficial ownership of our Common Stock and Warrants is based on 55,767,670 shares of Common Stock issued and outstanding, consisting of 51,008,028 shares of Class A Common Stock and 4,759,642 shares of Class B Common Stock, and 21,557,612 Warrants issued and outstanding, in each case, as of June 25, 2024.

Each share of Class A Common Stock and Class B Common Stock entitles the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the stockholders of Class A Common Stock or Class B Common Stock, as applicable, whether voting separately as a class or otherwise. Shares of Class B Common Stock may be issued only to, and registered only in the name of, the Permitted Class B Owners.

Each share of Class B Common Stock is convertible into one share of Class A common stock basis at the election of the holder thereof or upon the occurrence of certain specified events. See “Description of Securities of Montana — Common Stock.”

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentage	Warrants	Percentage
Matthew Jore(3)(4)	7,691,296	—	7,691,296	—	—	—	—	—
Jeff Gutke(3)(5)	380,772	—	380,772	—	—	—	—	—
Max Baucus(3)(6)	118,992	—	118,992	—	—	—	—	—
Stuart Porter(3)(7)	294,118	—	294,118	—	—	—	—	—
Robert Tishman(3)	380,772	—	380,772	—	—	—	—	—
Three Curve Capital LP (3) (8)	18,755,774	—	18,755,774	—	—	—	—	—
Eastern Holdings, LLC(3)	1,169,671	—	1,169,671	—	—	—	—	—
GE Ventures LLC(3)	588,235	—	588,235	—	—	—	—	—
Shalennial Fund II, L.P.(9)	1,764,706	—	1,764,706	—	—	—	—	—
TEP Montana LLC (3) (10)	3,980,310	—	3,980,310	—	—	—	—	—
HOB21 LLC(3)	117,647	—	117,647	—	—	—	—	—
XMS MT Holdings LLC (3) (11)	162,059	—	162,059	—	—	—	—	—
The David M. Butler Revocable Trust(3)	129,412	—	29,412	—	—	—	—	—
The Carrier Corporation(3)	1,176,471	—	1,176,471	—	—	—	—	—
XPDI Sponsor II LLC (3) (12)	15,727,969	8,900,000	15,727,969	8,900,000	—	—	—	—
The Obsidian Master Fund(3)(13)	473,961	422,750	473,961	422,750	—	—	—	—
HC NCBR Fund(3)(14)	573,742	511,750	573,742	511,750	—	—	—	—
Blackrock Credit Alpha Master Fund L.P. (3) (15)	1,446,828	1,290,500	1,446,828	1,290,500	—	—	—	—
Paul Dabbar(16)	30,000	—	30,000	—	—	—	—	—
Paul Gaynor(17)	80,000	—	80,000	—	—	—	—	—
Scott Widham(18)	30,000	—	30,000	—	—	—	—	—
Brian Hogan(19)	200,000	—	200,000	—	—	—	—	—
Hogan Generation Skipping Trust(19)	200,000	—	200,000	—	—	—	—	—
Shares held by Charles S. Morrison II and Nancy W. Morrison(19)(20)	100,000	—	100,000	—	—	—	—	—
Tishman Family LP(19)	75,000	—	75,000	—	—	—	—	—
Bottled Rye Whiskey, LP(19)	50,000	—	50,000	—	—	—	—	—
Craig Milias(19)	50,000	—	50,000	—	—	—	—	—
Bansbach Capital Group, LLC(19)	50,000	—	50,000	—	—	—	—	—
Perkal Family LLP(19)	50,000	—	50,000	—	—	—	—	—
Glide Direct Series LLC(19)	40,000	—	40,000	—	—	—	—	—
Joseph Smallwood(19)	30,000	—	30,000	—	—	—	—	—
Oyster Creek Capital Partners, LLC(19)	30,000	—	30,000	—	—	—	—	—
Patrick Kennedy Revocable Trust(19)	25,000	—	25,000	—	—	—	—	—
Huffman 2012 Descendant’s Gift Trust(19)	25,000	—	25,000	—	—	—	—	—
Paul Kaju(19)	25,000	—	25,000	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentage	Warrants	Percentage
Brett C. Riley Trust(19)	20,000	—	20,000	—	—	—	—	—
Brisson Family Trust(19)	10,000	—	10,000	—	—	—	—	—
Walter Rainey Sellars(19)	5,000	—	5,000	—	—	—	—	—
Priscilla M. Schmeelk 2009 Trust(19)	10,000	—	10,000	—	—	—	—	—
Oak Hill Capital, LLC	10,000	—	10,000	—	—	—	—	—
Daniel Gutrich(19)	10,000	—	10,000	—	—	—	—	—
Chris Graves(19)	10,000	—	10,000	—	—	—	—	—
Mark Lester(19)	5,000	—	5,000	—	—	—	—	—
Richard T. Brandt II(19)	2,500	—	2,500	—	—	—	—	—
Oana Pacurar(19)	1,000	—	1,000	—	—	—	—	—
North Shore Acquisitions, LLC(19)	5,000	—	5,000	—	—	—	—	—

____________

(1)      The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)      The amounts set forth in this column are the number of Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Warrants that the Selling Securityholder may own beneficially or otherwise.

(3)      The securities offered by such Selling Securityholder are being registered for resale in accordance with the terms of the Registration Rights Agreement.

(4)      Includes (i) 2,931,654 shares of Class A Common Stock and (ii) 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B Common Stock. The securities offered hereby are subject to a contractual lock-up for six months following the Closing, as described under “Description of Securities of Montana.” Mr. Jore served as Chairman and Chief Executive Officer of Legacy Montana prior to the consummation of the Business Combination and has served as the Chief Executive Officer of Legacy Montana, the Chief Executive Officer of the Company and as a member of the Board since the consummation of the Business Combination.

(5)      Includes 285,579 shares of Class A Common Stock issuable upon the exercise of Company Options that are exercisable within 60 days of the Closing. Mr. Gutke previously served as the Chief Financial Officer of Legacy Montana prior to the consummation of the Business Combination and has served as the Chief Administrative Officer of the Company since the May 7, 2024.

(6)      Includes 71,395 shares of Class A Common Stock issuable upon the exercise of Company Options that are exercisable within 60 days of the Closing. Mr. Baucus served as a member of the board of directors of Legacy Montana until the consummation of the Business Combination and has served as a member of the Board since the consummation of the Business Combination.

(7)      Mr. Porter served as a member of the board of directors of Legacy Montana until the consummation of the Business Combination and has served as a member of the Board of the Company since the consummation of the Business Combination.

(8)      The securities offered hereby are subject to a contractual lock-up for six months following the Closing, as described under “Description of Securities of Montana.” Three Curve Capital LP is controlled by Stuart D. Porter. As such, Mr. Porter may be deemed to be the beneficial owner of all shares held by Three Curve Capital LP. Mr. Porter disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein. Mr. Porter served as a member of the board of directors of Legacy Montana until the consummation of the Business Combination and has served as a member of the Board of the Company since the consummation of the Business Combination.

(9)      The securities offered hereby are being registered for resale in accordance with the terms of the Registration Rights Agreement and the common unit subscription agreement dated March 8, 2024, entered into by and between the Company and Shalennial Fund II LP.

(10)    TEP Montana, LLC is controlled by Patrick C. Eilers, who is the managing partner of TEP Montana, LLC. As such, Mr. Eilers may be deemed to be the beneficial owner of all shares held by TEP Montana, LLC. Mr. Eilers served as the Chief Executive Officer and a member of the board of directors of XPDB until the consummation of the Business Combination and has served as a member of the Board since the consummation of the Business Combination.

(11)    XMS MT Holdings LLC is controlled by its managing members, Theodore J. Brombach and John F. Spence. Accordingly, all of the shares held by XMS MT Holdings LLC may be deemed to be beneficially held by Messrs. Brombach and Spence. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein. Mr. Brombach served as a member of the board of directors of XPDB until the consummation of the Business Combination.

(12)    Includes (i) 6,827,969 shares of Class A Common Stock and (ii) 8,900,000 shares of Class A Common Stock issuable upon exercise of 8,900,000 Private Placement Warrants. The Sponsor is the record holder of the shares reported herein. The Sponsor is controlled by its managing members, who in turn are controlled by Theodore J. Brombach and John F. Spence, and Patrick C. Eilers, respectively. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Brombach, Spence and Eilers. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein. Mr. Eilers served as the Chief Executive Officer and a member of the board of directors of XPDB until the consummation of the Business Combination and has served as a member of the Board since the consummation of the Business Combination. Mr. Brombach served as a member of the board of directors of XPDB until the consummation of the Business Combination.

(13)    Includes (i) 51,211 shares of Class A Common Stock and (ii) 422,750 shares of Class A Common Stock issuable upon exercise of 422,750 Private Placement Warrants.

(14)    Includes (i) 61,992 shares of Class A Common Stock and (ii) 511,750 shares of Class A Common Stock issuable upon exercise of 511,750 Private Placement Warrants.

(15)    Includes (i) 156,328 shares of Class A Common Stock and (ii) 1,290,500 shares of Class A Common Stock issuable upon exercise of 1,290,500 Private Placement Warrants.

(16)    Mr. Dabbar served as a member of the board of directors, the audit committee, the compensation committee and the corporate governance and nominating committee of XPDB until the consummation of the Business Combination and has served as a member of the Board since the consummation of the Business Combination.

(17)    Mr. Gaynor served as a member of the board of directors of XPDB until the consummation of the Business Combination.

(18)    Mr. Widham served as a member of the board of directors of XPDB until the consummation of the Business Combination.

(19)    The securities offered by such Selling Securityholder are being registered for resale in accordance with the terms of the June 2024 PIPE Subscription Agreements.

(20)    Charles S. Morrison II and Nancy W. Morrison, as trustees of the Charles S. Morrison II Revocable Trust dated November 14, 2019 as amended, each have voting and/or dispositive power over the holdings of such entity

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Montana at the time of, or at any time during the three months preceding, a sale and (ii) Montana is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Montana was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of Montana at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Montana under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Montana.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As of April 30, 2024, approximately 44.2 million shares of Class A and Class B common stock, representing approximately 82% of our total outstanding shares of common stock, were restricted under Rule 144, contractual lock-ups or both. Accordingly, approximately 9.6 million shares of our common stock, representing approximately 18% of our total outstanding shares of common stock, were unrestricted securities and not subject to contractual lock-ups.

Rule 701

Rule 701 under the Securities Act (“Rule 701”) generally allows a stockholder who purchases shares of Montana’s capital stock pursuant to a written compensatory plan or contract executed prior to the Closing and who is not deemed to have been an affiliate of Montana during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of Montana to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the applicable lock-up period expires.

DESCRIPTION OF SECURITIES OF MONTANA

The following description summarizes certain terms of our Charter, Bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL. Our purpose is to engage in any lawful activity for which corporations may now or hereafter be organized under the DGCL.

Authorized and Outstanding Stock

The total amount of Montana’s authorized capital stock consists of 600,000,000 shares of Class A Common Stock, par value $0.0001 per share, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). No shares of Preferred Stock are outstanding.

Common Stock

Class A Common Stock

Voting Power

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held for record in person or by proxy on all matters submitted to a vote of the stockholders of Class A Common Stock, whether voting separately as a class or otherwise.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board in accordance with applicable law. Dividends of cash or property may not be declared or paid on Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on all other classes of common stock of the Company.

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and payment thereof will be subject to the discretion of the Board. Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Company in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding Common Stock of the Company pro rata in accordance with the number of shares of Common Stock of the Company held by each such holder.

Preemptive or Other Rights

The holders of Class A Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Class B Common Stock

Voting Power

Each holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held of record in person or by proxy on all matters submitted to a vote of the stockholders of Class B Common Stock, whether voting separately as a class or otherwise. At Closing, the Legacy Montana equityholders collectively owned at least 80% of the voting power of all classes of stock of Montana entitled to vote.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class B Common Stock with respect to the payment of dividends, holders of Class B Common Stock, as such, shall be entitled to the payment of dividends on the Class B Common Stock when, as and if declared by the Board in accordance with applicable law. Dividends of cash or property may not be declared or paid on Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on all other classes of common stock of the Company.

The payment of future dividends on the shares of Class B Common Stock will depend on the financial condition of the Company and payment thereof will be subject to the discretion of the Board. The Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Company in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding common stock of the Company pro rata in accordance with the number of shares of common stock of the Company held by each such holder.

Preemptive or Other Rights

The holders of Class B Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of holders of the Class B Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Permitted Ownership

From and after the filing of the Charter with the Secretary of State of the State of Delaware, shares of Class B Common Stock may be issued only to, and registered only in the name of, Matthew Jore and Stu Porter and their respective permitted transferees (the “Permitted Class B Owners”).

Voluntary Conversion

Each share of Class B Common Stock will be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company. Shares of Class B Common Stock that are voluntarily converted into shares of Class A Common Stock will be retired and may not be reissued.

Automatic Conversion

On the earliest to occur of (i) the date that is seven years from the effective date of the Charter and (ii) the first date on which the Permitted Class B Owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class B Common Stock issued and held by the Permitted Class B Owners immediately following the filing of the Charter with the Secretary of State of the State of Delaware (or as to which the Permitted Class B Owners are entitled to as of such time), in each case, as equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction (such date, the “Automatic Conversion Date”), each outstanding share of Class B Common Stock will automatically, without any further action by the Company or any stockholder thereof, convert into one fully paid and non-assessable share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock will be prohibited, and such shares of Class B Common Stock will be retired and may not be reissued. Upon such retirement, all references to Class B Common Stock in the Charter will be eliminated. The Company will provide notice of any automatic conversion of shares of Class B Common Stock to record holders of such shares of Class B Common Stock as soon as practicable following such conversion. Alternatively, the Company may satisfy such notice requirement by providing such notice prior to the automatic conversion.

Conversion upon transfer

Immediately prior to any transfer of shares of Class B Common Stock to a person other than a permitted transferee of the Permitted Class B Owners, each share of Class B Common Stock being transferred will automatically, without any further action by the Company, any stockholder thereof, the transferor or the transferee, convert into one fully paid and non-assessable share of Class A Common Stock.

Effect of Conversion

In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock, such conversion(s) will be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Automatic Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock will cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

Conversion Procedures

The Company will be entitled, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of the Company’s dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the secretary of the Company that a transfer results in a conversion to Class A Common Stock will be conclusive and binding.

Preferred Stock

Under the terms of the Charter, the Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of the Company. The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and ⅔%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Montana may be discouraged or prevented.

Charter and Bylaws

The Charter and the Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

The Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Charter will provide that only the chairperson of Board, the Chief Executive Officer or the President of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Company and (b) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board. In addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by the Charter or the Bylaws, the adoption, amendment or repeal of the Bylaws shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the total voting power of the then outstanding shares entitled to vote thereon, voting together as a single class, would be required to amend certain provisions of the Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Bylaws will provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. In connection with the Closing, the Company has entered into customary, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions

Pursuant to the Lock-Up Agreements, the parties thereto will be subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the Merger Consideration beginning at Closing and ending on the date that is six months after the completion of the Business Combination, and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, stockholders or employees, (iii) any claim against the Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Company governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of Article VIII of the Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock is listed on Nasdaq under the symbol “AIRJ,” and our Public Warrants are listed on Nasdaq under the symbol “AIRJW.”

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis, and the warrants may have no value and expire worthless. In the event, however, of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. The warrants will expire on the fifth anniversary of the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, unless we have elected to require warrant holders to exercise such warrants on a cashless basis, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of the Class A Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of the Class A Common Stock is available throughout the 30-day redemption period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Unless we have elected to require warrant holders to exercise the warrants on a cashless basis, any such exercise would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

The Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and XPDB. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the XPDB IPO prospectus, or (ii) to add or change any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The warrant agreement requires the approval, by written consent, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the rights of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock issued and outstanding.

No fractional share of Class A Common Stock will be issued upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the Closing (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the Sponsor and the Anchor Investors) and they will not be redeemable by the Company. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “10 day average closing price” (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The “10 day average closing price” means, as of any date, the average last reported sale price (defined below) of the shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Class A Common Stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering (i) the offer and resale of 56,111,235 shares of Class A Common Stock by the Selling Securityholders from time to time and (ii) the issuance of 21,557,612 shares of Class A Common Stock that are issuable upon the exercise of the Warrants.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock and Warrants by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their respective affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the Registration Rights Agreement, we have agreed to indemnify certain of the Selling Securityholders against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 or are no longer outstanding.

LEGAL MATTERS

The validity of the securities of Montana offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements of Power & Digital Infrastructure Acquisition II Corp. as of and for the years ended December 31, 2023 and 2022 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Power & Digital Infrastructure Acquisition II Corp. to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Montana Technologies LLC as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A Common Stock and Warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at https://mt.energy/. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

MONTANA TECHNOLOGIES CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash	$37,429,270	$375,796
Prepaid expenses and other assets	486,338	126,971
Total current assets	37,915,608	502,767
Operating lease right-of-use asset	170,117	49,536
Property and equipment, net	4,137	3,832
In-process research and development	365,300,000	—
Goodwill	247,233,000	—
Total assets	$650,622,862	$556,135

Liabilities and Stockholders’ equity (deficit)
Current liabilities
Accounts payable	$431,774	$2,518,763
Accrued transaction fees	3,077,107	3,644,100
Other accrued expenses	6,781,239	244,440
Due to related parties	1,440,000	—
Operating lease liability, current	22,981	22,237
Total current liabilities	11,753,101	6,429,540
Earnout Shares liability	61,393,000	—
True Up Shares liability	286,000	—
Subject Vesting Shares liability	14,217,000	—
Operating lease liability, non-current	147,858	27,299
Total liabilities	$87,796,959	$6,456,839
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 25,000,000 authorized shares and 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023	$—	$—
Class A Common stock, $0.0001 par value; 600,000,000 authorized shares and 49,063,770 and 32,731,583 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	4,907	3,274
Class B Common stock, $0.0001 par value; 50,000,000 authorized shares and 4,759,642 shares issued and outstanding as of March 31, 2024 and December 31, 2023	476	476
Subscription receivable	(6,000,000)	—
Additional paid-in capital	—	11,263,647
Accumulated deficit	(43,686,098)	(17,168,101)
Total Montana Technologies Corporation stockholders’ equity (deficit)	(49,680,715)	(5,900,704)
Non-controlling interests	612,506,618	—
Total stockholders’ equity (deficit)	562,825,903	(5,900,704)
Total liabilities and stockholders’ equity (deficit)	$650,622,862	$556,135

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONTANA TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Costs and expenses:
General and administrative	$827,576	$218,175
Research and development	896,613	604,944
Sales and marketing	37,725	10,423
Depreciation and amortization	1,145	1,085
Loss from operations	(1,763,059)	(834,627)

Other expenses, net:
Interest income	38,236	—
Change in fair value of Earnout Shares liability	(7,672,000)	—
Change in fair value of True Up Shares liability	269,000
Change in fair value of Subject Vesting Shares	(2,425,000)	—
Total other expenses, net	(9,789,764)	—

Loss before income taxes	(11,552,823)	(834,627)
Income tax expense	—	—
Net loss	$(11,552,823)	$(834,627)
Net loss attributable to non-controlling interests	(26,382)	—
Net loss attributable to common stockholders of the Company	$(11,526,441)	$(834,627)

Weighted average Class A common stock outstanding, basic and diluted	36,916,955	32,599,213
Basic and diluted net loss attributable to common stockholders, Class A common stock	$(0.28)	$(0.02)
Weighted average Class B common stock outstanding, basic and diluted	4,759,642	4,759,642
Basic and diluted net loss attributable to common stockholders, Class B common stock	$(0.28)	$(0.02)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONTANA TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ AND STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

For the Three Months Ended March 31, 2024

	Members’ Contribution	Preferred Units	Class A Common Stock		Class B Common Stock		Subscription Receivable	Additional Paid-In Capital	Accumulated Deficit	Non- controlling Interest	Total Stockholders’ Equity (Deficit)
			Shares	Amount	Shares	Amount
Balance at December 31, 2023	$2,109,310	$9,158,087	—	$—	—	$—	$—	$—	$(17,168,101)	—	$(5,900,704)
Retroactive application of recapitalization	(2,109,310)	(9,158,087)	32,731,583	3,274	4,759,642	476	—	11,263,647	—	—	—
Balance at December 31, 2023	—	—	32,731,583	3,274	4,759,642	476	—	11,263,647	(17,168,101)	—	(5,900,704)
Issuance of common stock	—	—	5,807,647	581	—	—	(6,000,000)	49,364,419	—	—	43,365,000
Exercise of warrants	—	—	380,771	38	—	—	—	45,722	—	—	45,760
Exercise of options	—	—	2,141,839	214	—	—	—	56,036	—	—	56,250
Formation of AirJoule, LLC	—	—	—	—	—	—	—	—		612,533,000	612,533,000
Reverse capitalization, net of transaction costs	—	—	8,001,930	800	—	—	—	(60,729,824)	(14,991,556)	—	(75,720,580)
Net loss	—	—	—	—	—	—	—	—	(11,526,441)	(26,382)	(11,552,823)
Balance at March 31, 2024	$—	$—	49,063,770	$4,907	4,759,642	$476	$(6,000,000)	—	$(43,686,098)	$612,506,618	$562,825,903

For the Three Months Ended March 31, 2023

	Members’ Contribution	Preferred Units	Class A common stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
			Shares	Amount	Shares	Amount
Balance at December 31, 2022	$2,047,872	$8,902,226	—	$—	—	$—	$—	$(5,788,985)	$(5,161,113)
Retroactive application of recapitalization	(2,047,872)	(8,902,226)	32,547,718	3,255	4,759,642	476	10,946,367	—	—
Balance at December 31, 2022	—	—	32,547,718	3,255	4,759,642	476	10,946,367	(5,788,985)	(5,161,113)
Issuance of class A common stock	—	—	105,331	11	—	—	255,850	—	255,861
Net loss	—	—	—	—	—	—	—	(834,627)	(834,627)
Balance at March 31, 2023	$—	$—	32,653,049	$3,266	4,759,642	$476	11,202,217	$(6,623,612)	$(4,582,347)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONTANA TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(11,552,823)	$(834,627)
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,145	1,085
Amortization of operating lease right-of-use assets	52,068	5,211
Change in fair value of Earnout Shares liability	7,672,000	—
Change in fair value of True Up Shares liability	(269,000)	—
Change in fair value of Subject Vesting Shares liability	2,425,000	—
Changes in operating assets and liabilities:
Prepaid Expenses and Other Assets	15,010	12,576
Operating lease liabilities	(51,346)	(5,211)
Accounts payable	(2,674,319)	40,279
Accrued expenses, accrued transaction costs and other liabilities	(1,057,718)	(22,948)
Net cash used in operating activities	(5,439,983)	(803,635)

Cash flows from Investing Activities
Purchases of fixed assets	(1,450)	—
Net cash used in investing activities	(1,450)	—

Cash flows from Financing Activities
Proceeds from the exercise of warrants	45,760	—
Proceeds from the exercise of options	56,250	—
Proceeds from the issuance of common stock	43,365,000	255,861
Transaction costs – recapitalization	(972,103)	—
Net cash provided by financing activities	42,494,907	255,861
Net increase (decrease) in cash	37,053,474	(547,774)
Cash, beginning of period	375,796	5,211,486
Cash, end of the period	$37,429,270	4,663,712

Non-Cash investing and financing activities:
Initial recognition of earnout shares liability	$53,721,000	$—
Initial recognition of True Up Shares liability	555,000	—
Initial recognition of Subject Vesting Shares liability	11,792,000	—
Initial recognition of ROU asset and operating lease liability	172,649	—
Liabilities combined in recapitalization, net	8,680,477	—
Acquisition of business from GE Vernova in exchange for issuing non-controlling interests	612,533,000	—

Supplemental Cash flow information:
Taxes paid	—	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS

Montana Technologies Corporation (the “Company”) was established to pursue the development and expected commercialization of various technological innovations and may engage in any activity or purpose permitted for a corporation organized in Delaware. The Company has created a transformational technology that provides significant energy efficiency gains in air conditioning and comfort cooling applications, as well as a potential source of potable water, all through its proprietary “AirJoule” units.

Power & Digital Infrastructure Acquisition II Corp (“XPDB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated June 5, 2023, as amended on February 5, 2024, with XPDB Merger Sub, LLC, a direct wholly-owned subsidiary of XPDB (“Merger Sub”), and Montana Technologies LLC (“Legacy Montana”). On March 14, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Montana, with the Legacy Montana surviving the merger as a wholly-owned subsidiary of XPDB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with closing the Business Combination (the “Closing”), XPDB changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

Prior to the Business Combination, all of the outstanding preferred units of Legacy Montana were converted into Class B common units. As a result of the Business Combination, (i) each issued and outstanding Class B common unit and Class C common unit of Legacy Montana was converted into the right to receive approximately 23.8 shares of newly issued shares of Class A common stock of Montana Technologies Corporation, (ii) each issued and outstanding class A common unit of Legacy Montana converted into the right to receive approximately 23.8 shares of newly issued shares of Class B common stock of Montana Technologies Corporation and (iii) each option to purchase common units of Legacy Montana converted into the right to receive an option to purchase Class A common stock of Montana Technologies Corporation having substantially similar terms to the corresponding option, including with respect to vesting and termination-related provisions, except that such options represented the right to receive a number of shares of Class A common stock equal to the number of common units subject to the corresponding option immediately prior to the Closing multiplied by approximately 23.8.

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, although XPDB acquired the outstanding equity interest in Legacy Montana in the Business Combination, XPDB is treated as the “acquired company” and Legacy Montana was treated as the accounting acquirer for financial statement purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization.

Furthermore, the historical financial statements of Legacy Montana became the historical financial statements of the Company upon the consummation of the merger. As a result, the condensed consolidated financial statements reflect (i) the historical operating results of Legacy Montana prior to the Business Combination; (ii) the combined results of XPDB and Legacy Montana following the Closing; (iii) the assets and liabilities of Legacy Montana at their historical cost and (iv) Legacy Montana’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the Business Combination. See Note 4 — Recapitalization for further details of the Business Combination.

In connection with the Business Combination, XPDB entered into a subscription agreement (the “Subscription Agreement”) with Rice Investment Group (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor agreed to subscribe for and purchase from XPDB, and XPDB agreed to issue and sell to the PIPE Investor, an aggregate of 588,235 newly issued shares of Class A common stock (the “Committed Shares”) on the terms and subject to the conditions set forth therein. On March 14, 2024, in connection with the Closing, the Company consummated the issuance and sale of the Committed Shares to the PIPE Investor.

After giving effect to the Business Combination, the redemption of Class A common stock in connection with the Special Meeting held on March 8, 2024 by XPDB ( the “Special Meeting”) and the consummation of the issuance and sale of the Committed Shares, there were 53,823,412 shares of Montana Technologies Corporation Common Stock

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

issued and outstanding, consisting of 49,063,770 shares of Class A common stock and 4,759,642 shares of Class B common stock issued and outstanding. Of those shares, 45,821,456 were issued to holders of Legacy Montana’s equity securities in respect of such equity securities, representing approximately 85.5% of the Montana Technologies Corporation’s voting power at the Closing.

On January 25, 2024, the Company entered into a joint venture formation framework agreement with GE Ventures LLC, a Delaware limited liability company and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company, pursuant to which the Company and GE Vernova agreed, subject to the terms and conditions of the framework agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of the Company and GE Vernova will each hold a 50% interest (Note 12). AirJoule, LLC, the entity formed under this agreement is consolidated within these financial statements (See Note 5 — Variable Interest Entity).

Note 2 — LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary sources of liquidity have been cash from contributions from founders or other investors. The Company had an accumulated deficit of $43.7 million as of March 31, 2024. As of March 31, 2024, the Company had $26.2 million of working capital including $37.4 million in cash.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, capital contributions to its joint ventures and other general corporate services. The Company’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

With the consummation of the Business Combination and Subscription Agreements (as described above and in Note 4 — Recapitalization), the Company received proceeds of approximately $40 million in March 2024, after giving effect to XPDB’s stockholder redemptions and payment of transaction expenses, which will be utilized to fund our product development, operations and growth plans.

Our future capital requirements will depend on many factors, including, the timing and extent of spending by the Company and its joint ventures to support the launch of its product and research and development efforts, the degree to which it is successful in launching new business initiatives and the cost associated with these initiatives, the timing and extent of contributions made to its joint ventures by the other partners and the growth of our business generally. Pursuant to the A&R Joint Venture Agreement, the Company contributed $10 million to the AirJoule JV at the JV Closing (the “Closing Contribution”). The Company has also agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. See Note 5 for further information. In order to finance these opportunities and associated costs, it is possible that the Company will need to raise additional financing if the proceeds realized from the Business Combination and cash received from Subscription Agreements are insufficient to support its business needs. While management believes that the proceeds realized through the Business Combination and cash received from Subscription Agreements will be sufficient to meet its currently contemplated business needs, management cannot assure that this will be the case. If additional financing is required by us from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital on acceptable terms when needed, its product development business, results of operations and financial condition would be materially and adversely affected.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and principles of Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with GAAP, expressed in U.S. dollars. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

The Company consolidates all variable interest entities for which it is the primary beneficiary. This analysis focuses on determining whether the Company has the power to direct the activities of the variable interest entities (“VIE”) that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

The Company is solely obligated to fund the operations of the AirJoule JV. GE Vernova and all GE-affiliated entities are restricted from any participation in the air-to-water business. The Company determined that AirJoule, LLC is a variable interest entity and that the Company is the primary beneficiary because a de facto agency relationship exists with GE Vernova, and the Company is the most closely associated. Accordingly, the Company consolidates AirJoule, LLC in the condensed consolidated financial statements after eliminating intercompany transactions.

For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s equity interests are presented as non-controlling interests on the consolidated balance sheets as of March 31, 2024.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period.

Some of the more significant estimates include estimates of amortization and depreciation, fair values of Subject Vesting Shares and Earnout Shares liability, fair value of goodwill and in-process research and development of AirJoule, LLC, the fair value of the non-controlling interest in AirJoule LLC, income taxes and estimates relating to leases. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

Cash and Concentration of Credit Risk

The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. As of March 31, 2024 and December 31, 2023, there were no cash equivalents on the Company’s condensed consolidated balance sheets. The Company maintains cash balances at financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limits. The amounts over these insured limits as of March 31, 2024 and December 31, 2023 were $1,629,492 and $114,254, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meet the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred, including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities combined, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Non-controlling Interests

The Company recognizes non-controlling interests related to its consolidated VIEs in the condensed consolidated balance sheets as a component of equity, separate from the Company’s stockholders’ equity. Changes in the Company’s ownership interest in a consolidated VIE that do not result in a loss of control are accounted for as equity transactions. The non-controlling interests related to its consolidated VIEs issued in a business combination are initially recorded at fair value. The Company records adjustments to non-controlling interests for the allocable portion of income or loss to which the non-controlling interest holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of non-controlling interests are adjusted to the respective non-controlling interest holders’ balance.

The amount of net loss attributable to non-controlling interests is included in consolidated net loss on the face of the condensed consolidated statements of operations.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the statements of income.

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for significant asset classes are as follow:

Estimated useful lives
Machinery and Equipment	3 years
Vehicles	3 years

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expenses are included with depreciation and amortization in the condensed consolidated statements of operations.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination or reverse capitalization over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The impairment assessment includes an evaluation of various reporting units, which is an operating segment or one reporting level below the operating segment. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the condensed consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at October 1. No impairment loss was recognized as of March 31, 2024.

In-Process Research & Development

In accordance with ASC Topic 350, Intangibles — Goodwill and Other (“ASC Topic 350”), goodwill and acquired IPR&D are determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment annually, in our fourth quarter, and between annual tests if we become aware of an event or a change in circumstances that would indicate the carrying value may be impaired.

In-Process Research and Development (“IPR&D”) acquired in a business combination is capitalized as indefinite-lived assets on our consolidated balance sheets at the recognition date fair value. IPR&D relates to amounts that arose in connection with the consolidation of AirJoule, LLC. Once the project is completed, the carrying value of the IPR&D is reclassified to other intangible assets, net and is amortized over the estimated useful life of the asset. Post-acquisition research and development expenses related to the IPR&D projects are expensed as incurred. The projected discounted cash flow models used to estimate the fair values of our IPR&D assets, acquired in connection with AirJoule, LLC, reflect significant assumptions regarding the estimates a market participant would make in order to evaluate the development asset, including: (i) probability of successfully completing and obtaining regulatory approval; (ii) market size, market growth projections, and market share; (iii) estimates regarding the timing of and the expected costs to commercialization; (iv) estimates of future cash flows from potential product sales; and (v) a discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related impairments, if any.

The annual, or interim (if events or changes in circumstances indicate that it is more likely than not that the asset is impaired), IPR&D impairment test is performed by comparing the fair value of the asset to the asset’s carrying amount. When testing indefinite-lived intangibles for impairment, we may assess qualitative factors for its indefinite-lived intangibles to determine whether it is more likely than not that the asset is impaired. Alternatively, we may bypass this qualitative assessment for our indefinite-lived intangible asset and perform the quantitative impairment test that compares the fair value of the indefinite-lived intangible asset with the asset’s carrying amount. If IPR&D becomes impaired or is abandoned, the carrying value of the IPR&D is written down to the revised fair value with the related impairment charge recognized in the period in which the impairment occurs. If the carrying value of the asset becomes impaired as the result of unfavorable data from any ongoing or future processes, changes in

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

assumptions that negatively impact projected cash flows, or because of any other information regarding the prospects of successfully developing or commercializing our programs, we could incur significant charges in the period in which the impairment occurs. No impairment loss was recognized as of March 31, 2024.

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment loss was recognized for the three months ended March 31, 2024 and 2023.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the condensed consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. An operating lease ROU asset and liability are recognized at the commencement date based on the present value of lease payments over the lease term. As typically the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Warrants

The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40 (“ASC 815”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the condensed consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other non-operating losses (gains) in the consolidated statements of operations. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the condensed consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Income Taxes

Prior to the Business Combination on March 14, 2024, the Company was a limited liability company (“LLC”) and treated as a partnership for income tax purpose. As a Partnership, the Company was not directly liable for federal income taxes. As of the date of the Business Combination, the operations of the Company ceased to be taxed as a partnership resulting in a change in tax status for federal and state income tax purposes.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of March 31, 2024 and December 31, 2023. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering, construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts payable, accrued expenses, and other current liabilities approximate fair value due to their relatively short maturities. See Note 11 — Fair Value Measurements for measurements of the Earnout Shares, True Up Shares and Subject Vesting Shares, measured utilizing level 3 inputs as of March 31, 2024 and March 14, 2024.

Earnout Shares Liability

In connection with the reverse recapitalization and pursuant to the Business Combination Agreement, eligible former Legacy Montana Equityholders are entitled to receive additional shares of Common Stock upon the Company achieving certain Earnout Milestones (as described in the Merger Agreement) (the “Earnout Shares”). The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

We estimated fair value of the Earnout Shares with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. The commission dates used reflected management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. The contingent Earnout Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

The Company determined the Earnout Shares associated with the Holders of Legacy Montana options are accounted for as compensation expense under ASC 718. See “Share-Based Compensation” below.

Derivative Financial Instruments and Other Financial Instruments Carried at Fair Value

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including the True Up Shares issued in connection with the Subscription Agreement and the Subject Vesting Shares issued in connection with the Business Combination, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The True Up Shares issued under the Subscription Agreement do not qualify as equity under ASC 815-40; therefore, the Class A common stock (the “True Up Shares”) is required to be classified as a liability and measured at fair value with subsequent changes in fair value recorded in earnings. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the derivative liability is discussed in Note 11.

The Subject Vesting Shares liability was an assumed liability of XPDB in the Merger as described in Note 4  — Recapitalization. The Subject Vesting Shares vest and are no longer subject to forfeiture as described in Note 4. They do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The estimated fair value of

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Subject Vesting Share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the Earnout Milestone Amount. The Subject Vesting Shares liability involves certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts. See Note 11 — Fair Value Measurements.

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The Company estimates the fair value of stock option awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the option’s expected term, price volatility of the underlying stock, risk-free interest rate and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the award.

The Company estimates the fair value of Earnout Shares awards underlying stock options, which is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation, using the Monte-Carlo simulation model. The Monte-Carlo simulation model was selected as the valuation methodology for the Earnout Shares due to the path-dependent nature of triggering events. Under ASC 718, the award is measured at fair value at the grant date and expense is recognized over the time-based vesting period (the triggering event is a market condition and does not impact expense recognition). The Monte-Carlo model requires the use of highly subjective and complex assumptions, estimates and judgements, including the current stock price, volatility of the underlying stock, expected term the risk-free interest rate, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of Common Stock. An increase of 100-basis points in interest rates would not have a material impact on the Company’s stock-based compensation. During the period from the date of the Business Combination through March 31, 2024 the Company did not record stock-based compensation expense associated with these Earnout Shares as the performance conditions associated with these Earnout Shares were not deemed probable of achievement. Unrecognized stock-based compensation expense for these Earnout Shares with a performance-based vesting condition that was not deemed probable of occurring as of March 31, 2024 was $16.6 million which is expected to vest subject to the performance-based vesting condition being satisfied or deemed probable.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, by each class of stockholder’s stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including warrants and Earn Out Shares, to the extent dilutive. For the three months ended March 31, 2024, warrants, Subject Vesting Shares, True Up Shares and Earnout Shares were not included in the calculation of dilutive net loss per share as their effect will be anti-dilutive. For the three months ended March 31, 2023 warrants and options were not included in the calculation of dilutive net loss per share as their effect would have been anti-dilutive.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The loss per share presented in the condensed consolidated statements of operations is based on the following for the three months ended March 31, 2024 and 2023:

	For the three months ended March 31,
	2024		2023
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(10,210,073)	$(1,316,368)	$(728,293)	$(106,181)
Denominator:
Basic and diluted weighted average shares outstanding	36,916,955	4,759,642	32,599,213	4,759,642
Basic and diluted net loss per ordinary share	$(0.28)	$(0.28)	$(0.02)	$(0.02)

New Accounting Pronouncements

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company has adopted ASU 2016-13 as of January 2023 with no material impacts on the financial statements as a result.

Recently Issued Accounting Standards

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for the Company for fiscal years beginning after December 15, 2024. The adoption of this standard is not expected to have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for the Company for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements and disclosures.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION

On June 5, 2023, XPDB and Merger Sub entered into the Merger Agreement with Legacy Montana. On March 14, 2024, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving the Merger as a wholly owned subsidiary of XPDB.

As part of the Business Combination, Legacy Montana Equityholders received consideration (“Merger Consideration”). After giving effect to the conversion of all outstanding Legacy Montana preferred units into Legacy Montana Class B common units, which occurred prior to the effective time of the Merger, the Merger Consideration was paid (i) in the case of holders of Legacy Montana Class B common units and Legacy Montana Class C common units, in the form of newly issued shares of Class A common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Legacy Montana Class A common units, in the form of newly issued shares of Class B common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to a number of votes per share such that the Legacy Montana Equityholders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, and (iii) in the case of holders of Legacy Montana options, each outstanding Legacy Montana option, whether vested or unvested, were converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Legacy Montana option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A common stock (rounded down to the nearest whole share) equal to the product of (x) the number of Legacy Montana common units underlying such option immediately prior to the Closing and (y) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Legacy Montana common unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement.

Immediately prior to the Closing, 100% of the total outstanding Legacy Montana Class A common units and 7% of the total outstanding Legacy Montana Class B common units (or an aggregate of approximately 18% of the total outstanding Legacy Montana Class A units and Legacy Montana Class B units) were held by unitholders that continue as directors, officers, employees or contractors of the Post-Combination Company. The retention of certain holders of Legacy Montana options who continues as directors, officers or employees of the Post-Combination Company (whose responsibilities include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Legacy Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Business Combination in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

The holders of Legacy Montana equity securities (“Eligible Equityholders”) have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) (“Earnout Shares”) only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Legacy Montana’s key components or assemblies based on the terms of the agreement (See Note 11).

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

Upon the Closing of the Business Combination, and following the conversion of the XPDB Class B common stock to Class A common stock, the sponsor of XPDB beneficially owns 6,827,969 shares of Class A common stock, of which (i) 5,447,233 shares automatically vested (and shall not be subject to forfeiture) at the Closing and (ii) 1,380,736 shares (“Subject Vesting Shares”) shall be vested and no longer be subject to forfeiture as follows:

1.      During the Vesting Period, a portion of the Subject Vesting Shares shall vest, from time to time, simultaneously with any Earnout Stock Payment, with the number of vesting shares calculated as (A) the aggregate number of Subject Vesting Shares outstanding immediately after the Closing multiplied by (B) the fraction of (x) the applicable Earnout Milestone Amount divided by (y) the Maximum Earnout Milestone Amount; and

2.      (A) 690,368 shall vest at such time that the volume weighted average price of Class A common stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the vesting period; or (B) if, prior to the $12.00 vesting time, any Subject Vesting Shares have vested simultaneously with any Earnout Stock Payment, then (x) if the number of Subject Vesting Shares that have vested exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested is less than 690,368 (the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

3.      Any remaining Subject Vesting Shares shall vest in full at the same time that the volume weighted average price of Class A common stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period.

On March 8, 2024, XPDB and the PIPE investor entered into the Subscription Agreement pursuant to which XPDB agreed to sell 588,235 shares of Class A common stock to the PIPE investors for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The Subscription Agreement provides that, subject to certain conditions set forth therein, the Company may be required to issue to PIPE investors up to an additional 840,336 shares of Class A common stock (“True Up Shares”) if the trading price of the Class A common stock falls below the per share purchase price within one year of the Closing of the Business Combination. The True Up Shares are considered a variable-share obligation under ASC 480-10-25-14, and as a result were accounted for as a liability recognized at fair value at each reporting period with changes in fair value included in earnings. See Note 11 — Fair Value Measurements.

As discussed in Note 1, “Organization and Business Operations”, the Business Combination was consummated on March 14, 2024, which, for accounting purposes, was treated as the equivalent of Montana Technologies LLC issuing stock for the net assets of XPDB, accompanied by a recapitalization. Under this method of accounting, XPDB was treated as the acquired company for financial accounting and reporting purposes under US GAAP.

Legacy Montana was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Following Closing, the Legacy Montana Equityholders had the greatest voting interest in the Post-Combination Company;

•        The Post-Combination Company Board immediately after Closing had six members, and Legacy Montana nominated the majority of the members of the Post-Combination Company Board at Closing;

•        The ongoing operations of the Post-Combination Company was comprised of Legacy Montana operations;

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

•        Legacy Montana’s existing senior management became the senior management of the Post-Combination Company; and

•        The intended strategy and operations of the Post-Combination Company continued Legacy Montana’s prior strategy and operations.

Transaction Proceeds

Upon closing of the Business Combination, the Company received gross proceeds of $7.5 million as a result of the Business Combination inclusive of $5.0 million from the PIPE investment, offset by total transaction costs and other fees totaling of $7.5 million. The following table reconciles the elements of the Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statement of changes in stockholders’ deficit for the three months ended March 31, 2024:

Cash-trust and cash, net of redemptions	$2,455,361
Add: Proceeds from PIPE investment	4,999,998
Less: transaction costs and advisory fees, paid	(7,455,359)
Net proceeds from the Business Combination	—
Less: Earnout Shares liability	(53,721,000)
Less: Subject Vesting Shares liability	(11,792,000)
Less: True Up Shares liability	(555,000)
Less: accounts payable and accrued liabilities combined	(9,054,854)
Less: transaction costs incurred in 2024	(972,103)
Add: other, net	374,377
Reverse recapitalization, net	$(75,720,580)

The number of shares of Common Stock issued immediately following the consummation of the Business Combination were:

XPDB Class A common stock, outstanding prior to the Business Combination	10,608,178
Less: Redemption of XPDB Class A common stock	(10,381,983)
Class A common stock of XPDB	226,195
XPDB Class B common stock, outstanding prior to the Business Combination	7,187,500
PIPE subscription	588,235
Business Combination Class A common stock	8,001,930
Legacy Montana Shares	45,821,482
Class A and B Common Stock immediately after the Business Combination	53,823,412

The number of Legacy Montana shares was determined as follows:

	Legacy Montana Units	Montana’s Shares after conversion ratio
Class A Common Stock	1,725,418	41,061,840
Class A Common Stock	200,000	4,759,642

Public and private placement warrants

The 14,375,000 Public Warrants issued at the time of XPDB’s initial public offering, and 11,125,000 warrants issued in connection with private placement at the time of XPDB’s initial public offering (the “Private Placement Warrants”) remained outstanding and became warrants for the Company.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — RECAPITALIZATION (cont.)

Redemption

Prior to the closing of the Business Combination, certain XPDB public shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 10,381,983 shares of XPDB Class A common stock for an aggregate payment of $112,697,086.

Note 5 — VARIABLE INTEREST ENTITY

AirJoule, LLC

On January 25, 2024, the Company entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC, a Delaware limited liability company (“GE Vernova”), and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which the Company and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of the Company and GE Vernova will hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize the Company’s AirJoule® water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

Upon the closing of the transaction on March 4, 2024, (the “JV Closing”), each party to the agreement entered into (i) an amended and restated limited liability company agreement of the AirJoule JV (the “A&R Joint Venture Agreement”), pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agree to provide certain agreed services to the AirJoule JV for a period of at least two years following the JV Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent license certain intellectual property to the AirJoule JV.

Pursuant to the A&R Joint Venture Agreement, the Company contributed $10 million to the AirJoule JV at the JV Closing (the “Closing Contribution”). The Company has also agreed to contribute up to an additional $90 million in capital contributions to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova. In general, for the first six years, GE Vernova has the right, but not the obligation, to make capital contributions to the AirJoule JV. Until GE Vernova elects to participate and contributes its pro-rata share of all past capital contributions and commits to contribute its pro-rata share for all future capital contributions (the “GE Match Date”), the Company shall be solely responsible for funding the AirJoule JV, and the Company shall have a distribution preference under the A&R Joint Venture Agreement for the amount of its post-closing capital contributions plus a 9.50% preferred return on such amounts.

The business and affairs of the A&R Joint Venture Agreement shall be managed by a Board of Managers, consisting of two managers (including the chairman) appointed by the Company and two managers appointed by GE Vernova. Following the second anniversary of the JV Closing, if the Board of Managers reach an impasse that cannot be resolved through the process set forth in the A&R Joint Venture Agreement, the A&R Joint Venture Agreement generally provides that the Company may require GE Vernova to sell GE Vernova’s 50% interest to the Company or GE Vernova may require the Company to purchase GE Vernova’s 50% interest, but only, in each case, if the GE Match Date has not yet occurred. The price for GE Vernova’s interest will depend on the fair market value of the interest, as set forth in the A&R Joint Venture Agreement, with a minimum value of approximately $5 million. The A&R Joint Venture Agreement also provides similar call and put rights with respect to GE Vernova’s interest if the GE Match Date does not occur by the sixth anniversary of the JV Closing or if the Company is acquired by a competitor of GE Vernova.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — VARIABLE INTEREST ENTITY (cont.)

In the event that a change in applicable laws or regulations has a material adverse effect on GE Vernova’s interest in the AirJoule JV, or GE Vernova determines that the Company fails to meet certain financial performance benchmarks, GE Vernova may require the Company to purchase GE Vernova’s interest for a total purchase price of $1.00.

As described in Note 3, AirJoule, LLC is a variable interest entity which the Company consolidates. Accordingly, the assets and liabilities contributed by the Company, as the primary beneficiary, were initially recorded at their previous carrying amounts in a manner consistent with the accounting under ASC 805-50-30 for transactions between legal entities under common control. The assets and liabilities contributed by GE Vernova met the definition of a business under ASC 805-10-55-3A. Consequently, the assets, including the assembled workforce and processes contributed by GE Vernova, which was determined to be a business and is not under common control was measured by the Company in accordance with ASC 805-20 and ASC 805-30. Accordingly, the assets, liabilities, and non-controlling interests of the VIE were measured at fair value as of the date the Company was determined to be the primary beneficiary (the “acquisition date”), which includes the recognition of goodwill and other intangible assets, if any.

Subsequently, the assets, liabilities, and non-controlling interests of the VIE will be consolidated in the Company’s financial statements and profits and losses of the VIE will be allocated to the non-controlling interest held by GE Vernova. Intercompany transactions will be eliminated upon consolidation.

The preliminary fair values of the assets contributed by GE Vernova, which are presented in the table below, and the related preliminary accounting are based on management’s estimates and assumptions, as well as information compiled by management, including the books and records of AirJoule, LLC. Our estimates and assumptions are subject to change during the measurement period, not to exceed one year from the acquisition date. The following table presents the fair value of the assets and non-controlling interest of the VIE at the date the Company was determined to be the primary beneficiary, or March 4, 2024. Any potential adjustments made could be material in relation to the values presented in the table below.

In-process research and development	$365,300,000
Goodwill	247,233,000
Non-controlling interests	$(612,533,000)

____________

(1)      Goodwill represents the excess value over the intangible assets acquired and liabilities assumed. The goodwill recognized represents value the Company expects to be created by the expected operational synergies, the assembled workforce, and the future development initiatives of the assembled workforce. The goodwill is expected to be deductible for tax purposes.

(2)      Identifiable indefinite-lived intangible assets were comprised of the in-process research and development related to technology of GE Vernova totaling $365.3 million.

As discussed more fully below, the primary areas of the purchase price allocation that are not yet finalized include the following: (1) finalizing the review and valuation of acquired goodwill and in-process research and development (including key assumptions, inputs and estimates); (2) finalizing the review and valuation of other acquired assets, assumed liabilities, and noncontrolling interest; and (3) finalizing the related tax impacts of the acquisition. The Company expects to finalize the valuation as soon as practicable, but no later than one year after the acquisition date.

The fair value of in-process research and development for GE’s technology was determined utilizing the relief-from royalty method. The key inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date, Level 3 measurements. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

The fair value of non-controlling interests was determined by applying the ownership percentage of 50% to the enterprise value of the AirJoule JV which was determined using an income approach, specifically the discounted cash flow method. This approach calculates fair value by estimating the after-tax cash flows and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The Company selected this method as being the most meaningful to determine the AirJoule enterprise value because the use of the income approach typically generates a more precise measurement of fair value than the market approach. In applying the income

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — VARIABLE INTEREST ENTITY (cont.)

approach, the Company makes assumptions about the amount and timing of future expected cash flows, terminal value growth rates and appropriate discount rates. The amount and timing of future cash flows within the Company’s discounted cash flow analysis is based on its most recent operational budgets, long range strategic plans and other estimates. The terminal value growth rate is used to calculate the value of cash flows beyond the last projected period in the Company’s discounted cash flow analysis and reflects the Company’s best estimates for stable, perpetual growth. The Company uses estimates of market-participant risk adjusted weighted average cost of capital as a basis for determining the discount rates to apply to its future expected cash flows. The Company corroborated the valuation that arose from the discounted cash flow approach by performing a market capitalization reconciliation of Montana Technologies.

The table below reflects the preliminary carrying amounts and classifications of AirJoule, LLC assets and liabilities which are included in the condensed consolidated balance sheet as of March 31, 2024 and are subject to change.

As of March 31, 2024
Assets:
Current assets:
Cash	$10,011,901
Total current assets	10,011,901
Property and equipment, net	1,390
Goodwill	247,233,000
In-process research and development	365,300,000
Total assets	$622,546,291
Liabilities:
Current liabilities:
Accounts payable	$775
Accrued expenses and other liabilities	65,279
Total current liabilities	66,054
Total liabilities	$66,054

Non-controlling Interests

The Company recognizes non-controlling interests related to its consolidated VIE and provides a roll forward of the non-controlling interests balance, as follows:

Total
Balance as of March 4, 2023 (initial recognition date)	$612,533,000
Net loss attributable to non-controlling interests	(26,382)
Balance as of March 31, 2024	$612,506,618

Our condensed consolidated assets as of March 31, 2024 include total assets of the variable interest entity of $622.5 million which cannot be used by us to settle the obligations of other entities. Our condensed consolidated liabilities as of March 31, 2024 include total liabilities of the variable interest entity of $0.07 million. The liabilities of the consolidated VIE are the obligations of the VIE and its creditors have no recourse to the general credit or assets of the Company.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — GOODWILL AND IN-PROCESS RESEARCH AND DEVELOPMENT

Goodwill

As part of entering into the AirJoule JV agreement, the Company recognized goodwill in an amount of $247,233,000, as of March 4, 2014. There was no change in the carrying amount of goodwill from March 4, 2024 to March 31, 2024.

In-process research and development

The following table summarizes net fair value of research and development cost related to AirJoule, LLC:

	March 31, 2024	March 4, 2024
In-process research and development	$365,300,000	$365,300,000
Total intangible assets	365,300,000	365,300,000
Less: Impairment charge	—	—
Total amortizable intangible assets, net	$365,300,000	$365,300,000

There was no change in the carrying amount of in-process research and development from March 4, 2024 to March 31, 2024.

Note 7 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	March 31, 2024	December 31, 2023
Accrued royalty (see Note 12)	$62,500	$150,000
Accrued payroll	36,056	22,481
Professional services	6,143,825	58,021
Engineering consulting	—	1,700
Business development	129,342	1,425
Accrued other	409,516	10,813
	$6,781,239	$244,440

Note 8 — LEASES

As discussed in Note 9, the Company had a property lease with a related party which terminated on March 14, 2024. Lease expenses under this lease were $6,000 for the for the three months ended March 31, 2024 and 2023, and were included in general and administrative costs in the condensed consolidated statements of operations.

On March 1, 2024, the Company’s entered into an operating property lease with an initial term of 5 years, with an option to extend for another five-year term which is not reasonably certain to extend. Lease expenses under this lease were $3,198 and $0 for the three months ended March 31, 2024 and 2023, respectively, and was included in general and administrative costs in the condensed consolidated statements of operations. Total cash paid for operating leases was $2,475 per month with a remaining term of 60 months and a discount rate of 4.69%.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — LEASES (cont.)

At March 31, 2024, approximate future minimum rental payments required under the lease agreement are as follows:

Operating Lease
Remainder of 2024	$22,275
2025	36,700
2026	39,370
2027	40,945
2028	42,582
Thereafter	10,714
Total undiscounted lease payments	192,586
Less: effects of discounting	(21,747)
Operating Lease Liability	$170,839

Classified as:
Current lease liabilities	$22,981
Non-current lease liabilities	$147,858

Note 9 — RELATED PARTY TRANSACTIONS

Lease Agreement

The Company had a property lease agreement with its Chief Executive Officer as discussed in Note 8. The lease agreement was terminated upon close of the Business Combination on March 14, 2024. As of March 31, 2024 and December 31, 2023, $0 and $2,000 were owing under this agreement and included in accounts payable on the condensed consolidated balance sheets.

Consultancy Agreement

On January 1, 2019, the Company entered into a consultancy agreement with a company affiliated with the Chief Executive Officer for a monthly payment of $20,000 in exchange for the Chief Executive Officer providing services in connection with the development and sales of Company technologies and products. For the three months ended March 31, 2024 and 2023, $60,000 was accrued for these services and included in general and administrative expenses on the condensed consolidated statement of income. As of March 31, 2024 and March 31, 2023, $10,000 was owing under this agreement and included in accounts payable on the condensed consolidated balance sheets. On May 1, 2024, this consultancy agreement was terminated.

Office Services Agreement

On October 31, 2020, the Company entered into a consultancy agreement with an affiliate for a monthly payment of $5,000 to provide office services. For the three months ended March 31, 2024 and 2023, $15,000 was accrued for these services and included in research and development expenses on the condensed consolidated statement of income. As of March 31, 2024 and March 31, 2023, $2,500 was owing under this agreement and included in accounts payable on the condensed consolidated balance sheets.

Due to related party

Commencing on December 9, 2021 through the consummation of the initial Business Combination, XPDB agreed to pay affiliates of the sponsor a total of $20,000 per month for office space, administrative and support services. Upon the close of the Business combination, the Company assumed $540,000 related to this agreement and is reported in due to related parties on the accompanying condensed consolidated balance sheets.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — RELATED PARTY TRANSACTIONS (cont.)

In 2023, the sponsor contributed $900,000 to the XPDB trust account in connection with extending the XPDB’s termination date pursuant to the approval of the extension amendment proposal. Upon the close of the Business combination, the Company assumed this balance and is reported in due to related parties on the accompanying condensed consolidated balance sheets.

Related Party Equity transactions

As described in Note 10, Montana Technologies LLC completed a private placement subscription agreement and a preferred equity financing of which TEP Montana, LLC (“TEP Montana”) was a participant. The Executive Chairman of the Company is the managing partner of the managing member of TEP Montana.

Note 10 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share. At March 31, 2024 and December 31, 2023, there were no shares of preferred stock issued and outstanding.

Class A Common stock — The Company is authorized to issue 600,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2024 and December 31, 2023, there were 49,063,770 shares and 32,731,583 shares of common stock issued and outstanding, respectively. Each share of Common Stock has one vote and has similar rights and obligations.

Class B Common stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2024 and December 31, 2023, there were 4,759,642 shares issued and outstanding. Each share entitles the holder thereof to a number of votes per share such that the Legacy Montana Equityholders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company.

Shares of Class B common stock shall be convertible into shares of Class A common stock on a one-for-one basis (i) at any time and from time to time at the option of the holder thereof or (ii) automatically upon on the earliest to occur of (a) the date that is seven (7) years from the date of the Second Amended and Restated Certificate of Incorporation and (b) the first date on which the permitted Class B owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class B common stock issued and held by the permitted Class B owners immediately following the effective time of the Business Combination (or as to which the permitted Class B owners are entitled to as of such time), in each case, as equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction (such date, the “Automatic Conversion Date”), each outstanding share of Class B Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class A common stock. Following such conversion, the reissuance of all shares of Class B common stock shall be prohibited, and such shares of Class B common stock shall be retired and may not be reissued.

Warrants

As part of XPDB’s initial public offering (“IPO”), XPDB issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, XPDB completed the private sale of warrants where each warrant allows the holder to purchase one share of the Company’s Class A common stock at $11.50 per share. At March 31, 2024, there are 14,375,000 Public Warrants and 11,125,000 Private Placement warrants outstanding.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — STOCKHOLDERS’ DEFICIT (cont.)

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) was not transferable, assignable or saleable until 30 days after the consummation of the Business Combination (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the XPDB’s sponsor and anchor investors) and they will not be redeemable by the Company. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s common stock underlying the warrants multiplied by the excess of the “10 day average closing price” (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The “10 day average closing price” means, as of any date, the average last reported sale price (defined below) of the shares of the Company’s common stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Company’s common stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

These warrants expire on the fifth anniversary of the Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Subscription Agreements

During the first quarter of 2024, Legacy Montana entered into common unit subscription agreements (the “Subscription Agreements”), with certain investors (the “Investors”), bringing aggregate transaction proceeds expected at closing to over $50,000,000. Pursuant to the Subscription Agreements, and subject to the conditions set forth therein, the Investors agreed to purchase from Legacy Montana, and Legacy Montana agreed to issue and sell to the Investors, an aggregate number of Class B common Units as will convert into an aggregate of 5,807,647 shares of the Montana Technologies Corporation’s Class A common stock upon the closing of the Business Combination between the Company and XPDB resulting in cash proceeds of approximately $40.0 million. As of March 31, 2024, approximately $6.0 million of proceeds have not been received yet and is recorded as a subscription receivable.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — STOCKHOLDERS’ DEFICIT (cont.)

Equity financing

Montana Technologies LLC completed a preferred equity financing during February 2023 with TEP Montana, and issued 4,426 Series B Preferred Units in conjunction with this transaction. Upon close of the Business combination, these shares were converted to 105,331 Class A Common stock of the Company.

Exercise of warrants

In January, February and March 2024, 14 warrant holders of Legacy Montana exercised their warrants to purchase a total of 380,771 Class A common stock, as converted, for a total purchase price of $45,760.

Options

On April 5, 2023, Legacy Montana granted 383,151 options, as converted, exercisable for Class A Common stock to key team members of Legacy Montana. The options immediately vested, had an exercise price of $0.49, as converted, a term of seven years, and a grant date fair value of $0.14, as converted.

The Company used the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant.

In January, February and March 2024, 13 option holders exercised their options to purchase a total of 2,141,839 Class A common stock, as converted, for a total purchase price of $56,250.

As of March 31, 2024, of the 1,335,080 options that are outstanding, 594,955 options expire on December 7, 2030, 71,395 options expire on March 15, 2031, 285,579 options expire on April 8, 2031 and 383,151 options expire on April 4, 2030.

Note 11 — FAIR VALUE MEASUREMENTS

Items Measured at Fair Value on a Recurring Basis:

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements are as follows:

	As of March 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Earnout Shares liability	$—	$—	$61,393,000	$61,393,000
True Up Shares liability	—	—	286,000	286,000
Subject Vesting Shares liability	—	—	14,217,000	14,217,000
Total liabilities	$—	$—	$75,896,000	$75,896,000

Earnout Shares

The holders of Legacy Montana equity securities (“Eligible Equityholders”) have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) (“Earnout Shares”). The maximum value of the Earnout Shares is capped at $200 million (“Maximum Earnout Milestone Amount”) and the ability to receive Earnout Shares expires on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving has sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Legacy Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Legacy Montana Equityholder’s right to

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — FAIR VALUE MEASUREMENTS (cont.)

receive Earnout Shares. Earnout Shares issuable in respect of Legacy Montana options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Legacy Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

If the conditions for payment of the Earnout Shares are satisfied and assuming all originally designated holders of Legacy Montana options are then still providing services to the Post-Combination Company on the date such condition is met, approximately 21% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana options (subject to the holder’s continued service with the Post-Combination Company or its subsidiaries through the applicable payment date) and 79% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana common units, in accordance with their respective pro rata share immediately following the Closing.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The Earnout Shares to the holders of Legacy Montana options are subject to ASC 718 and are accounted for as post-combination compensation cost.

The estimated fair value of the Earnout Shares was determined with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. The commission dates used reflected XPDB’s management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. Assumptions such as risk-free rate, stock price, volatility, and discount rate were based on market data. See the following summary of key inputs:

	As of March 31, 2024	As of March 14, 2024
Stock Price(1)	$11.29	10.00
Volatility	35%	35%
Risk free rate of return	4.17%	4.24%
Expected term (in years)	5.0	5.0

____________

(1)      At March 14, 2024, the $10.00 price represents the Business Combination price.

For the three months ended March 31, 2024
Earnout Shares Liability as of December 31, 2023	$—
Assumed in the reverse recapitalization	53,721,000
Change in fair value	7,672,000
Balance as of March 31, 2024	$61,393,000

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — FAIR VALUE MEASUREMENTS (cont.)

As of March 31, 2024 and March 14, 2024, the estimated fair value of all the Earnout Shares ($61.4 million and $53.7 million, respectively) represents approximately 4,702,064 and 4,627,294 Earnout Shares, respectively. The Earnout Shares liability in the preceding table represent the fair value of the contingent obligation to issue Earnout Shares to Legacy Montana Equityholders (excluding the shares to be issued to holders of Legacy Montana options accounted for under ASC 718) upon the achievement of certain Earnout milestones.

True Up Shares liability

As discussed in note 4, on March 8, 2024, XPDB and the PIPE investor entered into the Subscription Agreement pursuant to which XPDB agreed to sell 588,235 shares of Class A common stock to the PIPE investors for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The Subscription Agreement provides that, subject to certain conditions set forth therein, XPDB may be required to issue to PIPE investors up to an additional 840,336 shares of Class A common stock (“True Up Shares”) if the trading price of the Class A common stock falls below the per share purchase price within one year of the Closing of the Business Combination. The True Up Shares were accounted for as a liability recognized at fair value at each reporting period with changes in fair value included in earnings. See Note 11 — Fair Value Measurements.

The following table presents the changes in the fair value of the True Up Shares liability at March 31, 2024.

For the three months ended March 31, 2024
Balance as of December 31, 2023	$—
Assumed in the Business Combination	555,000
Change in fair value	(269,000)
Balance as of March 31, 2024	$286,000

The estimated fair value of the true up share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the True Up Shares considered the 15-day average price over the one-year period following the Closing Date.

Subject Vesting Shares liability

In connection with the execution of the Merger Agreement and pursuant to the terms of the sponsor support agreement (the “Sponsor Support Agreement”) entered into among the XPDB sponsor, XPDB, Montana Technologies LLC and other holders of the Company’s Class B common stock, $0.0001 par value per share (the “Class B common stock”), the sponsor and the other holders of Class B common stock agreed to, among other things, (i) vote any Class A common stock, $0.0001 par value per share (the “Class A common stock”), of XPDB or Class B common stock (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the proposals presented by XPDB at a special meeting to approve the proposed Business Combination, (ii) be bound by certain other covenants and agreements related to the proposed Business Combination, (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities and (iv) waive certain antidilution protections with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Sponsor Securities in connection with the completion of a Business Combination (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), has agreed not to transfer any public shares and founder shares held by it during the time prior to (i) Closing or (ii) the termination of the Business Combination Agreement, has agreed to waive anti-dilution protections and has agreed to subject certain of the shares of Combined Company Class A common stock held by Sponsor following the conversion of the founder shares as of the Closing to certain vesting provisions. Specifically, the Sponsor Support

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — FAIR VALUE MEASUREMENTS (cont.)

Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 shares of Combined Company Class A common stock held by the Sponsor following the conversion of the Founder Shares as of the Closing (the “Subject Vesting Shares”) will be subject to an earnout, with the Subject Vesting Shares vesting during the period beginning on the date of Closing and ending five (5) years following the date of Closing (i) simultaneously with the Earnout Payments made to the Montana equity holders in a proportionate amount to the payment achieved in relation to the maximum issuance of Earnout Shares of equity interests of $200 million (the “Performance Vesting Trigger”) and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) vesting on any day following the Closing when the closing price of a share of Combined Company Class A common stock on the Nasdaq (the “Closing Share Price”) equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares vesting when the Closing Share Price equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The following table presents the changes in the fair value of the Subject Vesting Shares liability at March 31, 2024.

For the three months ended March 31, 2024
Balance as of December 31, 2023	$—
Assumed in the Business Combination	11,792,000
Change in fair value	2,425,000
Balance as of March 31, 2024	$14,217,000

The estimated fair value of the Subject Vesting Share liability was determined utilizing a Monte Carlo simulation, with underlying forecast mathematics based on geometric Brownian motion in a risk-neutral framework. The Calculation of the value of the Subject Vesting Shares considered the $12.00 and $14.00 vesting conditions in addition to the vesting related to the Earnout Milestone Amount.

Items Measured at Fair Value on a Non-recurring Basis:

The Company’s non-financial assets, such as goodwill, in-process research and development, right-of-use assets, and property and equipment, are measured at fair value when acquired and when there is impairment. The fair value of the non-controlling interest in AirJoule’s JV was determined on March 4, 2024, the date of the agreement. See Note 5 — Variable Interest Entity.

Note 12 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal matters arising in the normal course of business. In the opinion of the Company’s management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position and results of operations of the Company.

Risks and Uncertainties

The Company, as an early-stage business without any current operations, product sales or revenue, has historically been dependent upon the sourcing of external capital to fund its overhead and product development costs. This is a typical situation for any early-stage company without product sales to be in.

License Agreement

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — COMMITMENTS AND CONTINGENCIES (cont.)

royalty amount of which $62,500 and $37,500 was expensed for the three months ended March 31, 2024 and 2023, respectively. At March 31, 2024 and December 31, 2023, $62,500 and $150,000, respectively, was accrued by the Company in the accompanying condensed consolidated balance sheets.

Future minimum royalties are as follows as of March 31, 2024:

Remainder of 2024	$187,500
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, the Company entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). The Company and CATL US both own 50% of CAMT’s issued and outstanding shares.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), the Company and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2024, with the remaining $4 million contributed when requested by CAMT based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of the Company and CATL US) will be subject to the prior mutual agreement of the Company and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by the Company. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or the Company in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and the Company or all directors. As of March 31, 2024, no amount was funded to CAMT.

The purpose of the Company’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment. The Company’s financial statements do not reflect any accounting for CAMT as no assets (including IP) or cash have been contributed to CAMT as of March 31, 2024.

Letter Agreement

On January 7, 2024, the Legacy Montana entered into a letter agreement (the “Letter Agreement”) with XPDB and Carrier Corporation, an affiliate of Carrier Global Corporation (NYSE: CARR), a global leader in intelligent climate and energy solutions (collectively with its affiliates, “Carrier”), pursuant to which Carrier, XPDB and the Company agreed, among other things, to provide Carrier the right to nominate one (1) designee, subject to the approval of the Company, for election to the board of directors for so long as Carrier satisfies certain investment conditions, following the Business Combination. Pursuant to the terms of the agreement, Carrier has nominated its director.

MONTANA TECHNOLOGIES CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through May 20, 2024, which is the date the financial statements were available to be issued. The Company’s management has identified the following subsequent events:

Subscription Receivable

On May 9, 2024 and May 10, 2024, the Company received $6.0 million owing under the Subscription Agreements.

Termination of consultancy agreement

On May 1, 2024, the Company terminated the consultancy agreements with the affiliate companies of the CEO and CAO and entered into employment agreements with the CEO and CAO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Montana Technologies LLC
Ronan, Montana

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Montana Technologies LLC (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2018

Houston, Texas

March 20, 2024

MONTANA TECHNOLOGIES LLC
BALANCE SHEETS

	As of December 31,
	2023	2022
Assets
Current assets
Cash	$375,796	$5,211,486
Prepaid expenses and other assets	126,971	105,139
Total current assets	502,767	5,316,625
Operating lease right-of-use asset	49,536	70,752
Property and equipment, net	3,832	8,173
Total assets	$556,135	$5,395,550

Liabilities and members’ equity (deficit)
Current liabilities
Accounts payable	$2,518,763	$74,030
Accrued transaction fees	3,644,100	—
Other accrued expenses	244,440	89,655
Operating lease liability	22,237	21,216
Total current liabilities	6,429,540	184,901
Operating lease liability, non-current	27,299	49,536
Total liabilities	$6,456,839	$234,437
Commitments and contingencies (Note 10)
Members’ equity (deficit)
Members’ contributions	$2,109,310	$2,047,872
Preferred units	9,158,087	8,902,226
Accumulated deficit	(17,168,101)	(5,788,985)
Total members’ equity (deficit)	(5,900,704)	5,161,113
Total liabilities and members’ equity (deficit)	$556,135	$5,395,550

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF OPERATIONS

	Year ended December 31,
	2023	2022
Costs and expenses:
General and administrative	$7,540,702	$960,122
Research and development	3,305,612	$1,741,380
Sales and marketing	540,002	87,086
Depreciation and amortization	4,341	4,341
Loss from operations	11,390,657	2,792,929

Other income, net:
Interest income	11,541	—
Total other income, net	11,541	—

Loss before income taxes	(11,379,116)	(2,792,929)
Income tax expense	—	—
Net loss	$(11,379,116)	$(2,792,929)

Weighted average common units outstanding, basic and diluted	1,403,144	1,247,340
Basic and diluted net loss per common unit	$(7.23)	$(2.00)
Weighted average preferred units outstanding, basic and diluted	170,114	98,045
Basic and diluted net loss per preferred unit	$(7.25)	$(3.02)

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Members’ Contributions	Preferred Units	Accumulated Deficit	Total Members’ Equity (Deficit)
Balance at January 1, 2022	$1,522,473	$4,454,888	$(2,996,056)	$2,981,305
Contributions	525,399	—	—	525,399
Issuance of preferred units	—	4,744,372	—	4,744,372
Issuance costs	—	(297,034)	—	(297,034)
Net loss	—	—	(2,792,929)	(2,792,929)
Balance at December 31, 2022	$2,047,872	$8,902,226	$(5,788,985)	$5,161,113
Exercise of warrants	9,438	—	—	9,438
Share-based compensation	52,000	—	—	52,000
Issuance of preferred units	—	255,861	—	255,861
Net loss	—	—	(11,379,116)	(11,379,116)
Balance at December 31, 2023	$2,109,310	$9,158,087	$(17,168,101)	$(5,900,704)

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF CASH FLOWS

	December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(11,379,116)	$(2,792,929)
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	4,341	4,341
Amortization of operating lease right-of-use assets	21,216	20,000
Share-based compensation	52,000	—
Changes in operating assets and liabilities:
Prepaid Expenses and Other Assets	(21,832)	8,443
Right of use assets and lease liabilities	(21,216)	(20,000)
Accounts payable	2,444,733	(92,033)
Accrued expenses and other liabilities	3,798,885	22,847
Net cash used in operating activities	(5,100,989)	(2,849,331)

Cash flows from Investing Activities
Purchases of fixed assets	(98,950)	—
Proceeds from sale of fixed assets	98,950	—
Net cash used in investing activities	—	—

Cash flows from Financing Activities
Member Contributions	—	525,399
Exercise of warrants	9,438	—
Issuance of preferred units	255,861	4,744,372
Issuance costs	—	(297,034)
Net cash provided by financing activities	265,299	4,972,737
Net increase/(decrease) in cash	(4,835,690)	2,123,406
Cash, beginning of period	5,211,486	3,088,080
Cash, end of the period	$375,796	$5,211,486

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS

Montana Technologies LLC (the “Company”) was established in 2018. The Company was established to pursue the development and expected commercialization of various technological innovations and may engage in any activity or purpose permitted for a limited liability company organized in Delaware. The Company has created a transformational technology that provides significant energy efficiency gains in air conditioning and comfort cooling applications, as well as a potential source of potable water, all through its proprietary “AirJoule” units.

Power & Digital Infrastructure Acquisition II Corp (“XPDB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated June 5, 2023, as amended on February 5, 2024, with XPDB Merger Sub, LLC, a direct wholly-owned subsidiary of XPDB (“Merger Sub”), and Montana Technologies LLC. On March 14, 2024 the Business Combination was consummated. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of XPDB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Closing, XPDB changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

Prior to the Business Combination, all of the outstanding preferred units were converted to class B common units. As a result of the Business Combination, (i) each issued and outstanding class B common unit and class C common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class A common stock of Montana Technologies Corporation, (ii) each issued and outstanding class A common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class B common stock, par value $0.0001 per share, of Montana Technologies Corporation and (iii) each option to purchase common units converted into the right to receive an option to purchase Class A common stock of Montana Technologies Corporation having substantially similar terms to the corresponding option, including with respect to vesting and termination-related provisions, except that such options represented the right to receive a number of shares of Class A common stock equal to the number of common units subject to the corresponding option immediately prior to the effective time of the merger multiplied by approximately 23.8.

After giving effect to the Business Combination, the redemption of Class A common stock in connection with the Special Meeting and the consummation of the issuance and sale of the Committed Shares, there were 53,823,412 shares of Montana Technologies Corporation Common Stock issued and outstanding, consisting of 49,063,770 shares of Class A common stock and 4,759,642 shares of Class B common stock issued and outstanding. Of those shares, 45,821,456 were issued to holders of the Company’s equity securities in respect of such equity securities, representing approximately 85.5% of the Montana Technologies Corporation’s voting power at the closing.

Note 2 — LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary sources of liquidity have been cash from contributions from founders or other investors. The Company had an accumulated deficit of $17.2 million and $5.8 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023, The Company had $0.4 million in cash and working capital deficit of $5.93 million. As of December 31, 2022, The Company had $5.2 million in cash and working capital of $5.1 million.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures and other general corporate services. The Company’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

In conjunction with the consummation of the Business Combination and Subscription Agreements (as described above), we received proceeds of approximately $40 million in March 2024, after giving effect to XPDB’s stockholder redemptions and payment of transaction expenses, which will be utilized to fund our product development, operations

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 2 — LIQUIDITY AND CAPITAL RESOURCES (cont.)

and growth plans. We believe that as a result of the Business Combination our existing cash and cash equivalents, as well as proceeds received from the Business Combination and cash received from Subscription Agreements, will be sufficient to fund operations for the next year from the date the financial statements were issued for the year ended December 31, 2023.

Our future capital requirements will depend on many factors, including, the timing and extent of spending by us to support the launch of our product and research and development efforts, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally. In order to finance these opportunities and associated costs, it is possible that we will need to raise additional financing if the proceeds realized by us from the Business Combination and cash received from Subscription Agreements are insufficient to support our business needs. While we believe that the proceeds realized by us through the Business Combination and cash received from Subscription Agreements will be sufficient to meet our currently contemplated business needs, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our product development business, results of operations and financial condition would be materially and adversely affected.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period.

Some of the more significant estimates include estimates of amortization and depreciation and estimates relating to leases. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

Cash and Concentration of Credit Risk

The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. As of December 31, 2023 and December 31, 2022, there were no cash equivalents. The Company maintains cash balances at financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limits. The amounts over these insured limits as of December 31, 2023 and December 31, 2022 was $114,254 and $4,963,548, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the statements of income.

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for significant asset classes are as follow:

Estimated useful lives
Machinery and Equipment	3 years
Vehicles	3 years

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expenses are included with depreciation and amortization in the statements of operations.

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment loss was recognized as of December 31, 2023 and 2022.

Leases

In February 2016, the FASB issued ASU No. 2016-02 which created ASC Topic 842, “Leases,” to require balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. In July 2018, the FASB issued ASU 2018-11, to provide another transition method in addition to the existing transition method, allowing entities to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Additionally, the FASB has issued other ASU’s to clarify application of the guidance in the original standard and to provide practical expedients for applying the standard, all of which are effective upon adoption. For non-public entities, this standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company has adopted the standard as of January 1, 2022. This standard requires the Company to recognize right-of-use assets and lease liabilities on the balance sheet for identified property that is subject to operating lease agreements. The Company elected to adopt this standard by applying the additional transition method set forth in ASU 2018-11, whereby the Company implemented the provisions of the new standard to existing leases by recognizing and measuring lease assets and liabilities on the balance sheet as of January 1, 2022, as well as a cumulative-effect adjustment to the opening balances of members’ accumulated deficit. The impact on retained deficit was de-minimis. Consequently, the reporting of leases for the prior year continues to be provided in accordance with ASC Topic 840, which was effective during that period. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company has elected to be taxed as a partnership under the provisions of the Code. Under these provisions, the taxable income or tax loss of the Company is passed through to its members and reported on their individual tax returns. Therefore, no provision or liability and no tax benefit or asset related to federal income taxes has been included in these financial statements. There were neither liabilities nor deferred tax assets relating to uncertain income tax positions taken or expected to be taken on the tax returns.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. When applicable, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering, construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts payable, accrued expenses, and other liabilities approximate fair value due to their relatively short maturities and are classified as level 1. As of December 31, 2023 and 2022, the Company did not have any material financial instruments measured and reported at fair value.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Loss Per Unit

The Company computes basic loss per unit by dividing loss available to members by the weighted average number of participating units outstanding for the reporting period. All securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential common stock securities, shall be included in the computation of basic loss per unit using the two-class method. However, when the different classes of units have identical rights and privileges except voting rights, whereby they share equally in dividends and residual net assets on a per unit basis, the classes can be combined and presented as one class for loss per share purposes.

Diluted loss per share is calculated by dividing net loss by the weighted average number of participating units and dilutive participating unit equivalents outstanding. During the periods when they are anti-dilutive, participating unit equivalents, if any, are not considered in the computation. As of December 31, 2023 and 2022, there were no anti-dilutive participating unit equivalents outstanding.

The loss per share presented in the statements of operations is based on the following for the years ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023		2022
	Common Units	Participating Preferred Units	Common Units	Participating Preferred Units
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(10,146,422)	$(1,232,694)	$(2,496,767)	$(296,162)
Denominator:
Basic and diluted weighted average shares outstanding	1,403,056	170,139	1,247,340	98,045
Basic and diluted net loss per ordinary share	$(7.23)	$(7.25)	$(2.00)	$(3.02)

New Accounting Pronouncements

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company has adopted ASU 2016-13 as of January 2023 with no material impacts on the financial statements as a result.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

The Company is expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. ASU 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848) – Deferral of the Sunset Date of Topic 848 (ASU 2022-06)”, which extends the optional transition relief to ease the potential burden in accounting for reference rate reform on financial reporting. The transition relief is provided through December 31, 2024 based on the expectation that the LIBOR will cease to be published as of June 30, 2023. The amendments are effective prospectively at any point through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

Note 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2023	December 31, 2022
Machinery and equipment	$7,728	$7,728
Vehicles	5,295	5,295
Total Cost	13,023	13,023
Less: Accumulated depreciation	(9,191)	(4,850)
Property and equipment, net	$3,832	$8,173

Depreciation expense related to the Company’s property and equipment was $4,341 for the years ended December 31, 2023 and 2022, which were included in the accompanying statements of operations.

Note 5 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	December 31, 2023	December 31, 2022
Accrued royalty (see note 10)	$150,000	$50,000
Accrued payroll	22,481	19,839
Professional services	58,021	—
Engineering consulting	1,700	8,220
Business development	1,425	7,515
Accrued other	10,813	4,081
	$244,440	$89,655

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 6 — LEASES

The Company’s lease consists of an operating property lease with an initial term of two years, with an option to extend for another two-year term. Lease expense was $24,000 and $20,000 for the years ended December 31, 2023 and 2022, respectively, and was included in general and administrative costs in the statements of operations. Total cash paid for operating leases was $2,000 per month with a remaining term of 26 months and a discount rate of 4.71%.

At December 31, 2023, approximate future minimum rental payments required under the lease agreement are as follows:

Operating Lease
2024	$24,000
2025	24,000
2026	4,000
Total undiscounted lease payments	52,000
Less: effects of discounting	2,464
Operating Lease Liability	$49,536

Classified as:
Current lease liabilities	$22,237
Non-current lease liabilities	$27,299

Note 7 — PREFERRED UNITS

The Company is authorized to issue preferred units which are divided into Series A Preferred Units and Series B Preferred Units. The Company intends to use the additional capital from the preferred issuances to continue its prototype development both internally and in conjunction with strategic partners with the goal of moving closer to product purchase commitments that can lead to commercial sales. The preferred units offer liquidation preferences and can be converted into interests of the most senior class of units issued after giving effect to certain new equity financings over certain dollar thresholds and valuations. The preferred units are non-voting.

The Company completed a preferred equity financing during February 2023 with TEP Montana, LLC (“TEP Montana”) and issued 4,426 Series B Preferred Units in conjunction with this transaction. TEP Montana has a total equity stake of 4.23% in the Company on a fully-diluted basis and has a liquidation preference.

As of December 2023, the Company has issued the total of 84,092 Series A Preferred Units and 86,568 Series B Preferred units.

Note 8 — MEMBERS’ CONTRIBUTIONS, OPTIONS AND WARRANTS

The Company is authorized to issue common units and preferred units. The common units are divided into Class A, Class B and Class C common units. The Class A common units, Class B common units and Class C common units shall be identical, except with respect to certain voting and approval rights. The Class A common units and Class B common units shall have the rights to designate certain Managers of the Company. The Class C common units shall be non-voting and shall entitle the holders thereof only to the economic rights of a holder of common units. See Note 7 for preferred units.

On April 1, 2023, the Managers approved an increase in the number of Units of membership interest which the Company has available to issue from its Incentive Equity Pool from 10,000 Class C Common Units to 100,000 Class C Common Units. In addition, on April 1, 2023, the Managers established a Compensation Committee to oversee and implement the Company’s compensation matters.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — MEMBERS’ CONTRIBUTIONS, OPTIONS AND WARRANTS (cont.)

Profits and Losses are allocated based on provisions of the Company’s operating agreement.

As of December 31, 2023 and December 31, 2022, the Company has issued 200,000 Class A common units, 1,204,719 and 1,201,419 Class B common units, respectively and no Class C common units.

Warrants

In 2020, the Company issued 284,790 Common B unit warrants in connection with equity contributions. All of the warrants had a strike price of $2.86 per unit, and a portion of the warrants in 2022 were exercised on a cashless basis. The exercise of warrants in 2022 and 2021 resulted in the issuance of 198,464 and 30,000 Class B common units, for $525,399 and $85,800, respectively. The exercise of warrants in 2023 resulted in the issuance of 3,300 Class B common units for proceeds of $9,438.

There were 16,000 and 19,300 warrants outstanding at December 31, 2023 and 2022, respectively. The 16,000 warrants outstanding at December 31, 2023 expire on October 15, 2024.

Options

On April 5, 2023, the Compensation Committee granted 16,100 options exercisable for Class C Common units pursuant to the Incentive Equity Plan to key team members of the Company. The options immediately vest, have an exercise price of $11.55, a term of seven years, and a grant date fair value of $3.23.

The Company used the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant:

April 5, 2023
Risk-free interest rate(1)	3.37%
Expected Volatility(2)	40%
Expected term (in years)(3)	3.5
Expected Dividend yield(4)	0.00%

____________

(1)      The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(2)      Volatility is estimated by management. This estimate is based on the average volatility of certain public company peers within the Company’s industry.

(3)      The expected term of options is the average of the contractual term of the options and the vesting period.

(4)      No cash dividends have been declared on the Company’s common stock since the Company’s inception, and the Company currently does not anticipate declaring or paying cash dividends over the expected life of the options.

Of the 146,100 options outstanding at December 31, 2023, 65,000 options expire on September 22, 2030, 25,000 options expire on October 15, 2025, 25,000 options expire on December 7, 2030, 3,000 options expire on March 15, 2031, 12,000 options expire on April 8, 2031 and 16,100 options expire on April 4, 2030. The Company has elected to account for forfeitures as they occur.

The following table represents Class C Common units option activity for the years ended December 31, 2023 and 2022:

	Units	Weighted Average Exercise Price
Options outstanding, December 31, 2021 and 2022	130,000	$1.31
Options exercisable, December 31, 2022	130,000	$1.31
Options issued in 2023	16,100	$11.55
Options outstanding, December 31, 2023	146,100	$2.44
Options exercisable, December 31, 2023	146,100	$2.44

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 9 — RELATED PARTY TRANSACTIONS

The Company has a property lease agreement with its Chief Executive Officer as discussed in Note 6.

Note 10 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal matters arising in the normal course of business. In the opinion of the Company’s management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position and results of operations of the Company.

Risks and Uncertainties

The Company, as an early-stage business without any current operations, product sales or revenue, has historically been dependent upon the sourcing of external capital to fund its overhead and product development costs. This is a typical situation for any early-stage company without product sales to be in, and the Company raised additional capital via the exercise of warrants and issuance of preferred units.

License Agreement

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of which $150,000 and $50,000 was expensed for the years ended December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, $150,000 was accrued by the Company in the accompanying condensed balance.

Future minimum royalties are as follows as of December 31, 2023:

2024	$250,000
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, the Company entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). The Company and CATL US both own 50% of CAMT’s issued and outstanding shares.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), the Company and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2024, with the remaining $4 million contributed when requested by CAMT based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of the Company and CATL US) will be subject to the prior mutual agreement of the Company and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by the Company. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or the Company in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and the Company or all directors.

The purpose of the Company’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 11 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through March 20, 2024, which is the date the financial statements were available to be issued. The Company’s management has identified the following subsequent events:

Subscription agreements

As of March 4, 2024, the Company had entered into additional common unit subscription agreements (the “Subscription Agreements”), with certain investors (the “Investors”), bringing aggregate transaction proceeds expected at closing to over $50,000,000. Pursuant to the Subscription Agreements, and subject to the conditions set forth therein, the Investors agreed to purchase from the Company, and the Company agreed to issue and sell to the Investors, an aggregate number of class B common Units as will convert into an aggregate of 5,807,647 shares of the Montana Technologies Corporation’s Class A common stock upon the closing of the previously Business Combination between the Company and XPDB resulting in cash proceeds of approximately $40 million. As of March 20, 2024, approximately $6 million of proceeds have not been received yet and is recorded as a subscription receivable.

Letter agreement

On January 7, 2024, the Company entered into a letter agreement (the “Letter Agreement”) with XPDB and Carrier Corporation, an affiliate of Carrier Global Corporation (NYSE: CARR), a global leader in intelligent climate and energy solutions (collectively with its affiliates, “Carrier”), pursuant to which Carrier, XPDB and the Company agreed, among other things, to provide Carrier the right to nominate one (1) designee, subject to the approval of the Company, for election to the board of directors for so long as Carrier satisfies certain investment conditions, following the Business Combination between the Company and Montana Technologies Corporation.

Exercise of warrants

In January, February and March 2024, 14 warrant holders exercised their warrants to purchase a total of 16,000 Class B common units for a total purchase price of $45,760.

Exercise of options

In January, February and March 2024, 13 option holders exercised their options to purchase a total of 90,000 Class C common units for a total purchase price of $56,250.

Joint Venture Formation Framework Agreement

On January 25, 2024, the Company entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC, a Delaware limited liability company (“GE Vernova”), and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which the Company and GE Vernova have agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of the Company and GE Vernova will hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize the Company’s AirJoule® water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 11 — SUBSEQUENT EVENTS (cont.)

Upon the closing of the transaction on March 4, 2024, (the “Closing”), each party to the agreement entered into (i) an amended and restated limited liability company agreement of the AirJoule JV (the “A&R Joint Venture Agreement”), pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agree to provide certain agreed services to the AirJoule JV for a period of at least two years following the Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent license certain intellectual property to the AirJoule JV. In addition, pursuant to the A&R Joint Venture Agreement, the Company contributed $10 million to the AirJoule JV at the Closing (the “Closing Contribution”) and is expected to contribute additional capital to the AirJoule JV following the Closing based on a business plan and annual operating budgets to be agreed between the Company and GE Vernova.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Power & Digital Infrastructure Acquisition II Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Power & Digital Infrastructure Acquisition II Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 14, 2024 by depositing into the Trust Account a specified amount for each of the one-month extensions through March 14, 2024. On June 5, 2023, the Company entered into an agreement and plan of merger with a business combination target; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, or raise the additional capital it needs to fund further business operations prior to March 14, 2024, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY
March 11, 2024

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets:
Current assets:
Cash	$59,167	$1,287,986
Prepaid expenses	—	284,405
Total current assets	59,167	1,572,391
Investments held in Trust Account	114,641,527	294,395,846
Total Assets	$114,700,694	$295,968,237

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$695,515	$267,297
Accrued expenses	5,737,714	660,491
Advance from related party	900,000	—
Excise tax payable	1,881,321	—
Income tax payable	171,836	802,367
Franchise tax payable	124,250	72,289
Total current liabilities	9,510,636	1,802,444
Deferred underwriting commissions	6,037,500	10,062,500
Total Liabilities	15,548,136	11,864,944

Commitments and Contingencies
Class A common stock; 10,608,178 and 28,750,000 shares subject to possible redemption at $10.76 and $10.20 per share as of December 31, 2023 and 2022, respectively	114,128,755	293,293,429

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding (excluding 10,608,178 and 28,750,000 shares subject to possible redemption as of December 31, 2023 and 2022, respectively) as of December 31, 2023 and 2022	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding as of as of December 31, 2023 and 2022	719	719
Additional paid-in capital	—	—
Accumulated deficit	(14,976,916)	(9,190,855)
Total stockholders’ deficit	(14,976,197)	(9,190,136)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$114,700,694	$295,968,237

The accompanying notes are an integral part of these consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
General and administrative expenses	$5,889,740	$887,745
General and administrative expenses – related party	240,000	240,000
Franchise tax expenses	200,000	215,408
Loss from operations	(6,329,740)	(1,343,153)

Other income:
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	205,275	—
Income from investments held in Trust Account	9,126,178	4,187,504
Total other income	9,331,453	4,187,504

Income before provision for income taxes	3,001,713	2,844,351
Provision for income taxes	(1,758,720)	(802,367)
Net income	$1,242,993	$2,041,984

Weighted average shares outstanding of Class A common stock, basic and diluted	18,709,868	28,750,000

Basic and diluted net income per share, Class A common stock	$0.05	$0.06

Weighted average shares outstanding of Class B common stock, basic and diluted	7,187,500	7,187,500

Basic and diluted net income per share, Class B common stock	$0.05	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders ’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	7,187,500	$719	—	$(8,314,410)	$(8,313,691)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	(2,918,429)	(2,918,429)
Net income	—	—	—	—	—	2,041,984	2,041,984
Balance – December 31, 2022	—	—	7,187,500	719	—	(9,190,855)	(9,190,136)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	(3,819,725)	(5,147,733)	(8,967,458)
Excise tax payable attributable to redemption of common stock	—	—	—	—	—	(1,881,321)	(1,881,321)
Waived deferred underwriting discount	—	—	—	—	3,819,725	—	3,819,725
Net income	—	—	—	—	—	1,242,993	1,242,993
Balance – December 31, 2023	—	$—	7,187,500	$719	$—	$(14,976,916)	$(14,976,197)

The accompanying notes are an integral part of these consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$1,242,993	$2,041,984
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(9,126,178)	(4,187,504)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	(205,275)	—
Changes in operating assets and liabilities:
Prepaid expenses	284,405	329,567
Advance from related party	900,000	—
Accounts payable	428,218	(880,791)
Accrued expenses	5,077,223	250,114
Income tax payable	(630,531)	802,367
Franchise tax payable	51,961	(79,906)
Net cash used in operating activities	(1,977,184)	(1,724,169)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay for taxes	2,548,365	167,553
Cash withdrawn for redemptions	188,132,132	—
Extension payments deposited in Trust Account	(1,800,000)	—
Net cash provided by investing activities	188,880,497	167,553

Cash Flows from Financing Activities:
Redemption of common stock	(188,132,132)	—
Net cash used in financing activities	(188,132,132)	—

Net decrease in cash	(1,228,819)	(1,556,616)
Cash – beginning of the period	1,287,986	2,844,602
Cash – end of the period	$59,167	$1,287,986

Supplemental cash flow information:
Federal income taxes paid	$2,389,251	$—
Supplemental disclosure of noncash activities:
Remeasurement of Class A common stock subject to possible redemption	$8,967,458	$2,918,429
Excise tax payable attributable to redemption of common stock	$1,881,321	$—
Reversal of transaction costs incurred in connection with IPO	$4,025,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Power & Digital Infrastructure Acquisition II Corp. (the “Company”) is a blank check company incorporated in Delaware on March 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from March 23, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is XPDI Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 9, 2021. On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A common stock, $0.0001 par value per share (“Class A common stock”) included in the Units being offered, the “Public Shares”), which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Units at the initial public offering price to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,125,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc., an unrelated party (the “Anchor Investors”), generating proceeds of approximately $11.1 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $290.4 million ($10.10 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a stockholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

On May 5, 2023, the Company filed a preliminary proxy statement (the “Proxy Statement”) for the solicitation of proxies in connection with the special meeting in lieu of Annual Meeting of the Company’s stockholders (the “Special Meeting”) to consider and vote on, among other proposals, the extension of the date by which the Company must consummate an initial Business Combination from June 14, 2023 (the “Initial Outside Date”) to December 14, 2023 (such date, the “Extended Date”), and to allow the Company, without another stockholder vote, by resolution of the Company’s board of directors to elect to further extend the Extended Date in one-month increments up to three additional times, or a total of up to nine months after the Initial Outside Date, until March 14, 2024 (the “Combination Period”), unless the closing of a Business Combination shall have occurred prior thereto or such earlier date as determined by our board of directors to be in the best interests of the Company (such proposal, the “Extension Amendment Proposal”), and the amendment of the Company’s amended and restated certificate of incorporation to remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, as amended, (or any successor rule)) of less than $5,000,001 (such proposal, the “Redemption Limitation Amendment Proposal”).

At the Special Meeting on June 9, 2023, the Company’s stockholders approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

$10.37 per share, for an aggregate redemption amount of $188,132,132 (the “Redemption”). After the satisfaction of the Redemption, the balance in the Trust Account as of December 31, 2023 was approximately $114,641,527. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

In connection with the approval of the Extension Amendment Proposal, the company deposited $300,000 in the Trust Account on June 15, 2023, July 10, 2023 and August 10, 2023 and the sponsor deposited $300,000 in the Trust Account on September 8, 2023, October 10, 2023, and November 9, 2023.

On December 12, 2023, January 10, 2024 and February 8, 2024, pursuant to Paragraph TWENTY FOURTH of the Amended and Restated Certificate of Incorporation, the Company’s board of directors approved an extension of the Deadline Date (as defined in the Amended and Restated Certificate of Incorporation) from December 14, 2023 to January 14, 2023, from January 14, 2023 to February 14, 2023 and from February 14, 2024 to March 14, 2024, respectively.

On August 7, 2023 and September 8, 2023, a previous target of a potential business combination paid the Company $300,000 and $200,000, respectively, as a partial reimbursement of expenses incurred by the Company in connection with due diligence and negotiations and related activities with respect to such potential business combination, which were terminated in March of 2023.

On December 14, 2023, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into Amendment No. 1 to Investment Management Trust Agreement, dated December 9, 2021, by and between the Company and CST, to allow CST, upon written instruction of the Company, to (i) hold the funds in the Company’s Trust Account uninvested, (ii) hold the funds in an interest-bearing bank demand deposit account or (iii) invest and reinvest the funds in solely United States government securities having a maturity of 185 days or less, or in money market funds that invest only in direct U.S. government treasury obligations.

If the Company is unable to complete a Business Combination within the Combination Period, as it may be extended, or such later date as approved by holders of a majority of the voting power of the Company’s then outstanding shares of common stock that are voted at a meeting to extend such Combination Period, voting together as a single class, or the Board in accordance with the Company’s amended and restated certificate of incorporation, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The initial stockholders and Anchor Investors agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.80, based on the balance of the trust account as of December 29, 2023. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) the $10.10 per Public Share initially deposited in the Trust Account, or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the Trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On June 5, 2023, the Company and XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Montana Technologies LLC, a Delaware limited liability company (“Montana”), pursuant to which Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of the Company (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Proposed Transactions”). Following the closing of the Proposed Transactions (the “Closing”), the Company will be renamed “Montana Technologies Corporation” (the “Combined Company”).

As part of the Transactions, equity holders of Montana will receive aggregate consideration of approximately $421.9 million (subject to adjustment as described in the Merger Agreement), payable (i) in the case of Class B and holders of Class C common units of Montana (after giving effect to the conversion of all outstanding preferred units of Montana into Class B common units, which conversion will occur prior to the Closing), newly issued shares of Class A common stock, par value $0.0001 per share, of the Combined Company (“Combined Company Class A common stock”), with a value ascribed to each share of Combined Company Class A common stock of $10.00, (ii) in the case of holders of Class A common units of Montana, newly issued shares of Class B common stock, par value $0.0001 per share, of the Combined Company (“Combined Company Class B common stock”), which Combined Company Class B common stock will have a number of votes per share such that the equity holders of Montana as of immediately prior to the Closing will collectively own at least 80% of the voting power of all classes of stock of the Combined Company entitled to vote immediately following the Closing and (iii) in the case of Montana’s option holders and warrant holders, options and warrants of the Combined Company, respectively, having substantially similar terms to the applicable options and warrants of Montana.

Montana’s equity holders (other than warrant holders) will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of shares of Combined Company Class A common stock with a $10.00 value ascribed to each share (the “Earnout Shares”), only upon full

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of a majority of the independent members of the board of directors of the Combined Company, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the board of directors of the Combined Company in its sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA may not exceed $300,000,000. The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the board of directors of the Combined Company then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana equity holders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana equity holder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Combined Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Combined Company Board. As of the date of the Merger Agreement, 100.0% of the total outstanding Class A common units of Montana and 72.7% of the total outstanding Class B common units of Montana (or an aggregate of approximately 76.6% of the total outstanding Class A common units and Class B common units of Montana in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Combined Company. The retention of certain holders of options of Montana who will continue as directors, officers or employees of the Combined Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Combined Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Montana Technologies Corporation 2023 Incentive Award Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Combined Company.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Company, Montana and other holders of the Company’s Class B common stock, $0.0001 par value per share (“Class B common stock”).

The Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 (or 20%) of the Class B common stock held by the Sponsor as of the Closing will be subject to certain time and performance-based vesting provisions.

The Sponsor Support Agreement will terminate on the earlier of (i) the date the Proposed Transactions become effective or (ii) the termination of the Merger Agreement in accordance with its terms.

Investment Agreement

On September 29, 2023, the Company entered into an Investment Agreement (the “Investment Agreement”) with Montana Technologies LLC (“Montana”), Contemporary Amperex Technology Co., Limited (“CATL”), CATL US Inc., an affiliate of CATL (“CATL US”) and Contemporary Amperex Technology USA Inc. an affiliate of CATL

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(“CATL USA,” and, together with CATL US and CATL, the “CATL Parties”), pursuant to which the CATL Parties agreed, among other things, that they will not, directly or indirectly, (i) acquire any additional units of the Company following the consummation of its proposed business combination with Montana (the “Business Combination,” and such surviving company, the “Post-Combination Company”), (ii) seek election to, or to place a representative on, Montana’s board of managers or the board of directors of the Post-Combination Company, or (iii) acquire any securities of the Post-Combination Company if, following such acquisition, the CATL Parties and their affiliates would hold, in the aggregate, an interest in the Post-Combination Company of greater than 9.8% on either an economic or voting basis (the “CATL Ownership Limit”). In the event the CATL Parties and their affiliates exceed the CATL Ownership Limit, the CATL Parties have agreed, following written notice from the Post-Combination Company, to divest within five business days such number of Post-Combination Company securities as shall be necessary to cause the CATL Ownership Limit not to be exceeded. In addition, at any time the CATL Ownership Limit is exceeded, the CATL Parties have agreed to vote any voting power they hold in excess of 9.8% in accordance with the recommendation of the board of directors of the Post-Combination Company.

The CATL Parties agreed that they will not, and will cause their affiliates not to, access, obtain, or seek to access or obtain Montana or the Post-Combination Company’s trade secrets, know-how, or other confidential, proprietary, or competitively sensitive information (excluding any such information that Montana is obligated to provide to CATL US, CAMT, or CAMT’s subsidiaries pursuant to that certain Amended and Restated Joint Venture Agreement for CAMT, dated as of September 29, 2023, by and among Montana, CAMT Climate Solutions, Ltd. (“CAMT”) and CATL US), including by reverse engineering, or seeking to reverse engineer, any of Montana’s products.

Montana has agreed to use its reasonable best efforts to assist CATL USA in selling, prior to the consummation of the Business Combination, units of Montana representing at least 2% of Montana’s issued and outstanding units at a price per unit that is not materially lower than the price per unit implied by the valuation of Montana in connection with the Business Combination. In so assisting CATL USA, Montana is not obligated to incur any expenses or grant any concessions, nor is it obligated to prioritize any sale by CATL USA over its own capital raising or financing activities.

The Investment Agreement contains customary representations and warranties and may be terminated only with the written consent of the parties thereto.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had approximately $59,000 in cash and working capital deficit of approximately $9.5 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 4) and a loan from a related party of approximately $115,000 under the Note (as defined in Note 4). The Company fully repaid the Note on December 17, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds under the Working Capital Loans (as defined and described in Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 14, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the mandatory liquidation date, as it may be extended. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable and meeting conditions to closing the Business Combination. See Note 10 — Subsequent Events, of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of this report.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of these financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the Company and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a Target, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The recent military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. Further, the impact of these actions and related sanctions on the world economy are not determinable as of the date of these financial statements.

Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4, filed by the Company on August 9, 2023. The Demands seek additional disclosures to remedy these purported deficiencies.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, XPDB Merger Sub, LLC. There has been no intercompany activity since inception.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

To mitigate the risk of being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on December 14, 2023, the Company instructed the trustee with respect to the Trust Account to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to maintain all funds in the Trust Account in a segregated, interest-bearing demand deposit account at a national bank until the earlier of consummation of an initial business combination or liquidation.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (“Public Warrants”) and the Private Placement Warrants are not precluded from equity classification, based on the guidance in ASC 480 and ASC 815. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A common stock were charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. Offering costs associated with the Public Warrants and the Private Placement Warrants were recognized net in equity.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 10,608,178 and 28,750,000, respectively, shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of December 31, 2023 was approximately $114,641,527. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common share is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The calculation of diluted net income does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 25,500,000 Class A common stock in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the year ended December 31, 2023 and 2022. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

	For The Year Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock

Numerator:
Allocation of net income	$898,015	$344,978	$1,633,587	$408,397

Denominator:
Basic and diluted weighted average common stock outstanding	18,709,868	7,187,500	28,750,000	7,187,500

Basic and diluted net income per common stock	$0.05	$0.05	$0.06	$0.06

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 Units, which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Over-Allotment Units at the initial public offering price, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 30, 2021, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). In November 2021, the Company effected a stock dividend of 1,437,500 shares of Class B common stock, resulting in there being an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend. The initial stockholders agreed to forfeit up to an aggregate of 937,500 Founder Shares, so that the Founder Shares would represent 20.0%

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2021; thus, these 937,500 Founder Shares were no longer subject to forfeiture.

In July 2021, the Sponsor transferred 30,000 Founder Shares to each of the four independent director nominees, a total of 120,000 Founder Shares. In November 2021, the Sponsor repurchased 30,000 shares of Class B common stock from a former independent director nominee at a price of $120. The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023 and 2022, the Company determined that a Business Combination is not considered probable, and therefore, no stock-based compensation expense has been recognized. As of December 31, 2023 and 2022, stock-based compensation of approximately $516,000 will be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination).

In exchange for the Anchor Investors participating in the Initial Public Offering and the Private Placement, the Company agreed to sell 1,078,125 Founder Shares to the Anchor Investors, and the Anchor Investors agreed to purchase from the Company on the date of the initial Business Combination such Founder Shares. The Sponsor also agreed that in the event of such purchase by the Anchor Investors, the Sponsor will forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors. Further, the Anchor Investors agreed that, if they do not own an aggregate of at least certain amount of Public Shares (such amount, the “Anchor Threshold”) at the time of any stockholder vote with respect to an initial Business Combination or the business day immediately prior to the completion of the initial Business Combination, the number of Founder Shares to be purchased by such Anchor Investors from the Company will be reduced pro rata by a fraction, the numerator of which will equal the Anchor Threshold less the number of Public Shares held by such Anchor Investors after giving effect to any redemptions of the Public Shares by such Anchor Investors and their affiliates, and the denominator of which will equal the Anchor Threshold; provided, however, in no event will such pro rata reduction in the number of Founder Shares to be purchased by the Anchor Investors reduce the number of Founder Shares to be purchased by more than 75%. The Company determined that the excess of the fair value of the Founder Shares to be acquired by the Anchor Investors upon the closing of the initial Business Combination (in which case the Sponsor also agreed to forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors) should be recognized as an offering cost by the Company in accordance with SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offerings.” The Company estimated the aggregate fair value of the Sponsor’s agreement to sell Founder Shares to the Anchor Investors to be approximately $4.7 million using a Monte Carlo simulation. Accordingly, the additional offering cost is allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. The allocated portion of the additional offering cost associated with the Class A common stock was charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

The initial stockholders and the Anchor Investors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,125,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor and the Anchor Investors, generating proceeds of approximately $11.1 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 30, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (as amended and restated on July 1, 2021, the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 14, 2021, the Company borrowed approximately $115,000 under the Note. The Company fully repaid the Note on December 17, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon completion of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and 2022, the Company had no borrowings under the Working Capital Loans.

Advance from Related Party

On September 10, 2023, October 10, 2023 and November 9, 2023, the Sponsor contributed $300,000 to the Trust Account in connection with extending the Company’s termination date pursuant to the approval of the Extension Amendment Proposal. As of December 31, 2023, the Sponsor had advanced $900,000 to the Company.

Administrative Services Agreement

Commencing on December 9, 2021 through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the year ended December 31, 2023 and 2022, the Company incurred $240,000 of such fees, which are recognized in general and administrative expenses — related party, in the accompanying consolidated statements of operations. As of December 31, 2023 and 2022, the Company had $500,000 and $260,000, respectively, payable in connection with such agreement, included as accrued expenses in the accompanying consolidated balance sheets.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Other Agreements

On November 12, 2023, the Company entered into an arrangement pursuant to which, under certain circumstances, up to 2% of the proceeds of the capital raised in transactions arranged by certain third parties from investors located in certain limited jurisdictions may be paid to such third parties. On December 14, 2023, Montana agreed to reimburse, and did reimburse, the Company 50% of certain expenses incurred by third parties and paid by the Company in connection with this arrangement.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit on all Units sold in the Initial Public Offering, except for the Units purchased by the Anchor Investors, or approximately $5.3 million in the aggregate, paid upon the closing of the Initial Public Offering.

An additional fee of $0.35 per Unit, or approximately $10.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 20, 2023, BofA Securities, Inc. waived its entitlement to the payment of any deferred discount to be paid under the terms of underwriting agreement. As a result, the reduction in deferred fees was allocated on a pro rata basis between additional paid-in capital and other income based upon the original amount of the deferred underwriting fees allocation to the liability-classified instruments in the initial public offering. Therefore, the deferred underwriting fee was reduced by $4,025,000, of which $205,275 is reflected in the consolidated statement of operations as other income and $3,819,725 is charged to additional paid-in capital in the statement of stockholders’ deficit. As a result of the waiver, and pursuant to that agreement dated June 4, 2023 among Barclays Capital Inc., the Company and XPDI Sponsor II LLC, the outstanding deferred underwriting fee payable upon closing of the Business Combination was reduced to approximately $6.0 million.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On June 9, 2023, the Company’s stockholders redeemed 18,141,822 shares of Class A shares of common stock for a total of $188,132,132. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of December 31, 2023 and concluded that it is probable that a contingent liability should be recorded. As of December 31, 2023, the Company recorded $1,881,321 of excise tax liability calculated as 1% of shares redeemed on June 9, 2023.

NOTE 6 — CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 10,608,178 and 28,750,000, respectively, shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the accompanying consolidated balance sheets.

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of December 31, 2023 was approximately $114,641,527. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

The Class A common stock subject to possible redemption reflected on the consolidated balance sheets is reconciled on the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(14,662,500)
Issuance costs allocated to Class A common stock	(19,627,833)
Plus:
Adjust carrying value to initial redemption value	40,083,762
Class A common stock subject to possible redemption as of December 31, 2022	293,293,429
Less:
Redemption	(188,132,132)
Plus:
Remeasurement of carrying value to initial redemption value	8,967,458
Class A common stock subject to possible redemption as of December 31, 2023	$114,128,755

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 10,608,178 and 28,750,000, respectively, shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity in the accompanying consolidated balance sheets (see Note 6).

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of December 31, 2023 was approximately $114,641,527. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

There are 489,391,282 authorized but unissued shares of our Class A common stock available for issuance which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants or shares issuable upon conversion of the Class B common stock, if any.

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 7,187,500 shares of Class B common stock issued and outstanding.

There are 42,812,500 authorized but unissued shares of our Class B common stock available for issuance which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants or shares issuable upon conversion of the Class B common stock, if any. The Class B common stock is automatically convertible into Class A common stock at the time of our initial business combination as described herein and in our amended and restated certificate of incorporation.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Warrants — As of December 31, 2023 and 2022, the Company has 14,375,000 and 11,125,000 Public Warrants and Private Placement Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” to be equal to 180% of the higher of the Market Value and the Newly Issued Price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be non-redeemable and will be exercisable on a cashless basis at the option of the holder.

Redemption of Public Warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

Unless the Company has elected to require Public Warrant holders to exercise such warrants on a cashless basis, the Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 — INCOME TAX

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible.

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Current
Federal	$1,758,720	$802,367
State	—	—
Deferred
Federal	(427,576)	(205,053)
State	(266,934)	—

Change in valuation allowance	694,510	205,053
Income tax provision	$1,758,720	$802,367

The Company’s net deferred tax assets (liability) at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets (liability)
Net operating loss carryforward	$—	$—
Startup/Organization Expenses	1,013,851	319,341
Total deferred tax assets (liability)	1,013,851	319,341
Valuation Allowance	(1,013,851)	(319,341)
Deferred tax assets (liability)	$—	$—

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX (cont.)

As of December 31, 2023 and 2022, the Company had $0 and $0 of U.S. federal net operating loss carryovers, respectively, available to offset future taxable income, which do not expire.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2023 and 2022, the valuation allowance was $1,013,851 and $319,341, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) at December 31, 2023 and 2022 is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.00%	21.00%
Statutory state income tax rate	7.51%	—%
Merger and acquisition expenses	24.78%	—%
Change in apportionment and tax rate	(16.40)%	—%
Reversal of transaction costs incurred in connection with IPO	(1.44)%	—%
Valuation allowance	23.14%	7.20%
Income tax provision	58.59%	28.20%

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level 1	Level 2	Level 3
December 31, 2023 – Assets
Investments held in Trust Account	$114,641,527	—	—
December 31, 2022 – Assets
Investments held in Trust Account	$294,395,846	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the period from March 23, 2021 (inception) through December 31, 2023.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements other than described below.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

On August 9, 2023, the Company filed with the SEC a registration statement on Form S-4 (as amended on October 2, 2023, October 27, 2023, December 4, 2023, December 26, 2023, and January 10, 2024, the “Form S-4”) in connection with our proposed business combination with Montana. The Form S-4 was declared effective by the SEC on January 17, 2024.

On January 7, 2024, the Company entered into a letter agreement (the “Letter Agreement”) with Montana Technologies LLC, a Delaware limited liability company (“Montana Technologies”) and Carrier Corporation, an affiliate of Carrier Global Corporation (NYSE: CARR), a global leader in intelligent climate and energy solutions (collectively with its affiliates, “Carrier”), pursuant to which Carrier, Montana Technologies and the Company agreed, among other things, to provide Carrier the right to nominate one (1) designee, subject to the approval of the Company, for election to the board of directors for so long as Carrier satisfies certain investment conditions, following the business combination between the Company and Montana Technologies.

On January 7, 2024, Montana Technologies entered into a common unit subscription agreement with Carrier pursuant to which, subject to the conditions set forth therein, Carrier agreed to purchase from Montana Technologies, and Montana Technologies agreed to issue and sell to Carrier, a number of Montana Class B Common Units as will convert into 1,176,471 shares of Class A common stock (such shares, the “Conversion Shares”) upon the closing of the previously announced business combination between Montana Technologies and the Company (the “Subscription”). The Subscription, if consummated, will take place prior to the closing of the business combination and the Conversion Shares, if and when issued upon the closing of the business combination, will be issued as part of the consideration relating thereto.

On January 25, 2024, Montana Technologies entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC, a Delaware limited liability company (“GE Vernova”), and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which Montana Technologies and GE Vernova have agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of Montana Technologies and GE Vernova will hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize Montana Technologies’ AirJoule® water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

On January 10, 2024, and February 8, 2024, pursuant to Paragraph TWENTY FOURTH of the Amended and Restated Certificate of Incorporation of the Company, the Company’s board of directors approved an extension of the Deadline Date (as defined in the Amended and Restated Certificate of Incorporation) from January 14, 2024 to February 14, 2024 and from February 14, 2024 to March 14, 2024, respectively.

On February 5, 2024, the Company, XPDB Merger Sub, LLC, and Montana entered into that certain First Amendment to Agreement and Plan of Merger (the “Amendment”), amending the Business Combination Agreement, to, among other things, (i) amend the definition of Aggregate Transaction Proceeds and (ii) reduce the Aggregate Transaction Proceeds condition from $85 million to $50 million.

On February 20, 2024, the Company filed a definitive proxy statement for the solicitation of proxies in connection with a special meeting of stockholders of the Company to consider and vote on, among other proposals, the extension of the date by which the Company must consummate an initial business combination from March 14, 2024 to April 14, 2024, and to allow the Company, without another stockholder vote, by resolution of the Board, to elect to further extend such date in one-month increments up to three additional times until July 14, 2024 (the “2024 Extension”), unless the closing of a an initial business combination shall have occurred prior thereto, or such earlier date as determined by the Board to be in the best interests of the Company.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

On February 21, 2024, the Company entered into an arrangement with a financial advisor and marketing agent in connection with its proposed business combination for a total service charge of $400,000. The first installment in the amount of $125,000 was paid on February 21, 2024. The remaining balance in the amount of $275,000 will be paid upon closing of the business combination from the flow of funds.

On March 8, 2024, the Company and Rice Investment Group (“Rice”) entered into a subscription agreement pursuant to which the Company agreed to sell 588,235 shares of Class A common stock to Rice for an aggregate purchase price of approximately $5.0 million, contingent on the closing of the business combination. The subscription agreement provides that, subject to certain conditions set forth therein, the Company may be required to issue to Rice up to an additional 840,336 shares of Class A common stock if the trading price of the Class A common stock falls below the per share purchase price within one year of the closing of the business combination.